Exhibit 99.(a)(1)

THIS DOCUMENT IS IMPORTANT AND REQUIRES YOUR IMMEDIATE ATTENTION. If you are in any doubt about the action you should take, you should immediately consult your stockbroker, bank manager, solicitor, accountant or other independent financial adviser duly authorised under the Financial Services and Markets Act 2000 if you are resident in the United Kingdom or, if not, another appropriately authorised independent financial adviser.

If you have sold or otherwise transferred all of your Innogy Shares or Innogy ADSs, please send this document, together with the accompanying documents, as soon as possible, to the purchaser or transferee, or to the stockbroker, bank or other agent through whom the sale or transfer was effected for onward transmission to the purchaser or transferee. However, such documents should not be forwarded or transmitted in or into Australia, Canada or Japan or any other jurisdiction if such action would constitute a violation of the relevant laws in such jurisdictions. See paragraph 6 of Part B of Appendix I to this document.

This document should be read in conjunction with the accompanying Acceptance Forms which form part of this document.

--------------------------------------------------------------------------------

                             Recommended Cash Offer
                                       by
                          a wholly-owned subsidiary of
                                     RWE AG
                       and (outside the United States) by
                                  Merrill Lynch
                                  on its behalf
                                       for
                               Innogy Holdings plc

[LOGO] RWE                                                         [LOGO] Innogy
One Group.
Multi Utilities.

Holders of Innogy Shares

If you are a holder of Innogy Shares and wish to accept the Offer, you should complete the Form of Acceptance in accordance with the instructions set out in paragraph 13 of the letter from Merrill Lynch in this document and on the Form of Acceptance.

Return the completed Form of Acceptance (together with any appropriate documents of title) using the enclosed reply-paid envelope as soon as possible, but in any event so as to be received by the Receiving Agent not later than 3.00 p.m. (London time), 10.00 a.m. (New York City time) on 26 April 2002.

If you are a CREST sponsored member, you should refer to your CREST sponsor before completing the Form of Acceptance. Only your CREST sponsor will be able to send the necessary TTE Instructions to CRESTCo.

If you are a holder of Innogy ADSs and wish to accept the Offer, you should follow the instructions set out in paragraph 13(c) of the letter from Merrill Lynch in this document and in the Letter of Transmittal.

Merrill Lynch is acting for RWE and the Offeror and for no one else in connection with the Offer and will not be responsible to anyone other than RWE and the Offeror for providing the protections afforded to clients of Merrill Lynch or for providing advice in relation to the Offer.

CSFB and Deutsche Bank are acting for Innogy and for no one else in connection with the Offer and will not be responsible to anyone other than Innogy for providing the protections afforded to clients of CSFB and Deutsche Bank or for providing advice in relation to the Offer.

The Offer in the United States is made solely by the Offeror, and neither Merrill Lynch nor any of its affiliates is making the Offer in the United States.

Unless otherwise determined by RWE and permitted by applicable law and regulation, the Offer (including the Loan Note Alternative) is not being made, directly or indirectly, in or into, Australia, Canada or Japan and the Offer is not capable of acceptance from or within Australia, Canada or Japan. Accordingly, neither this document nor the Forms of Acceptance are being or may be mailed or otherwise forwarded, distributed or sent into or from Australia, Canada or Japan and doing so may render any purported acceptance of the Offer invalid. All holders of Innogy Shares and Innogy ADSs (including nominees, trustees or custodians) who may have a contractual or legal obligation, or may otherwise intend, to forward this document and/or the Acceptance Forms, should read the further details in this regard which are contained in paragraph 6(e) of Part B of Appendix I to this document before taking any action.

The Loan Notes which may be issued pursuant to the Loan Note Alternative have not been, and will not be, listed on any stock exchange and have not been, and will not be, registered under the US Securities Act or under any relevant laws of any state or other jurisdiction of the United States, nor have the clearances been, nor will they be, obtained from the securities commission or similar authority of any province or territory of Canada and no prospectus has been, or will be, filed, or registration made, under any securities law of any province or territory of Canada, nor has a prospectus in relation to the Loan Notes been, nor will one be, lodged with, or registered by, the Australian Securities and Investments Commission, nor have any steps been taken, nor will any steps be taken, to enable the Loan Notes to be offered in compliance with applicable securities laws of Japan. Accordingly, unless an exemption under relevant securities laws is available, the Loan Notes may not be offered, sold, re-sold or delivered, directly or indirectly, in, into or from the United States, Australia, Canada or Japan or any other jurisdiction in which an offer of Loan Notes would constitute a violation of relevant laws or require registration of the Loan Notes, or to or for the account or benefit of any US person or resident of Australia, Canada or Japan or any other such jurisdiction.

Any person (including nominees, trustees and custodians) who would, or otherwise intends to, forward this document or the Form of Acceptance or any accompanying document to any jurisdiction outside the United Kingdom, should read paragraph 6 of Part B of Appendix I to this document before taking any action.


                                      (i)

                              TO ACCEPT THE OFFER:

1. Complete the Form of Acceptance in accordance with paragraph 13 of the letter from Merrill Lynch contained on page 16 of this document. A step-by-step guide to completing the Form of Acceptance has been sent to you with this document.

2. Return as soon as possible the completed Form of Acceptance (along with any appropriate documents of title, such as your share certificate) using the enclosed reply-paid envelope.

     If you require help contact the Helpline on:

                           0845 300 2527 in the UK*
                           866 867 1144 in the US or
                           +44 20 7335 7287 elsewhere

Acceptances of the Offer must be received by 3.00 p.m. (London time) on 26 April 2002.


            IF YOU ARE A HOLDER OF INNOGY ADSs, TO ACCEPT THE OFFER:

1. Complete the Letter of Transmittal in accordance with paragraph 13(c) of the letter from Merrill Lynch.

2. Return as soon as possible the completed Letter of Transmittal (along with any appropriate documents of title, such as your Innogy ADRs) to the Depositary, using the enclosed reply-paid envelope.


*Calls charged at local rate


                                      (ii)

If you are a resident of the United States, please read the following:

                          Offer into the United States

The Offer is being made for securities of a UK company and, while the Offer is subject to UK and US disclosure requirements, US investors should be aware that this Offer Document has been prepared in accordance with a UK format and style, which differs from the US format and style. In particular, the appendices to this document contain information concerning the Offer required by UK and US disclosure requirements which may be material and which has not been summarised elsewhere in this document. In addition, the financial statements of the Innogy Group reproduced in this document are presented in pounds sterling and have been prepared in accordance with UK generally accepted accounting principles and the financial statements of the RWE Group reproduced in this document are presented in euro and have been prepared in accordance with International Accounting Standards and thus may not be comparable to financial statements of US companies or companies whose financial statements are prepared in accordance with US generally accepted accounting principles.

Innogy is organised under the laws of England and Wales. RWE and the Offeror are organised under the laws of Germany. Some or all of the officers and directors of Innogy, RWE and the Offeror are residents of countries other than the United States and all or a substantial portion of the assets of Innogy, RWE, the Offeror and such officers and directors are located outside the United States. As a result, it may not be possible for US shareholders of Innogy to effect service of process within the United States upon Innogy, RWE or the Offeror or such persons or to enforce against any of them judgments of US courts predicated upon the civil liability provisions of the federal securities laws of the United States.

As part of the Offer, Innogy Shareholders who are eligible to do so may elect for the Loan Note Alternative. The effect of electing for the Loan Note Alternative will be to allow eligible Innogy Shareholders resident in the UK to defer any taxable gain arising on a disposal of their Innogy Shares until such time as the Loan Notes are transferred or redeemed. Such tax treatment is not available for the Loan Note Alternative under US federal income tax laws and the Loan Note Alternative is not available to Innogy Shareholders who are US persons. The Loan Note Alternative is also not available to holders of Innogy ADSs.

In accordance with the City Code, normal UK practice and Rule 14e-5 under the Exchange Act ("Rule 14e-5"), Merrill Lynch, CSFB and Deutsche Bank and/or their respective affiliates will continue to act as connected exempt market makers or connected exempt principal traders in Innogy Shares on the London Stock Exchange. Information regarding such activities which is required to be made public in the United Kingdom pursuant to the City Code is reported to the London Stock Exchange. This information will also be made available to US holders of Innogy Shares and Innogy ADSs, on contacting the Information Agent on the Helpline.

In addition, in accordance with normal UK practice and pursuant to exemptive relief granted by the SEC from Rule 14e-5, the Offeror or its nominees or brokers (acting as agents) may make certain purchases of, or arrangements to purchase, Innogy Shares outside the United States during the period in which the Offer remains open for acceptance. In accordance with the requirements of Rule 14e-5 and with the exemptive relief granted by the SEC, such purchases, or arrangements to purchase, must comply with applicable UK rules, including the City Code, the rules of the UK Listing Authority and the rules of the London Stock Exchange. This information will be disclosed in the United States through amendments to the Offeror's Tender Offer Statement on Schedule TO on file with the SEC to the extent that such information is made public in the United Kingdom pursuant to the City Code. Free copies of the Tender Offer Statement are available on the SEC website at www.sec.gov.

Any person who, alone or acting together with any other person(s) pursuant to an agreement or any understanding (whether formal or informal) to acquire or control securities of Innogy, owns or controls, or becomes the owner or controller, directly or indirectly, of one per cent. or more of the issued Innogy Shares is generally required under the provisions of Rule 8 of the City Code to notify the London Stock Exchange and the Panel of every dealing in such securities during the Offer Period. Please consult your financial adviser immediately if you believe this Rule may be applicable to you.

This document contains certain "forward-looking" statements within the meaning of the United States federal securities laws. These statements are naturally subject to uncertainty and changes in circumstances. Actual results may vary materially from the expectations contained herein. The forward-looking statements include statements about the feasibility and benefits of the acquisition of Innogy by the Offeror. Factors that would cause actual results to differ materially from those described herein include: the inability to obtain necessary regulatory approvals or to obtain them on acceptable terms; the inability to integrate successfully Innogy within the RWE Group or to realise synergies from such integration; costs related to the acquisition of Innogy; the economic environment of the industries in which RWE and Innogy operate; failure to retain Innogy management; regulatory change in the UK electricity, gas or water markets; change in the price of certain commodities including gas, coal and electricity; the general economic environment; and other risk factors detailed in Innogy's filings with the SEC and in the material furnished to the SEC by RWE.

In the United States, the Offer is made solely by the Offeror, and neither Merrill Lynch nor any of its affiliates is making the Offer in the United States.


                                     (iii)

                               TABLE OF CONTENTS

                                                                            Page

FREQUENTLY ASKED QUESTIONS                                                     2

LETTER FROM THE CHAIRMAN OF INNOGY HOLDINGS PLC                                6

LETTER FROM MERRILL LYNCH

      1.    Introduction                                                      10
      2.    The Offer                                                         10
      3.    Loan Note Alternative                                             11
      4.    Background to and Reasons for the Offer                           12
      5.    Irrevocable Undertakings                                          13
      6.    Information on the RWE Group                                      13
      7.    Information on the Offeror                                        13
      8.    Information on the Innogy Group                                   14
      9.    Employee Matters and Share Incentive Plans                        14
      10.   Inducement Fee                                                    14
      11.   Taxation                                                          15
      12.   Overseas Holders of Innogy Securities                             15
      13.   Procedure for Acceptance of the Offer                             16
      14.   Rights of Withdrawal                                              20
      15.   Settlement                                                        20
      16.   Further Information                                               22
      17.   Action to be Taken                                                22

APPENDIX I Conditions and Further Terms of the Offer                          23

APPENDIX II Particulars of the Loan Notes                                     49

APPENDIX III Financial Information on the Innogy Group                        53

APPENDIX IV Financial Information on the RWE Group                            72

APPENDIX V Additional Information                                             88

APPENDIX VI Definitions                                                      112

                           FREQUENTLY ASKED QUESTIONS

The following are some of the questions you, as an Innogy Shareholder and/or holder of Innogy ADSs, may have and answers to those questions. You are advised to read carefully the remainder of this document and the accompanying Form of Acceptance (in relation to Innogy Shares) or Letter of Transmittal (in relation to Innogy ADSs).

1. Who is offering to buy my shares?

The Offer is being made by the Offeror, a wholly-owned subsidiary of RWE, incorporated in Germany for the purposes of making the Offer, and (outside the United States) by Merrill Lynch on its behalf. RWE is a German corporation, headquartered in Essen, Germany. RWE common stock's main listing is on the Frankfurt Stock Exchange.

RWE  is  an  international   multi-utility  company.  Its  core  businesses  are
electricity, gas, water, waste management and utility-related services. In the UK, RWE already owns Thames Water, which it successfully acquired in late 2000.

2. What are the classes and amounts of Innogy Securities sought in the Offer?

The Offeror is seeking to acquire all of the issued and to be issued Innogy Securities, comprised of:

-    Innogy Shares listed on the London Stock Exchange; and

-    Innogy ADSs listed on the New York Stock Exchange.


3. What would I receive in exchange for my Innogy Securities?

The Offeror is offering to pay:

for each Innogy Share                                          275 pence in cash

for each Innogy ADS (each Innogy ADS representing
   10 Innogy Shares)                                         2,750 pence in cash

4. How do I accept the Offer?

If you are a holder of Innogy Shares, to accept the Offer, you must deliver the certificates representing your Innogy Shares, together with a completed Form of Acceptance, to the Receiving Agent not later than the time and date on which the Offer expires (see question 8 below).

If you are a holder of Innogy ADSs, to accept the Offer, you must deliver your Innogy ADRs evidencing your Innogy ADSs, together with a completed Letter of Transmittal, to the Depositary not later than the time and date on which the Offer expires (see question 8 below).

If your Innogy ADSs are held in "street name" in the United States, your nominee can tender them through the applicable book entry transfer system. Also, in the case of Innogy ADSs, if you cannot get any document or instrument that is required to be delivered by the expiration of the Offer, you may gain some time by following the procedures for guaranteed delivery. See paragraph 13(c) of the letter from Merrill Lynch and paragraph 10 of Part B of Appendix I to this document.

5. How does the Offer  compare  with recent  prices of Innogy  Shares and Innogy
ADSs?

The Offer for Innogy Shares represents a premium of:

- 31 per cent. to the Closing Price of an Innogy Share on 15 February 2002, the last business day prior to the announcement by Innogy confirming that it had received approaches which might or might not lead to an offer for Innogy; and

- 36 per cent. to the average Closing Price of an Innogy Share for one month prior to that announcement.

The Closing Price of Innogy Shares and Innogy ADSs was:

-    on 15 February 2002: 210.25 pence per Innogy Share  US$29.55 per Innogy ADS

-    on average for one
     month prior to 15
     February 2002:       202.08 pence per Innogy Share  US$28.55 per Innogy ADS

See paragraph 3(c) of Appendix V to this document for the variation in the prices of Innogy Shares and Innogy ADSs.

6. Do the Directors of Innogy support the Offer?

Yes. The Directors of Innogy, who have been so advised by Credit Suisse First Boston and Deutsche Bank, consider the terms of the Offer to be fair and reasonable. In providing advice to the Directors of Innogy, Credit Suisse First Boston and Deutsche Bank have taken into account the commercial assessments of the Directors of Innogy. The Directors of Innogy unanimously recommend that holders of Innogy Securities accept the Offer, as they have undertaken to do in respect of Innogy Shares held by them. See the letter from the Chairman of Innogy in the next section of this document.

7. Does the Offeror have the financial resources to make payment?

Yes. The Offer will be financed from a combination of short-term financings and existing liquid resources. The Offer is not conditional upon any financing arrangements. See paragraph 10(c) of Appendix V to this document.

8. How long do I have to accept the Offer?

You will have until 3.00 p.m. (London time), 10.00 a.m. (New York City time), on 26 April 2002, to accept the Offer or withdraw your acceptance, unless the Initial Offer Period is extended. In addition, you may accept the Offer but not withdraw your acceptance during the Subsequent Offer Period except in the limited circumstances described in paragraph 3 of Part B of Appendix I. If you are a holder of Innogy ADSs and you cannot deliver everything that is required in order to make a valid tender of Innogy ADSs by that time, you may be able to use a Guaranteed Delivery Procedure, which is described later in this document. See paragraph 13(c) of the letter from Merrill Lynch and paragraph 10 of Part B of Appendix I to this document.

9. Until what time can I withdraw my acceptance?

The Initial Offer Period for acceptances and withdrawals is the period from the date of this document until the time and date (not being before 3.00 p.m. (London time), 10.00 a.m. (New York City time), on 26 April 2002 and not, except with the consent of the Panel, being after 1.00 p.m. (London time), 8.00 a.m. (New York City time) on 27 May 2002) on which all the Conditions are satisfied, fulfilled or, to the extent permitted, waived or, if earlier, the time and date on which the Offer lapses.

Unless the Offer has lapsed, the Subsequent Offer Period starts as soon as the Initial Offer Period terminates. The Subsequent Offer Period must remain open for at least 14 days but it may be extended beyond that time by the Offeror until a further specified date or until further notice.

You can withdraw your acceptance during the Initial Offer Period but not during the Subsequent Offer Period except in the limited circumstances described in paragraph 3 of Part B of Appendix I. See paragraph 3 of Part B of Appendix I to this document.


10. Can the Offer be extended and under what circumstances?

If all of the Conditions have not been either satisfied, fulfilled or, to the extent permitted, waived by the Offeror by 3.00 p.m. (London time), 10.00 a.m. (New York City time), on 26 April 2002, the Offeror may choose, but shall not be obliged, to extend the Initial Offer Period. The Offeror may also be required to extend the Initial Offer Period under applicable UK and US securities laws if it changes the Offer in any material respect. The Initial Offer Period for acceptances and withdrawals cannot be extended beyond 1.00 p.m. (London time),
8.00 a.m. (New York City time) on 27 May 2002 without the consent of the Panel.

Once all the Conditions have been either satisfied, fulfilled or, to the extent permitted, waived by the Offeror, it will extend the Offer for a Subsequent Offer Period of at least 14 days. See paragraph 1 of Part B of Appendix I to this document.

11. How will I be notified if the Offer is extended?

If the Offeror extends the Offer, it will make a public announcement of the extension not later than 8.00 a.m. (London time) in the United Kingdom, and 8.00 a.m. (New York City time) in the United States, on the next business day after the day on which the Offer was scheduled to expire. See paragraph 2 of Part B of Appendix I to this document.

The Offeror will also announce by not later than 8.00 a.m. (London time) in the United Kingdom, and 8.00 a.m. (New York City time) in the United States, on the business day following the end of the Initial Offer Period that there will be a Subsequent Offer Period. The Subsequent Offer Period will remain open for at least 14 days but the Offeror may extend it beyond that time until a further specified date or until further notice.

12. What are the most significant conditions to the Offer?

Unless it has received valid acceptances (which have not been properly withdrawn) in respect of at least 90 per cent. of the Innogy Shares (including Innogy Shares represented by Innogy ADSs) to which the Offer relates, the Offeror is not obliged to purchase any Innogy Shares and/or Innogy ADSs. This percentage may be reduced at the discretion of the Offeror, subject to certain limits. At least five US business days prior to any reduction, the Offeror will announce that it may do this through a press release and an advertisement in a newspaper with general circulation in the United States.

The Offeror is not obliged to purchase any Innogy Shares and/or Innogy ADSs if, among other things, the European Commission has not indicated, in terms reasonably satisfactory to the Offeror, that it does not intend to initiate an in-depth investigation, or the applicable waiting period under the United States Hart-Scott-Rodino Antitrust Improvements Act of 1976 has not expired or been terminated.

See Part A of Appendix I to this document.

13. How do I withdraw my acceptance?

To withdraw an acceptance in relation to the Offer for Innogy Shares or Innogy ADSs, you must deliver a written notice of withdrawal with the required information to the Receiving Agent or the Depositary, as applicable, while you still have the right to withdraw the Innogy Shares or Innogy ADSs. See paragraph 3 of Part B of Appendix I to this document.

14. Will the Offer be followed by a compulsory acquisition?

If all of the Conditions to the Offer are either satisfied, fulfilled or, where permitted, waived and the Offeror has acquired 90 per cent. in nominal value of Innogy Shares (including Innogy Shares represented by Innogy ADSs) within the statutory time period, then the Offeror will be entitled to and intends to acquire all remaining Innogy Shares and Innogy ADSs pursuant to the Companies Act. Innogy Shareholders and holders of Innogy ADSs subject to the compulsory acquisition would be offered the same consideration as those Innogy Shareholders and holders of Innogy ADSs who accept the Offer. See paragraph 7(c) of Part B of Appendix I to this document.

15. If I decide not to accept, how will the Offer affect my securities?

If the Offeror is able to, it will acquire all Innogy Shares (including Innogy Shares represented by ADSs) for which it has not received acceptances pursuant to the compulsory acquisition provisions of the Companies Act. The Offeror also intends to procure the making of an application by Innogy for the removal of Innogy Shares from the Official List and for the cancellation of trading in Innogy Shares on the London Stock Exchange's market for listed securities. It is anticipated that cancellation of listing and trading will take effect no earlier than 20 business days after the Offer becomes or is declared unconditional in all respects. The Offeror also intends to procure that Innogy applies for de-listing of the Innogy ADSs from the New York Stock Exchange. Such de-listings and cancellation would significantly reduce the liquidity and marketability of any Innogy Securities not tendered in the Offer. The Offeror may also request that Innogy terminate the existing deposit agreement through which the ADS programme is operated. See paragraph 12 of Appendix V to this document.

16. Can I choose the currency of the cash that I receive?

If you accept the Offer for Innogy Shares, you will receive the price for your shares in pounds sterling.

If you accept the Offer for Innogy ADSs, you will receive the price for your ADSs in US dollars unless you specifically elect to receive it in pounds sterling.

Where you are receiving US dollars, the cash amount payable in pounds sterling to which you would otherwise be entitled pursuant to the terms of the Offer will be converted, without charge, from pounds sterling to US dollars at the exchange rate obtainable on the spot market in London at approximately noon (London time) on the date the cash consideration is made available by the Offeror to the Depositary for delivery in respect of your Innogy ADSs. The actual amount of US dollars received will depend upon the exchange rate prevailing on the day on which funds are made available to the Depositary by the Offeror.

See paragraph 15 of the letter from Merrill Lynch and paragraph 10 of Part B of Appendix I to this document.

17. Will I have to pay any fees or commissions?

If you are the registered owner of your Innogy Shares and/or Innogy ADSs and you accept the Offer, you will not have to pay brokerage fees or similar expenses. If you own your Innogy Shares and/or Innogy ADSs through a broker or other nominee, and your broker accepts the Offer on your behalf, your broker or nominee may charge you a fee for doing so. You should consult your broker or nominee to determine whether any charges will apply.

18. Will I be taxed on the cash that I receive?

For UK tax purposes, a UK resident holder who accepts the Offer and elects for the cash consideration will generally realise an immediate chargeable gain or allowable loss if the Offer becomes unconditional.

For US federal income tax purposes, a US Holder will generally recognise a capital gain or loss on the exchange of Innogy Shares or Innogy ADSs in an amount equal to the difference between the US Holder's tax basis in its Innogy Shares or Innogy ADSs and the offer consideration valued in US dollars. A US Holder may also recognise an exchange gain or loss due to currency fluctuations.

Further information regarding the application of both US and UK tax laws to holders of Innogy Securities who accept the Offer is set out in paragraphs 6 and 7 of Appendix V to this document.

19. Is there an alternative to cash consideration for my Innogy Securities?

As part of the Offer, Innogy Shareholders who are eligible to do so may elect to receive some or all of their consideration in Loan Notes. For UK tax purposes, the effect of electing for the Loan Note Alternative should be to allow eligible Innogy Shareholders to defer any taxable gain arising on a disposal of their Innogy Shares until such time as the Loan Notes are transferred or redeemed. Such tax treatment is not available for the Loan Note Alternative under US federal income tax laws and the Loan Note Alternative is not available to Innogy Shareholders who are US persons or persons resident in Australia, Canada or Japan. The Loan Note Alternative is also not available to holders of Innogy ADSs.

20. Who can answer questions I might have about the Offer?

If you have any questions about procedures for acceptance of the Offer, you should contact the Helpline on one of the following numbers:

o    From the UK*: 0845 300 2527

o    From the US: 866 867 1144

o    From other countries: +44 20 7335 7287

*Calls charged at local rate

                 Letter from the Chairman of Innogy Holdings plc


[LOGO] Innogy

Innogy Holdings plc
Registered in England and Wales No. 3987817

Registered office:
Windmill Hill Business Park
Whitehill Way
Swindon SN5 6PB

                                                                   28 March 2002

To holders of Innogy Shares and Innogy ADSs and, for information only, to participants in the Innogy Share Incentive Plans


Dear Shareholder or ADS holder,

       Recommended Cash Offer on behalf of RWE AG for Innogy Holdings plc

The boards of RWE and Innogy announced on 22 March 2002 that they had reached agreement on the terms under which the business of Innogy will be combined with RWE by way of a recommended cash offer which is to be made by a subsidiary of RWE and (outside the United States) by Merrill Lynch on its behalf for the entire issued and to be issued share capital of Innogy. This letter sets out the background to the Offer and the reasons why your directors are unanimously recommending that you accept it.

The Offer

The Offer, which is subject to the Conditions and Further Terms set out in Appendix I to this document and in the accompanying Acceptance Forms, is contained in the letter from Merrill Lynch which follows this letter, and is being made on the following basis:

           for each Innogy Share                        275 pence in cash

           for each Innogy ADS                        2,750 pence in cash

The Offer values the existing issued share capital of Innogy at approximately (pound)3.1 billion (EUR5.0 billion). RWE estimates that Innogy's net debt at closing will be approximately (pound)2.1 billion (EUR3.4 billion)*. The total enterprise value under the Offer (including option adjustments) is approximately (pound)5.2 billion (EUR8.5 billion).

* Innogy's latest published net debt as at 30 September 2001 was approximately (pound)2.4 billion (EUR3.8 billion). RWE's estimate of net debt at closing excludes any movement from operational cash flow from 31 March 2002 until closing.

The Offer represents a premium of approximately:

o 31 per cent. to the Closing Price of 210.25 pence per Innogy Share on 15 February 2002, the last business day prior to the announcement by Innogy confirming that it had received approaches which might or might not lead to an offer for Innogy; and

o 36 per cent. to the average Closing Price for the one month prior to that announcement.

In light of the Offer, the board of Innogy has agreed not to declare a final dividend for the year ending 31 March 2002.

Loan Note Alternative

As an alternative to some or all of the cash consideration of 275 pence per Innogy Share which they would otherwise receive under the Offer, Innogy Shareholders (other than certain overseas shareholders) who validly accept the Offer will be able to elect to receive Loan Notes. The Loan Note Alternative will be made available on the following basis:

    for every(pound)1 in cash consideration   (pound)1 nominal of Loan Notes

A summary of the terms of the Loan Note Alternative is set out in the letter from Merrill Lynch and further details of the Loan Notes are set out in Appendix II to this document. The Loan Notes are to be issued by the Offeror and guaranteed by RWE.

Information on the Innogy Group

Innogy is a leading integrated UK energy company created in October 2000 from the demerger of the domestic UK energy business of the former National Power PLC. In 2001, Innogy acquired the electricity supply businesses of Yorkshire Electricity Group plc and Northern Electric plc to become the largest UK electricity supplier and the second largest UK gas supplier. It now comprises:

o npower - a leading UK energy services company with over 6.8 million customer accounts;

o a trading and asset management business with a 10 per cent. share of UK electricity generation and a leading energy trading capability;

o    an international operations and engineering business;

o    National Wind Power - the UK's leading wind power business; and

o Regenesys - a new proprietary technology energy storage system suited to many different applications on power systems.

For the year ended 31 March 2001, Innogy reported proforma net income of (pound)217 million (EUR351 million) on net sales of (pound)3,859 million (EUR6,236 million).

Current Trading

Innogy announced its interim results for the six months ended 30 September 2001 on 29 November 2001. These results outlined turnover of (pound)1,562 million (EUR2,524 million) (restated proforma for the six months ended 30 September 2000: (pound)1,262 million; EUR2,039 million) and profit before interest, tax and exceptionals of (pound)108 million (EUR175 million) (proforma 2000:
(pound)88 million; EUR142 million). Subsequently, Innogy has continued to experience strong demand for its services with the business trading in line with the Directors of Innogy's expectations.

Background to and Reasons for the Offer

Since its demerger from National Power PLC in October 2000, Innogy has built itself into a leading UK integrated energy company. Innogy's business combines
8.7 GW of flexible and well-located main generation capacity with a leading energy trading and risk management capability and a customer base of over 6.8 million accounts. Through the successful implementation of a clear strategy, management has built a strong reputation and created a good platform for growth, both in its integrated energy business and in its innovative Regenesys energy storage business.

RWE is one of Europe's largest electricity and gas companies. The Directors of Innogy believe that, through the combination with RWE, Innogy's prospects will be strengthened. The Directors of Innogy also believe that the Offer of 275 pence per Innogy Share provides Innogy Shareholders with the most certain and favourable opportunity to realise their investment at an attractive price. Accordingly, the Directors of Innogy have unanimously agreed to recommend the Offer to Innogy Shareholders.

Management and Employees

The Management Board of RWE has confirmed to the board of Innogy that the existing rights, including pension rights, of all employees of the Innogy Group will be fully safeguarded.

RWE's UK energy trading and supply activities will be combined with Innogy's business to create Innogy, part of the RWE Group. Overall risk management will be integrated in the RWE headquarters. The headquarters of Innogy will remain in Swindon, United Kingdom. The Chief Executive of Innogy, Dr. Brian Count, will report directly to Dr. Dietmar Kuhnt, Chairman of the Management Board of RWE.

Upon the Offer becoming or being declared unconditional in all respects, my fellow non-executive directors of Innogy and Iintend to resign from the board of Innogy.

Innogy Share Incentive Plans

The Offer (subject to compliance with any applicable local laws) extends to any Innogy Shares issued fully paid (or credited as fully paid) or unconditionally allotted or issued while the Offer remains open for acceptance (or such earlier date as RWE may, subject to the City Code, determine, not being earlier than the date on which the Offer becomes unconditional as to acceptances), including Innogy Shares issued pursuant to the Innogy Share Incentive Plans. The Offer extends to the Innogy Shares held in the Innogy Employee Share Trust and the Innogy Shares held in the Innogy Profit Sharing Trust. If the Offer becomes or is declared wholly unconditional, appropriate proposals will (subject to compliance with and to the extent permitted by any applicable local laws) be made to the holders of options and awards under the Innogy Share Incentive Plans.

Action to be Taken to Accept the Offer

Your attention is drawn to the letter from Merrill Lynch, the Appendices to this document and the accompanying Form of Acceptance or (if you are a holder of Innogy ADSs) Letter of Transmittal. The procedure for acceptance of the Offer in relation to Innogy Shares is set out in paragraph 13 of the letter from Merrill Lynch and in the Form of Acceptance or (if you are a holder of Innogy ADSs) Letter of Transmittal.

A separate step-by-step guide on how to fill in your form of acceptance has been enclosed with this document.

If you are a holder of Innogy Shares, in order to accept the Offer, you should complete and return the accompanying Form of Acceptance, whether or not your Innogy Shares are in CREST, in accordance with the instructions thereon as soon as possible and, in any event, so as to be received by post or by hand (during normal business hours only) by the Receiving Agent at Antholin House, 71 Queen Street, London EC4N 1SL by no later than 3.00 p.m. (London time) on 26 April 2002.

If you require further assistance on how to complete the Form of Acceptance, please call the Helpline. Please note that the Helpline will be unable to advise you on whether or not to accept the Offer or whether you should elect for the Loan Note Alternative.

Your decision as to whether or not to accept to receive cash or Loan Notes will depend on your individual circumstances, including your tax position. Paragraphs 6 and 7 of Appendix V to this document sets out certain implications of acceptance of the Offer in relation to United Kingdom, German and United States taxation. If you are in any doubt about the action you should take, you should immediately consult your stockbroker, bank manager, solicitor, accountant or other independent financial adviser, duly authorised under the Financial Services and Markets Act 2000, if you are resident in the United Kingdom or, if not, another appropriately authorised independent financial adviser.

If you are a holder of Innogy ADSs, in order to accept the Offer you should complete the Letter of Transmittal in accordance with paragraph 13(c) of the letter from Merrill Lynch.

Recommendation

The Directors of Innogy, who have been so advised by Credit Suisse First Boston and Deutsche Bank, consider the terms of the Offer to be fair and reasonable. In providing advice to the Directors of Innogy, Credit Suisse First Boston and Deutsche Bank have taken into account the commercial assessments of the Directors of Innogy.

The Directors of Innogy unanimously recommend that you accept the Offer, as they have undertaken to do in respect of Innogy Shares held by them representing, in aggregate, 87,661 issued Innogy Shares.

                                 Yours sincerely

                                /s/ Ross Sayers

                                   Ross Sayers
                                    Chairman

                            Letter from Merrill Lynch


[LOGO] Merrill Lynch
Merrill Lynch International

Registered in England (No: 2312079)
Registered Office: 25 Ropemaker Street, London, EC2Y 9LY
A Subsidiary of Merrill Lynch & Co., Inc., Delaware, U.S.A.

Regulated by The Financial Services Authority Limited
Member of the London Stock Exchange plc


To holders of Innogy Shares and Innogy ADSs and, for information only, to participants in the Innogy Share Incentive Plans

                                                                   28 March 2002

Dear Shareholder or ADS holder,

                        RECOMMENDED CASH OFFER FOR INNOGY

1 Introduction

This letter contains the formal Offer made by the Offeror, which is a subsidiary of RWE, and (outside the United States) by Merrill Lynch on its behalf. The Offer and this document are subject to the applicable requirements of both the City Code and US federal securities laws, subject to customary exemptions granted by the SEC in relation to the Offer.

Your attention is drawn to the letter from the Chairman of Innogy, from which you will see that the Directors of Innogy, who have been so advised by CSFB and Deutsche Bank, consider the terms of the Offer to be fair and reasonable. In providing advice to the Directors of Innogy, CSFB and Deutsche Bank have taken into account the commercial assessments of the Directors of Innogy. The Directors of Innogy unanimously recommend holders of Innogy Shares and Innogy ADSs to accept the Offer as they intend to do in respect of Innogy Shares held by them.

2 The Offer

The Offeror and (outside the United States) Merrill Lynch on behalf of the Offeror hereby offer to acquire all of the Innogy Shares and Innogy ADSs on the following basis:

     for each Innogy Share                                     275 pence in cash

     for each Innogy ADS                                     2,750 pence in cash

The Innogy Shares and Innogy ADSs which are the subject of the Offer will be acquired by the Offeror pursuant to the Offer fully paid and free from all liens, charges, equitable interests, third party rights and interests and encumbrances and together with all rights now or hereafter attaching thereto, including the right to receive all dividends and other distributions (if any) declared, made or paid after the date of the announcement of the Offer.

The Offer extends to any Innogy Shares which are unconditionally allotted or issued prior to the date on which the Offer closes (or such earlier date, not being earlier than the date on which the Offer becomes or is declared wholly unconditional, as the Offeror may, subject to the City Code, decide) as a result of the exercise of options or rights granted under the Innogy Share Incentive Plans or otherwise, as described further in paragraph 9(b) below.

The Offer (including the Loan Note Alternative) is subject to the Conditions and Further Terms set out in Appendix I to this document and the Acceptance Forms.

If you are an Innogy Shareholder, to accept the offer you should return the Form of Acceptance, together with all other required documents (such as your share certificate(s)), as soon as possible and, in any event, so as to be received by the Receiving Agent by no later than 3.00 p.m. (London time) on 26 April 2002.

The procedure for acceptance of the offer if you are an Innogy Shareholder is set out in paragraph 13 ("Procedure for Acceptance of the Offer") below and in paragraph 8 of Part B of Appendix I to this document, and in the accompanying Form of Acceptance.

In addition, a separate step-by-step guide to completing the Form of Acceptance has been sent to you with this document.

If you are a holder of Innogy ADRs, you should follow the instructions set out in paragraph 13(c) below and in paragraph 10 of Part B of Appendix I to this document.

3 Loan Note Alternative

Innogy Shareholders (other than certain overseas shareholders) who validly accept the Offer will be able to elect to receive Loan Notes instead of some or all of the cash to which they would otherwise become entitled under the terms of the Offer. The Loan Note Alternative is being made available on the following basis:

   for every (pound)1 in cash consideration   (pound)1 nominal of Loan Notes

The Loan Notes, which will be governed by English law, will be unsecured and will be issued credited as fully paid in amounts and integral multiples of (pound)1 nominal value. All fractional entitlements to the Loan Notes will be disregarded. No application will be made for the Loan Notes to be issued or dealt in on any stock exchange but they will be transferable subject to certain restrictions to be set out in the instrument constituting the Loan Notes.

The Loan Notes will carry interest at 0.5 per cent. below six month GBP LIBOR (as described in paragraph 2 of Appendix II). Interest will be payable by half-yearly instalments in arrears (less any tax) on 10 January and 10 July in each year. The first payment of interest will be made on the date (the "First Payment Date"), which is the first 10 January or 10 July to fall on or after the date which is six months after the first date of issue of any of the Loan Notes. On the First Payment Date, interest will be paid in respect of the period from (and including) the first date of issue of any of the Loan Notes to (but excluding) the First Payment Date. The Loan Notes will be redeemable in whole or in part for cash at the option of Noteholders on the First Payment Date and subsequent interest payment dates. No Loan Notes may be redeemed before the First Payment Date. In certain circumstances (set out in the instrument constituting the Loan Notes), RWE will have the right to redeem all of the Loan Notes. The final redemption date will be 10 January 2008. The Loan Notes will be guaranteed by RWE.

No Loan Notes will be issued unless, on or before the date on which the Offer becomes or is declared unconditional in all respects, valid elections have been received in respect of at least (pound)5 million in nominal value of Loan Notes. If insufficient elections are received, Innogy Shareholders electing for the Loan Note Alternative will instead receive cash in accordance with the terms of the Offer.

Subject as aforesaid, the Loan Note Alternative will remain open for acceptance for so long as the Offer remains open for acceptance. The Loan Note Alternative will be conditional upon the Offer becoming or being declared unconditional in all respects.

Merrill Lynch, financial adviser to RWE and the Offeror, has advised that based on market conditions on 26 March 2002 (the last practicable date prior to the posting of this document), in its opinion, if the Loan Notes had been in issue on that date, the value of each (pound)1 nominal of Loan Notes would have been approximately 99 pence.

Innogy Shareholders and holders of Innogy ADSs who are not resident in the United Kingdom should refer to paragraph 12 below and paragraph 10 of Part B of Appendix I.

4 Background to and Reasons for the Offer

The Directors of RWE believe that the acquisition of Innogy has compelling strategic rationale. It represents RWE's largest international energy investment and a further important step in RWE's international multi-utility development strategy.

Through the merger with VEW AG, the acquisition of Thames Water and the pending acquisitions of American Water Works Company, Inc. and Transgas, a.s., RWE has already made significant progress in the implementation of its multi-utility strategy. In particular, with the acquisition of Thames Water, RWE has successfully acquired and developed a leading position in the UK and international water markets and the financial benefits of this combination are now being realised. The acquisition of Innogy affords RWE an equivalent position in the UK energy market from which RWE has, until now, been largely absent.

Innogy's transformation

Over the last few years, Innogy has transformed itself into a leading UK integrated energy company with a balanced position between generation and supply. Innogy:

o has 8,713 MW of installed capacity in its main generation portfolio. These stations benefit from a balanced fuel mix (including dual fuel capacity) and their flexibility and southern location positions Innogy to be a winner under NETA;

o is a leading player in the UK CHP sector and has developed an exciting portfolio of renewable energy generation;

o    is a major UK participant  in the trading of electricity  and fuels and has
     an  experienced   trading  team  maximising  value  across  its  integrated
     business;

o has the well-recognised, national brand of npower and, following the acquisition of the Yorkshire Electricity Group plc and Northern Electric plc supply businesses, has over 6.8 million customer accounts; and

o is developing a range of products and services aimed at its retail customer base in telecoms, energy-related activities and financial services.

Innogy's management has proved itself to be highly successful in the UK market and has developed a strong platform from which the business can be taken forward as part of the RWE Group.

Substantial benefits

The Directors of RWE believe that significant benefits will accrue to RWE from the combination with Innogy.

o    Multi-utility roll-out

     - In the UK, Innogy complements RWE's existing position in the water industry, held through Thames Water. Together, Innogy and Thames Water provide the best essential service customer platform in the UK, encompassing the largest electricity, the largest water and the second-largest gas customer bases.

     - The Innogy management has been pursuing a strategy of extracting value from its customer base by achieving scale, folding its regional brands into the national npower brand, consolidating its billing and customer care systems onto a new platform, cutting costs and launching new products including telecoms and financial products. RWE will wholeheartedly support this strategy.

o    Other UK opportunities

     - RWE believes that it will derive significant benefits from the opportunities presented by the substantially enlarged customer base.

     - Further benefit will be derived from the strengthened UK market position. In particular, RWE expects to improve the procurement and delivery of services in its UK operations.

     - The integration of Innogy and RWE's UK trading and industrial and commercial energy supply businesses will provide additional benefits.

o Transfer of experience from liberalised markets and exchange of best practices

     - Innogy's highly regarded management will play a leading role in RWE's energy strategy, in the UK and elsewhere.

     - Innogy provides customer skills to RWE that can be rolled out to RWE's continental European energy customer base of some 13 million accounts and across its existing UK customer base.

     - RWE believes that there are mutual benefits through the transfer of best practice around the Group. Innogy's experience in operating in deregulated markets will also be of benefit, as well as its proven transaction and integration experience.

The enlarged group will be the number one electricity supplier in both Germany and the UK (the largest and third largest European markets, respectively), consolidating RWE's top three electricity position in Europe. In this region, RWE and Innogy together will be the second largest power generator and will be the third largest electricity supplier by volume.

Earnings enhancement

The transaction is expected to be earnings per share accretive on a pre-goodwill basis in the first full year following completion. ROCE (return on capital employed), including goodwill, is expected to be above RWE's pre-tax electricity cost of capital in the third full year of consolidation at the latest.*

*This statement should not be interpreted to mean that the earnings per RWE share for the current or future financial years will necessarily match or exceed the historical published earnings per RWE share.

5 Irrevocable Undertakings

RWE has received irrevocable undertakings to accept the Offer from the Directors of Innogy in respect of Innogy Shares held by them representing, in aggregate, 87,661, currently issued Innogy Shares.

6 Information on the RWE Group

RWE is today one of the leading international multi-utility companies. Its core businesses are electricity, gas, water, waste management and utility-related services. Following its merger with VEW AG, the acquisition of Thames Water and the pending acquisitions of American Water Works Company, Inc. and Transgas, a.s., RWE will rank as number one in the German electricity market and number three in Europe; number two in the German gas market and number five in Europe; number three in the world for water; and number one in Germany for waste management.

In the full financial year ended 30 June 2001, RWE generated sales of (pound)38.9 billion (EUR62.9 billion). In the truncated financial half year ended 31 December 2001, RWE Group's 162,340 employees generated sales of some (pound)20.6 billion (EUR33.3 billion). Under the management of the Group's holding company, major subsidiaries are responsible for market operations.

RWE expects the operating result for the current year to exceed the comparable proforma figure for the 2001 calendar year. This will primarily be driven by a further increase in results generated by core businesses.

7 Information on the Offeror

The Offeror was incorporated on 21 February 2002 and has its registered office at Opernplatz 1, D-45128 Essen, Germany. The Offeror, a wholly-owned subsidiary of RWE, has been formed for the purposes of making the Offer and has a nominal share capital of EUR50,000. To date, the Offeror has engaged in no activities other than those incidental to its organisation and the making of the Offer.


8 Information on the Innogy Group

Innogy is a leading integrated UK energy company created in October 2000 from the demerger of the domestic UK energy business of the former National Power PLC. In 2001, Innogy acquired the electricity supply businesses of Yorkshire Electricity Group plc and Northern Electric plc to become the largest UK electricity supplier and the second largest UK gas supplier. It now comprises:

o npower - a leading UK energy services company with over 6.8 million customer accounts;

o a trading and asset management business with a 10 per cent. share of UK electricity generation and a leading energy trading capability;

o    an international operations and engineering business;

o    National Wind Power - the UK's leading wind power business; and

o Regenesys - a new proprietary technology energy storage system suited to many different applications on power systems.

     For the year ended 31 March 2001, Innogy reported proforma net income of (pound)217 million (EUR351 million) on net sales of (pound)3,859 million (EUR6,236 million).

9 Employee Matters and Share Incentive Plans

(a)  Management and Employees

     The Management Board of RWE has confirmed to the board of Innogy that the existing rights, including pension rights, of all employees of the Innogy Group will be fully safeguarded.

     RWE's UK energy trading and supply activities will be combined with Innogy's business to create Innogy, part of the RWE Group. Overall risk management will be integrated in the RWE headquarters. The headquarters of Innogy will remain in Swindon, United Kingdom. The Chief Executive of Innogy, Dr. Brian Count, will report directly to Dr. Dietmar Kuhnt, Chairman of the Management Board of RWE.

(b)  Innogy Share Incentive Plans

     The Offer (subject to compliance with any applicable local laws) extends to any Innogy Shares issued fully paid (or credited as fully paid) or unconditionally allotted or issued while the Offer remains open for acceptance (or such earlier date as RWE may, subject to the City Code, determine, not being earlier than the date on which the Offer becomes unconditional as to acceptances), including Innogy Shares issued pursuant to the Innogy Share Incentive Plans. The Offer extends to the Innogy Shares held in the Innogy Employee Share Trust and the Innogy Shares held in the Innogy Profit Sharing Trust. If the Offer becomes or is declared wholly unconditional, appropriate proposals will (subject to compliance with and to the extent permitted by any applicable local laws) be made to the holders of options and awards under the Innogy Share Incentive Plans.

10 Inducement Fee

As an inducement to RWE to make the Offer, RWE and Innogy have entered into a letter agreement. Such letter agreement provides for (i) Innogy to pay to RWE a fee of (pound)20 million (EUR32 million) if the Offer lapses or is withdrawn following a competing offer and such competing offer becomes or is declared unconditional in all respects; and (ii) RWE to pay to Innogy the same amount if the Offer does not become or is not declared unconditional in all respects as a result of the regulatory conditions to the Offer not being satisfied in certain circumstances.

11 Taxation

(a)  UK Taxation

     Information on UK tax law and Inland Revenue practice applicable to holders of Innogy Shares and Innogy ADSs who accept the Offer is contained in paragraph 6 of Appendix V to this document.

     Each holder of Innogy Shares and Innogy adss is urged to consult his independent financial adviser immediately regarding the tax consequences of acceptance of the Offer and/or election for the Loan Note Alternative.

(b)  US Taxation

     Information on certain US federal income tax consequences applicable to US Holders of Innogy Shares and Innogy ADSs who accept the Offer is contained in paragraph 7(a) of Appendix V to this document.

     Each holder of Innogy Shares and Innogy adss is urged to consult his independent financial adviser immediately regarding the tax consequences of acceptance of the Offer.

(c)  German Taxation

     Information on German tax law which may be relevant to holders of Innogy Shares or Innogy ADSs who elect for the Loan Note Alternative is set out in paragraph 7(b) of Appendix V to this document.

     Each holder of Innogy Shares and Innogy ADSs is urged to consult his independent financial adviser immediately regarding the tax consequences of acceptance of the Offer and/or election for the Loan Note Alternative.

12 Overseas Holders of Innogy Securities

The attention of holders of Innogy Securities who are citizens or residents of jurisdictions outside the UK is drawn to paragraph 6 of Part B of Appendix I to this document and to the relevant provisions of the Acceptance Forms.

The availability of the Offer to persons not resident in the UK or the US may be affected by the laws of the relevant jurisdiction. Persons who are not resident in the UK or the US should inform themselves about and observe any applicable requirements.

The Offer in the United States is made solely by the Offeror, and neither Merrill Lynch nor any of its affiliates is making the Offer in the United States.

Unless otherwise determined by RWE and permitted by applicable law and regulation, the Offer (including the Loan Note Alternative) is not being made, directly or indirectly, in or into, Australia, Canada or Japan and, subject to certain exemptions, the Offer is not capable of acceptance from or within Australia, Canada or Japan. Accordingly, neither this document nor the Forms of Acceptance are being or may be mailed or otherwise forwarded, distributed or sent into or from Australia, Canada or Japan and doing so may render any purported acceptance of the Offer invalid. All holders of Innogy Shares and Innogy ADSs (including nominees, trustees or custodians) who may have a contractual or legal obligation, or may otherwise intend, to forward this document and/or the Acceptance Forms, should read the further details in this regard which are contained in paragraph 6(c) of Part B of Appendix I to this document before taking any action.

The Loan Notes which may be issued pursuant to the Loan Note Alternative have not been, and will not be, listed on any stock exchange and have not been and will not be registered under the US Securities Act or under any relevant laws of any state or other jurisdiction of the United States, nor have the clearances been, nor will they be, obtained from the securities commission or similar authority of any province or territory of Canada and no prospectus has been or will be filed, or registration made, under any securities law of any province or territory of Canada, nor has a prospectus in relation to the Loan Notes been, nor will one be, lodged with or registered by the Australian Securities and Investments Commission nor have any steps been taken, nor will any steps be taken, to enable the Loan Notes to be offered in compliance with applicable securities laws of Japan. Accordingly, unless an exemption under relevant securities laws is available, Loan

Notes may not be offered, sold, re-sold or delivered, directly or indirectly, in, into or from the United States, Australia, Canada or Japan or any other jurisdiction in which an offer of Loan Notes would constitute a violation of relevant laws or require registration of the Loan Notes, or to or for the account or benefit of any US person or resident of Australia, Canada or Japan or any other such jurisdiction.

Notwithstanding the foregoing, RWE retains the right to permit the Offer to be accepted and any sale of securities pursuant to the Offer to be completed if, in its sole discretion, it is satisfied that the transaction in question can be undertaken in compliance with applicable law and regulation.

13 Procedure for Acceptance of the Offer

(a) If you hold Innogy Shares in certificated form (i.e. if you hold a share certificate)

     (i)  Completion of Form of Acceptance

          You will find enclosed with this document a Form of Acceptance for use in relation to the Offer. You should note that, if you hold Innogy Shares in both certificated and uncertificated form, you should complete a separate Form of Acceptance for each holding. If you hold Innogy Shares in certificated form, but under different designations, you should complete a separate Form of Acceptance in respect of each designation. Further Forms of Acceptance can be obtained from the Receiving Agent at Antholin House, 71 Queen Street, London, EC4N 1SL or by telephoning the Helpline on 0845 300 2527 (if calling from the UK), 866 867 1144 (if calling from the US) or +44 20 7335 7287 (if calling from elsewhere).

          Your completed Form(s) of Acceptance should be lodged with the Receiving Agent at Antholin House, 71 Queen Street, London EC4N 1SL together with the relevant share certificates, other documents(s) of title, letters of indemnity and supporting documents (if any), as soon as possible, but in any event so as to arrive not later than 3.00 p.m. (London time) on 26 April 2002. A reply-paid envelope is enclosed for your convenience.

          The instructions printed on the Form of Acceptance shall be deemed to form part of the terms of the Offer.

          Any Form of Acceptance received in an envelope postmarked in Australia, Canada or Japan or otherwise appearing to the Offeror or its agents to have been sent from Australia, Canada or Japan may be rejected as an invalid acceptance of the Offer. For further information for overseas Innogy Shareholders, see paragraph 12 of this letter and paragraph 6 of Part B of Appendix I to this document.

     (ii) To accept the Offer in respect of your Innogy Shares

          To accept the Offer in respect of your Innogy Shares, you should complete Box 2 of the Form of Acceptance. If you do not insert a number in Box 2, your acceptance will be deemed to be in respect of all the Innogy Shares held by you. You must sign Box 4 of the Form of Acceptance in accordance with the instructions printed thereon. All Innogy Shareholders who are individuals (as opposed to companies) should sign Box 4 of the Form of Acceptance in the presence of a
          witness,   who  should  also  sign  Box  4  in  accordance   with  the
          instructions.

          If you have any questions as to how to complete the Form of Acceptance, please telephone the Helpline on 0845 300 2527 (if calling from the UK), 866 867 1144 (if calling from the US) or +44 20 7335 7287 (if calling from elsewhere).

     (iii) To elect for the Loan Note Alternative

          To elect for the Loan Note Alternative in respect of some or all of the Innogy Shares for which you are accepting the Offer, you should complete Box 3 in addition to taking the actions described in paragraph (i) above. The attention of those holders of Innogy Shares considering accepting the Loan Note Alternative is drawn to paragraph 3 above, paragraph 4 of Part B of Appendix I and to Appendix II to this document.

     (iv) Share certificates not readily available or lost

          Your completed, signed and (if appropriate) witnessed Form of Acceptance should be accompanied by the relevant share certificate(s) and/or other document(s) of title. If for any reason, your share certificate(s) and/or other document(s) of title is/are not readily available, you should nevertheless complete, sign and return your completed Form of Acceptance as stated above. You should send with the Form of Acceptance any share certificate(s) and/or other documents(s) of title which you may have available, accompanied by a letter stating that the remaining documents will follow or that you have lost one or more of your share certificates and/or other documents of title and such certificate(s) and/or other document(s) of title should be forwarded as soon as possible thereafter.

          If you have lost your share certificate(s) and/or other document(s) of title, you should write to the Registrar at The Causeway, Worthing, West Sussex, BN99 6DA for a letter of indemnity for lost share certificate(s) and/or other document(s) of title which, when completed in accordance with the instructions given, should be returned to the Receiving Agent at Antholin House, 71 Queen Street, London, EC4N 1SL.

(b)  If you hold Innogy Shares in uncertificated form

     You are reminded that if you are a CREST sponsored member, you should contact your CREST sponsor before taking any action.

     (i)  Completion of Form of Acceptance

          You will find enclosed with this document a Form of Acceptance for use in relation to the Offer. You should note that, if you hold Innogy Shares in both certificated and uncertificated form, you should complete a separate Form of Acceptance for each holding. If you hold Innogy Shares in uncertificated form, but under different member account IDs, you should complete a separate Form of Acceptance in respect of each member account ID. Further Forms of Acceptance can be obtained from the Receiving Agent at Antholin House, 71 Queen Street, London, EC4N 1SL or by telephoning the Helpline on 0845 300 2527 (if calling from the UK), 866 867 1144 (if calling from the US) or +44 20 7335 7287 (if calling from elsewhere).

          Your completed Form(s) of Acceptance should be lodged with the Receiving Agent at Antholin House, 71 Queen Street, London EC4N 1SL, as soon as possible, but in any event so as to arrive not later than
          3.00 p.m. (London time) on 26 April 2002. A reply-paid envelope is enclosed for your convenience.

          The instructions printed on the Form of Acceptance shall be deemed to form part of the terms of the Offer.

          Any Form of Acceptance received in an envelope postmarked in Australia, Canada or Japan or otherwise appearing to the Offeror or its agents to have been sent from Australia, Canada or Japan may be rejected as an invalid acceptance of the Offer. For further information for overseas Innogy Shareholders, see paragraph 12 of this letter and paragraph 6 of Part B of Appendix I to this document.

     (ii) To accept the Offer in respect of your Innogy Shares

          To accept the Offer in respect of your Innogy Shares you must complete Box 2 of the Form of Acceptance and, as your Innogy Shares are in CREST, Box 5 and, if appropriate, Boxes 6, 7 and 8. If you do not insert a number in Box 2, your acceptance will be deemed to be in respect of all the Innogy Shares held by you. In all cases you must sign and date Box 4 of the Form of Acceptance in accordance with the instructions printed thereon. All Innogy Shareholders who are individuals (as opposed to companies) should sign Box 4 of the Form of Acceptance in the presence of a witness, who should also sign Box 4 in accordance with the instructions.

          If you have any questions as to how to complete the Form of Acceptance, please telephone the Helpline on 0845 300 2527 (if calling from the UK), 866 867 1144 (if calling from the US) or +44 20 7335 7287 (if calling from elsewhere).

     (iii) To elect for the Loan Note Alternative

          To elect for the Loan Note Alternative in respect of some or all of the Innogy Shares for which you are accepting the Offer, you should complete Box 3 in addition to taking the actions described in paragraphs (i) and (ii) above. The attention of those holders of Innogy Shares considering accepting the Loan Note Alternative is drawn to paragraph 3 above, paragraph 4 of Part B of Appendix I and to Appendix II to this document.

     (iv) Additional procedures for Innogy Shares held in uncertificated form (that is, in CREST)

          If your Innogy Shares are held in uncertificated form you should insert in Box 5 of the enclosed Form of Acceptance the participant ID and member account ID under which such Innogy Shares are held by you in CREST and otherwise complete and return the Form of Acceptance as described in (i), (ii) and (iii) above. In addition, you should take (or procure to be taken) the action set out below to transfer the Innogy Shares in respect of which you wish to accept the Offer to an escrow balance (that is, a TTE Instruction), specifying the Receiving Agent (in its capacity as a CREST participant under the Receiving Agent participant ID referred to below) as the escrow agent, as soon as possible and in any event so that the transfer to escrow settles not later than 3.00 p.m. (London time) on 26 April 2002.

          If you are a CREST sponsored member, you should refer to your CREST sponsor before taking any action. Your CREST sponsor will be able to confirm details of your participant ID and the member account ID under which your Innogy Shares are held. In addition, only your CREST sponsor will be able to send the TTE Instruction to CRESTCo in relation to your Innogy Shares.

          You should send (or, if you are a CREST sponsored member, procure that your CREST sponsor sends) a TTE Instruction to CRESTCo which must be properly authenticated in accordance with CRESTCo's specifications and which must contain, in addition to the other information that is required for a TTE Instruction to settle in CREST, the following details:

          (a) the number of Innogy Shares to be transferred to an escrow balance;

          (b) your participant ID. This must be the same participant ID as the participant ID that is inserted in Box 5 of the Form of Acceptance;

          (c) your member account ID. This must be the same member account ID as the member account ID that is inserted in Box 5 of the Form of Acceptance;

          (d) the participant ID of Lloyds TSB Registrars, in its capacity as a CREST receiving agent. This is 6RA66;

          (e)  the member account ID of Lloyds TSB Registrars. This is RA325801;

          (f) the Form of Acceptance reference number. This is the reference number that is shown next to Box 5 on page 3 of the Form of Acceptance. This reference number should be inserted in the first eight characters of the shared note field on the TTE Instruction. Such insertion will assist Lloyds TSB Registrars in matching the TTE to your Form of Acceptance. You should keep a separate record of this Form of Acceptance reference number for future reference;

          (g) the intended settlement date. This should be as soon as possible and in any event not later than 3.00 p.m. (London time) on 26 April 2002;

          (h) the Corporate Action Number for the Offer which is allocated by CRESTCo and can be found by reviewing the relevant Corporate Action Details in CREST; and

          (i)  input with Standard Delivery instruction of 80.

          After settlement of the TTE Instruction, you will not be able to access the Innogy Shares concerned in CREST for any transaction or charging purposes. If the Offer becomes or is declared unconditional in all respects, the escrow agent will transfer the Innogy Shares concerned to itself in accordance with paragraphs 8 and 9 of Part B of Appendix I.

          You are recommended to refer to the CREST manual published by CRESTCo for further information on the CREST procedures outlined above. For ease of processing, you are requested, wherever possible to ensure that a Form of Acceptance relates to only one transfer to escrow.

          If no Form of Acceptance reference number, or an incorrect Form of Acceptance reference number, is included on the TTE Instruction, the Offeror may treat any amount of Innogy Shares transferred to an escrow balance in favour of the escrow agent specified above from the participant ID and member account ID identified in the TTE Instruction as relating to any Form(s) of Acceptance which relate(s) to the same member account ID and participant ID (up to the amount of Innogy Shares inserted or deemed to be inserted on the Form(s) of Acceptance concerned).

          You should note that CRESTCo does not make available special procedures in CREST for any particular corporate action. Normal system timings and limitations will therefore apply in connection with a TTE Instruction and its settlement. You should therefore ensure that all necessary action is taken by you (or by your CREST sponsor) to enable a TTE Instruction relating to Innogy Shares to settle prior to 3.00 p.m. (London time) on 26 April 2002. In this regard you are referred in particular to those paragraphs of the CREST Manual concerning practical limitations of the CREST system and timings.

          The Offeror will make an appropriate announcement if any of the details contained in this paragraph alter for any reason in any respect that is material for Innogy Shareholders.

          You are reminded that if you are a CREST sponsored member, you should contact your CREST sponsor before taking any action.

(c)  If you hold Innogy ADSs

     The attention of holders of Innogy ADSs is drawn to paragraph 10 of Part B of Appendix I to this document and to the relevant provisions of the Letter of Transmittal.

     For a holder of Innogy ADSs to validly accept the Offer, either:

     (i) a properly completed and duly executed Letter of Transmittal (or a facsimile thereof), together with any other required signature guarantees or, in the case of a book-entry transfer, an Agent's Message, and any other documents required by the Letter of Transmittal, must be received by the Depositary at the appropriate address as set out in the Letter of Transmittal and either the Innogy ADRs evidencing such Innogy ADSs must be received by the Depositary at one of such addresses or such Innogy ADRs must be delivered pursuant to the procedure for book-entry transfer set out in paragraph 10 of Part B of Appendix I to this document (and a Book-Entry Confirmation received by the Depositary in accordance with such procedures); or

     (ii) such holder must comply with the guaranteed delivery procedures set out in paragraph 10 of Part B of Appendix I to this document.

     Acceptances using the guaranteed delivery procedures will not be taken into account in determining whether the Acceptance Condition has been satisfied unless the Innogy ADRs evidencing the Innogy ADSs or book-entry transfer of the Innogy ADSs to which the guaranteed delivery procedures relate have been received by the Depositary before the end of the Initial Offer Period.

     If you hold Innogy ADSs and are in any doubt as to the procedure for acceptance, please telephone the Helpline on 0845 300 2527 (if calling from the UK), 866 867 1144 (if calling from the US) or +44 20 7335 7287 (if calling from elsewhere).

(d)  If you are the holder of Innogy Securities in any form whatsoever

     (i)  Validity of acceptances

          Without prejudice to Part B of Appendix I to this document and subject to the City Code, the Offeror reserves the right to treat as valid in whole or in part any acceptance of the Offer which is not entirely in order or which is not accompanied by (as applicable) the relevant transfer to escrow or the relevant share certificate(s), Innogy ADRs and/or other document(s) of title or which is received in a form or at a place or places other than as set out in this document or on the relevant Acceptance Form. In that event, no payment of cash or Loan Notes under the Offer will be required to be made until after the acceptance is entirely in order to the Offeror's satisfaction and (as applicable) the relevant transfer to escrow has been settled or the relevant share certificate(s), Innogy ADRs and/or other document(s) of title or indemnities satisfactory to the Offeror have been received by, the Receiving Agent or the Depositary, as appropriate.

     (ii) No acknowledgement

          No acknowledgement of receipt of Acceptance Form(s), Innogy share certificates, Innogy ADRs or other documents of title or documentation in respect of the Offer will be given by, or on behalf of, the Offeror.

14 Rights of Withdrawal

Except to the extent of the exemptive relief which has been granted by the SEC, the Offer is subject to the US tender offer rules applicable to securities registered under the Exchange Act, as well as to the City Code. This has necessitated a number of changes from the procedures which normally apply to offers for companies governed by the City Code, including those applicable to the rights of holders of Innogy Shares and Innogy ADSs to withdraw their acceptance of the Offer.

Under the Offer, holders of Innogy Shares and Innogy ADSs will be able to withdraw their acceptances at any time during the Initial Offer Period but will not have any withdrawal rights during the Subsequent Offer Period, except in certain limited circumstances (see paragraph 3 of Part B of Appendix I to this document). The Subsequent Offer Period must remain open for at least 14 days but may be extended beyond that time until a further specified date or until further notice.

The Offer will be deemed not to have been validly accepted in respect of any Innogy Shares or Innogy ADSs acceptances in respect of which have been validly withdrawn. However, the Offer may be accepted again in respect of any withdrawn Innogy Shares or Innogy ADSs by following one of the procedures described in paragraph 13 of this letter at any time prior to expiry or lapse of the Offer.

It should be noted that by virtue of the conflicting provisions of the City Code and US federal securities laws, the Panel has agreed that the Acceptance Condition can be structured so that the Offer cannot become or be declared unconditional as to acceptances until such time as all other Conditions to the Offer have been satisfied, fulfilled or, to the extent permitted, waived. The Acceptance Condition in paragraph (a) of Part A of Appendix I to this document reflects this.

Further details of these rights of withdrawal and the procedure for effecting withdrawals are set out in paragraph 3 of Part B of Appendix I to this document.

15 Settlement

(a)  Date of Payment

     The settlement procedure with respect to the Offer will be consistent with UK practice, which differs from US domestic tender offer procedures in certain material respects, particularly with regard to the date of payment.

     Subject to either the satisfaction, fulfilment or, to the extent permitted, waiver of all of the Conditions, settlement of consideration to accepting Innogy Shareholders and accepting holders of Innogy ADSs or their designated agents will be effected in the manner set out below:

     (i) in the case of acceptances received, complete in all respects, by the end of the Initial Offer Period, within 14 calendar days of such date; or

     (ii) in the case of acceptances received complete in all respects after such date but while the Offer remains open for acceptance, within 14 calendar days of such receipt.

(b)  Innogy Shares held in uncertificated form (that is, in CREST)

     Where an acceptance  relates to Innogy Shares held in uncertificated  form,
     (i) the cash consideration to which an accepting Innogy Shareholder is entitled will be paid by means of CREST by the Offeror procuring the creation of an assured payment obligation in favour of the accepting Innogy Shareholder's payment bank in respect of the cash consideration due, in accordance with the CREST assured payment arrangements and (ii) definitive certificates for any Loan Notes will be despatched by post (or by such other method as may be approved by the Panel). No Loan Note certificates will be despatched to addresses in the United States, Australia, Canada or Japan.

     The Offeror reserves the right to settle all or any part of the cash consideration referred to above, for all or any accepting Innogy Shareholder(s), in the manner referred to in paragraph (c) below, if, for any reason, it wishes to do so.

(c)  Innogy Shares and Innogy ADSs held in certificated form

     Where an acceptance relates to Innogy Shares or Innogy ADSs held in certificated form, cheques drawn on a UK clearing bank in pounds sterling or US dollars, as appropriate, for the cash due and, where applicable, definitive loan note certificates for the appropriate nominal amount of any Loan Notes will be despatched by post (or by such other method as may be approved by the Panel). No Loan Note certificates will be despatched to addresses in the United States and no payments or Loan Note certificates will be despatched to addresses in Australia, Canada or Japan.

(d)  Lapsing of the Offer

     During the Initial Offer Period, if by the Closing Date the Conditions are not satisfied, fulfilled or, to the extent permitted, waived, the Offer will lapse. If the Offer lapses then: (i) in respect of Innogy Shares held in certificated form and Innogy ADSs, the relevant share certificate(s), Innogy ADRs and/or other documents of title will be returned by post (or by such other method as may be approved by the Panel) within 14 calendar days of the Offer lapsing to the person or agent whose name and address (outside Australia, Canada or Japan) is set out in Box 1 (or, if applicable, Box 7) of the Form of Acceptance or to the person or agent whose name and address (outside Australia, Canada or Japan) is set out in the Letter of Transmittal (as applicable) or, if none is set out, to the name and address of the person who is the first named holder at his or her registered address; (ii) in respect of Innogy Shares held in uncertificated form (that is, in CREST), the Receiving Agent will, immediately after the lapsing of the Offer (or within such longer period as the Panel may permit, not exceeding 14 calendar days after the lapsing of the Offer), give transfer from escrow instructions to CRESTCo to transfer all relevant Innogy Shares held in escrow balances and in relation to which it is the escrow agent for the purposes of the Offer to the original available balances of the holders of Innogy Shares concerned; and (iii) in respect of Innogy ADSs delivered by book-entry transfer into the Depositary's account at a Book-Entry Transfer Facility, Innogy ADSs will be credited to an account maintained at the appropriate Book-Entry Transfer Facility.

(e)  General

     All documents and remittances sent by, to or from holders of Innogy Shares and Innogy ADSs or their appointed agents will be sent at their own risk.

(f)  Currency of cash consideration

     Holders of Innogy ADSs are entitled under the terms of the Offer to receive the cash consideration in pounds sterling. The pounds sterling consideration available to holders of Innogy ADSs is the same, per Innogy Share, as that offered to Innogy Shareholders. To facilitate the settlement of the Offer, unless they elect to receive pounds sterling, holders of Innogy ADSs will receive consideration converted into US dollars at the exchange rate obtainable on the spot market in London at approximately noon (London time) on the date the cash consideration is made available by the Offeror to the Depositary for delivery in respect of the relevant Innogy ADSs.

     A holder of Innogy ADSs may receive such amount on the basis set out above only in respect of the whole of his holding of Innogy Shares in respect of which he accepts the Offer. Holders of Innogy ADSs may not elect to receive both pounds sterling and US dollars.

     If you are a holder of Innogy ADSs and you wish to elect to receive cash consideration in pounds sterling instead of US dollars under the Offer, you should complete the Box entitled "Pounds Sterling Payment Election" on the Letter of Transmittal in addition to taking the actions described in paragraph 13(c) above.

     The actual amount of US dollars received will depend upon the exchange rate prevailing on the day on which funds are made available to the Depositary by the Offeror. Holders of Innogy ADSs should be aware that the US dollar/pound sterling exchange rate which is prevailing on the date on which an election is deemed to be made to receive US dollars and on the dates of despatch and receipt of payment may be different from that prevailing on the day on which funds are made available to the Depositary by the Offeror. In all cases, fluctuations in the US dollar/pounds sterling exchange rate are at the risk of accepting holders of Innogy ADSs who are treated as having elected to receive their consideration in US dollars.
     None of RWE, the Offeror and their advisers or agents shall have any responsibility with respect to the actual amount of cash consideration payable other than in pounds sterling.

16 Further Information

Your attention is drawn to the further information contained in the appendices which form part of this document, and to the accompanying Acceptance Forms, which should be read in conjunction with this document. The appendices and the Acceptance Forms contain material information which may not be summarised elsewhere.

17 Action to be Taken

If you wish to accept the Offer you are urged to complete, sign and return the Form of Acceptance or, if you are a holder of Innogy ADSs, the Letter of Transmittal (as appropriate), together with all the documents required to be returned with it, as soon as possible and, in any event, so as to be received by the Receiving Agent, or the Depositary, as appropriate, by no later than 3.00 p.m. (London time) on 26 April 2002.


Yours faithfully


R.H.C. Nourse
Managing Director
For and on behalf of
Merrill Lynch International

                                   APPENDIX I

                    Conditions and Further Terms of the Offer

The Offer, which is being made by the Offeror and (outside the United States) by Merrill Lynch on its behalf, complies with the applicable rules and regulations of the City Code and with the Exchange Act. In addition, the Offer is governed by English law and is subject to the jurisdiction of the courts of England and is being made on the terms and conditions set out herein and in the related Acceptance Forms.

Part A: Conditions of the Offer

The Offer is subject to the following conditions:

(a)  valid acceptances  being received (and not, where permitted,  withdrawn) by
     3.00 p.m. (London time), 10.00 a.m. (New York City time) on 26 April 2002 or such later time(s) and/or date(s) as the Offeror may, subject to the City Code and in accordance with the Exchange Act, decide in respect of not less than 90 per cent. (or such lesser percentage as the Offeror may decide) of the Innogy Shares (including Innogy Shares represented by Innogy
     ADSs) to which the Offer relates, provided that this condition will not be satisfied unless RWE and its wholly-owned subsidiaries shall have acquired, or agreed to acquire, pursuant to the Offer or otherwise, Innogy Shares (including Innogy Shares represented by Innogy ADSs) carrying in aggregate more than 50 per cent. of the voting rights normally exercisable at a general meeting of Innogy, including for this purpose (to the extent, if any, required by the Panel) any voting rights attaching to any Innogy Shares (including Innogy Shares represented by Innogy ADSs) that are unconditionally allotted or issued before the Offer becomes or is declared unconditional as to acceptances pursuant to the exercise of any outstanding subscription or conversion rights or otherwise and for the purposes of this condition:

     (i) Innogy Shares (including Innogy Shares represented by Innogy ADSs) which have been unconditionally allotted shall be deemed to carry the voting rights they will carry on being entered in the register of members of Innogy; and

     (ii) the expression "Innogy Shares (including Innogy Shares represented by Innogy ADSs) to which the Offer relates" shall be construed in accordance with sections 428 to 430F of the Companies Act 1985, provided further that, unless the Offeror otherwise determines, this condition (a) shall be capable of being satisfied only at a time when all of the other conditions (b) to (l) inclusive have been either satisfied, fulfilled or, to the extent permitted, waived;

(b) (i) it being established, in terms reasonably satisfactory to the Offeror, that it is not the intention of the European Commission to initiate proceedings under Article 6(1)(c) of Council Regulation (EEC) No. 4064/89 (as amended by Council Regulation (EC) No. 1310/97) (the "Regulation") or to make a referral to a competent authority under
          Article 9(1) thereof in connection with the Acquisition or any part thereof or any matter arising therefrom; or

     (ii) if the European Commission makes a referral of the Acquisition or any part thereof under Article 9(1) of the Regulation to the competent authorities of the United Kingdom, or if the competent authorities of the United Kingdom invoke Article 21(3) of the Regulation in respect of the Acquisition or any part thereof:

          (aa) it being established in terms reasonably satisfactory to the Offeror that it is not the intention of the Secretary of State for Trade and Industry to refer the Acquisition, or any part thereof, or any matter arising therefrom, to the Competition Commission; and

          (bb) the requirements of condition (b)(i) above being satisfied with respect to any part of the Acquisition not referred to a competent authority of the United Kingdom.

(c) GEMA indicating in terms reasonably satisfactory to the Offeror that in connection with the Acquisition it is not its intention to seek modifications to any of the licences held by any member of the Wider Innogy Group under the Electricity Act 1989 (except on terms reasonably satisfactory to the Offeror) and neither Innogy nor any member of the Wider Innogy Group having agreed to any such modifications (except, in each case, on terms reasonably satisfactory to the Offeror);

(d) GEMA indicating in terms reasonably satisfactory to the Offeror that in connection with the Acquisition it will not seek undertakings or assurances from any member of the Wider RWE Group (except on terms reasonably satisfactory to the Offeror) and that in connection with the Acquisition it will seek or agree only such modifications (if any) and such other consents and/or directions (if any) as are in the reasonable opinion of the Offeror necessary or appropriate with respect to the licences referred to in condition (c);

(e) all filings having been made and all applicable waiting periods under the United States Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the regulations thereunder having expired or been terminated as appropriate in each case in connection with the Offer and the proposed acquisition of any shares in, or control of, Innogy by any member of the Wider RWE Group;

(f) notification having been received by the Offeror under section 215(2) of the Income and Corporation Taxes Act 1988 that no payments made in connection with the Offer will be treated as chargeable payments for the purposes of section 214 of the Income and Corporation Taxes Act 1988;

(g) no government or governmental, quasi-governmental, supranational, statutory or regulatory body or association or agency (including any trade agency) or any court or other body (including any professional or environmental body) or person in any jurisdiction (each a "Third Party") having decided to take, instituted, implemented or threatened any action, proceeding, suit, investigation or enquiry or enacted, made or proposed and there not continuing to be outstanding any statute, regulation, order or decision that would or might be reasonably expected to:

    (i) make the Offer or the acquisition of any Innogy Shares, or control of Innogy, by any member of the Wider RWE Group void, unenforceable or illegal or directly or indirectly restrict, prohibit, delay or otherwise interfere with the implementation of, or impose additional conditions or obligations with respect to, or otherwise challenge, the Offer or the acquisition of any Innogy Shares, or control of Innogy, by any member of the Wider RWE Group;

    (ii) require, prevent or delay the divestiture (or alter the terms of any proposed divestiture) by the Wider RWE Group or the Wider Innogy Group of all or any part of their respective businesses, assets or properties or impose any limitation on their ability to conduct all or any portion of their respective businesses and to own all or any portion of any of their respective assets or properties;

    (iii) impose any limitation on, or result in a delay in, the ability of any member of the Wider RWE Group to acquire or hold or to exercise effectively, directly or indirectly, all or any rights of ownership of shares in or to exercise management control over any member of the Wider Innogy Group or on the ability of any member of the Wider Innogy Group to hold or exercise effectively, directly or indirectly, all or any rights of ownership of shares in or to exercise management control over any other member of the Wider Innogy Group;

    (iv) require any member of the Wider RWE Group or the Wider Innogy Group to offer to acquire any shares in any member of the Wider Innogy Group owned by any third party where such acquisition would be material in the context of the Wider RWE Group taken as a whole or, as the case may be, the Wider Innogy Group taken as a whole;

    (v) impose any limitation on the ability of any member of the Wider Innogy Group or the Wider RWE Group to integrate or co-ordinate its business, or any part of it, with the businesses of any other members of the Wider Innogy Group or Wider RWE Group in each case where the same is materially adverse to the Wider RWE Group or the Wider Innogy Group as the case may be;

    (vi) result in any member of the Wider Innogy Group or the Wider RWE Group ceasing to be able to carry on business under any name under which it presently does so in each case where the same is materially adverse to the Wider RWE Group or the Wider Innogy Group as the case may be; or

    (vii) otherwise materially and adversely affect the business, profits or prospects of any member of the Wider RWE Group or of the Wider Innogy Group,

     and all applicable waiting periods during which any such Third Party could take, institute, implement or threaten any such action, proceeding, suit, investigation or enquiry having expired, lapsed or terminated;

(h) all necessary filings having been made and all appropriate waiting periods under any applicable legislation or regulations of any jurisdiction having expired, lapsed or been terminated in each case in respect of the Offer and the acquisition of any shares in, or control of, Innogy by the Wider RWE Group and all authorisations, orders, grants, recognitions, confirmations, licences, consents, clearances, permissions and approvals ("authorisations") necessary or appropriate in any jurisdiction for or in respect of the Offer and the proposed acquisition of any shares in, or control of, Innogy by the Wider RWE Group being obtained in terms and in a form reasonably satisfactory to the Offeror from appropriate Third Parties or from any persons or bodies with whom any member of the Wider RWE Group or the Wider Innogy Group has entered into contractual arrangements, in each case where absence of such authorisation would have a material adverse effect on the Wider RWE Group taken as a whole or the Wider Innogy Group taken as a whole, and such authorisations together with all authorisations necessary for any member of the Wider Innogy Group to carry on its business remaining in full force and effect and no intimation of any intention to revoke or not to renew any of the same having been made under the laws or regulations of any jurisdiction and all necessary statutory or regulatory obligations in any jurisdiction having been complied with;

(i) there being no provision of any arrangement, agreement, licence or other instrument to which any member of the Wider Innogy Group is a party or by or to which any such member or any of their assets may be bound or be subject which, as a result of the making or implementation of the Offer or the acquisition or proposed acquisition by the Offeror of the share capital of Innogy or any part thereof or because of a change in the control or management of Innogy or otherwise, could or might reasonably be expected to result in (to an extent which is materially adverse in the context of the Wider Innogy Group taken as a whole):

    (i) any moneys borrowed by or any indebtedness (actual or contingent) of any such member becoming repayable or capable of being declared repayable immediately or earlier than the stated repayment date or the ability of such member to borrow monies or incur any indebtedness being withdrawn or inhibited or any such arrangement, agreement, licence or instrument relating to any monies borrowed or indebtedness being terminated or modified or any onerous obligation arising or any action being taken or arising thereunder;

    (ii) the creation or enforcement of any mortgage, charge or other security whether existing or having arisen over the whole or any part of the business, property or assets of any such member;

    (iii) the interests or business of any such member in or with any other person, firm or company (or any arrangements relating to such interest or business) being terminated or adversely modified or affected;

    (iv) any such member ceasing to be able to carry on business under any name under which it presently does so;

    (v) any assets or interest of any such member being or falling to be disposed of or charged or any right arising under which any such asset or interest could be required to be disposed of or charged otherwise than in the ordinary course of business;

    (vi) the value of any such member or its financial or trading position or prospects being prejudiced or adversely affected; or

    (vii) the creation of any liability (actual or contingent) by any such member of the Wider Innogy Group,

     and no event having occurred which, under any provision of any agreement, arrangement, licence, permit or other instrument to which any member of the Innogy Group is a party or by or to which any such member or any of its assets is bound, entitled or subject, is reasonably likely to result in any of the events or circumstances as are referred to in sub-paragraphs (i) to
     (vii) of this condition (i) in any case where such result would be materially adverse in the context of the Innogy Group taken as a whole;

(j) except as disclosed in the annual report and accounts of Innogy for the year ended 31 March 2001 or the interim financial statements of Innogy for the six months ended 30 September 2001 or as publicly announced to the London Stock Exchange Company Announcements Office by or on behalf of Innogy or as fairly disclosed to the Offeror on or before 21 March 2002, no member of the Wider Innogy Group having since 31 March 2001:

    (i) save as between Innogy and wholly-owned subsidiaries of Innogy prior to 21 March 2002 or upon the exercise of rights to subscribe for Innogy Shares pursuant to the Innogy Share Incentive Plans prior to 21 March 2002, issued or agreed to issue or authorised or proposed the issue of additional shares of any class, or securities convertible into, or rights, warrants or options to subscribe for or acquire, any such shares or convertible securities;

    (ii) declared, paid or made or proposed to declare, pay or make any bonus, dividend or other distribution whether payable in cash or otherwise other than a distribution by any wholly-owned subsidiary of Innogy or to Innogy or any of its wholly-owned subsidiaries;

    (iii) made, authorised or proposed or announced an intention to propose any reconstruction, amalgamation, merger, demerger, acquisition, disposal or transfer of assets or any right, title or interest in any assets (other than in the ordinary course of business) or shares or undertaking where any of the foregoing is material in the context of the Wider Innogy Group taken as a whole;

    (iv) other than transactions between Innogy and its wholly owned subsidiaries or between such wholly-owned subsidiaries made, authorised or proposed or announced its intention to propose any change in its share or loan capital;

    (v) other than transactions between Innogy and its wholly owned subsidiaries or between such wholly-owned subsidiaries issued, authorised or proposed the issue of any debentures or incurred any indebtedness or contingent liability which is material in the context of the Wider Innogy Group taken as a whole;

    (vi) entered into, varied or terminated, or authorised, proposed or announced its intention to enter into, vary or terminate any transaction, arrangement, contract or commitment (whether in respect of capital expenditure or otherwise) which is of a long term, onerous or unusual nature or which involves or could involve an obligation of a nature or magnitude, in each case which is material;

    (vii) entered into or varied the material terms of any service agreement with any director or senior executive of Innogy;

    (viii) disposed of or transferred, mortgaged or encumbered any assets or any right, title or interest in any asset which is material or entered into any contract, transaction, reconstruction, amalgamation or arrangement otherwise than in the ordinary course of business which is material;

    (ix) proposed any voluntary winding up or had any order made for its winding-up (voluntary or otherwise), dissolution or reorganisation or for the appointment of a receiver, administrator, administrative receiver, trustee or similar officer of all or any of its assets and revenues;

    (x)   waived or compromised any claim which is material;

    (xi) made or agreed or consented to any material change to the terms of the trust deeds constituting the pension schemes established for its directors and/or employees and/or their dependants or to the benefits which accrue, or to the pensions which are payable thereunder, or to the basis on which qualification for or accrual or entitlement to such benefits or pensions are calculated or determined, or to the basis upon which the liabilities (including pensions) of such pension schemes are funded or made, or agreed or consented to, any change to the trustees;

    (xii) entered  into  an   agreement   which  will  result  in  the  material
          restriction of the scope of the business of the Wider Innogy Group; or

    (xiii) entered into any arrangement, contract, commitment or agreement or passed any resolution in general meeting with respect to any of the transactions, matters or events referred to in this paragraph, and for the purpose of this condition (j) "material" shall mean material in the context of the Wider Innogy Group taken as a whole;

(k) since 31 March 2001 (except as disclosed in the annual report and accounts of Innogy for the year ended 31 March 2001 or the interim financial statements of Innogy for the six months ended 30 September 2001 or as publicly announced to the London Stock Exchange Company Announcements Office by or on behalf of Innogy or otherwise fairly disclosed to the Offeror on or before 21 March 2002):

    (i) no adverse change in the business, financial or trading position or profits or prospects of the Wider Innogy Group having occurred;

    (ii) no litigation, arbitration proceedings, prosecution or other legal proceedings having been threatened, announced, instituted or remaining outstanding by, against or in respect of any member of the Wider Innogy Group or to which any member of the Wider Innogy Group is a party (whether as plaintiff or defendant or otherwise) and no investigation by any Third Party or other investigative body against or in respect of any member of the Wider Innogy Group having been threatened, announced, instituted or remaining outstanding by, against or in respect of any member of the Wider Innogy Group; and

    (iii) no liability (contingent or otherwise) having arisen which might be reasonably likely to materially adversely affect the Wider Innogy Group,

     in each case which is material in the context of the Wider Innogy Group taken as a whole; and

(l)  the Offeror not having discovered that:

    (i) any financial, business or other information publicly disclosed at any time by any member of the Wider Innogy Group is misleading, contains a misrepresentation of fact or omits to state a fact necessary to make the information contained therein not misleading which in any case is material and adverse to the financial or trading position of the Wider Innogy Group taken as a whole;

    (ii) any member of the Wider Innogy Group is subject to any liability, contingent or otherwise, which is not disclosed in the annual report and accounts of Innogy for the year ended 31 March 2001, or the interim financial statements of Innogy for the six months ended 30 September 2001 and which is material in the context of the Wider Innogy Group taken as a whole;

    (iii) any past or present member of the Wider Innogy Group has not complied in all material respects with all applicable legislation, common law, regulations, circulars, guidance notes or the like of any jurisdiction with regard to the use, storage, presence, disposal, transport, discharge, spillage, leak or emission of any waste or substance capable of causing harm to the environment or human health or otherwise relating to environmental matters, where any such non-compliance would be likely to give rise to any material liability (whether actual or contingent) or cost on the part of any member of the Wider Innogy Group; or

    (iv) there is or is likely to be any liability (whether actual or contingent) to or requirement by any Third Party to make good, repair, re-instate or clean up any property now or previously owned, occupied or made use of by any past or present member of the Wider Innogy Group under any environmental legislation, common law, regulations, notice, circular, order, guidance notes or the like which, in any case, is material in the context of the Wider Innogy Group taken as a whole.

The Offeror reserves the right to waive all or any of conditions (b) to (l) inclusive, in whole or in part. The Offer will lapse unless all the above conditions are fulfilled or (if capable of waiver) waived or, where appropriate, determined by the Offeror to have been or remain satisfied by 3.00 p.m. (London time), 10.00 a.m. (New York City time) on 26 April 2002 (or such later date as the Offeror may determine, in accordance with the City Code and the Exchange
Act). The Offeror shall be under no obligation to waive or treat as fulfilled any of conditions (b) to (l) inclusive by a date earlier than the latest date for the fulfilment thereof notwithstanding that the other conditions of the Offer may at such earlier date have been waived or fulfilled and that there are at such earlier date no circumstances indicating that any of such conditions may not be capable of fulfilment.

If the Offeror is required by the Panel to make an offer or offers for any Innogy Shares under Rule 9 of the City Code, the Offeror may make such alterations to the above conditions as are necessary to comply with that Rule.

If before 3.00 p.m. (London time), 10.00 a.m. (New York City time) on 26 April 2002 or the date when the Offer becomes unconditional as to acceptances (whichever is the later) the European Commission either initiates proceedings under Article 6(1)(c) of Council Regulation (EEC) 4064/89 or makes a referral to a competent authority of the United Kingdom under Article 9(1) thereof and there is a subsequent reference to the Competition Commission, the Offer will lapse.

As used in this Part A:

     "Wider RWE Group" means RWE and its subsidiary undertakings, associated undertakings and any other undertakings in which RWE and such undertakings (aggregating their interests) have a substantial interest;

     "Wider Innogy Group" means Innogy and its subsidiary undertakings, associated undertakings and any other undertakings in which Innogy and such undertakings (aggregating their interests) have a substantial interest; and

     for these purposes "subsidiary undertaking", "associated undertaking" and "undertaking" have the meanings given by the Companies Act 1985 (but for these purposes ignoring paragraph 20(1)(b) of Schedule 4A to the Companies Act 1985) and "substantial interest" means a direct or indirect interest in 20 per cent. or more of the equity capital of an undertaking.

Part B: Further Terms of the Offer

The following Further Terms apply, unless the context requires otherwise, to the Offer and the Loan Note Alternative. Except where the context requires otherwise, any reference in Parts A and B of this Appendix I and in the Acceptance Forms:

(a) to the "Offer" will include the Loan Note Alternative and any other election available under the Offer and any revision, variation, renewal or extension thereof;

(b) to the "Offer becoming unconditional" will include the Offer being or becoming or being declared unconditional;

(c) to the Offer being or becoming or being declared "unconditional" will be construed as the Offer being or becoming or being declared unconditional in all respects; and

(d) to the "Offer Document" will mean this document and any other document containing details of the Offer.

1 Acceptance Period

(a) The Offer will initially be open for acceptance until 3.00 p.m. (London time), 10.00 a.m. (New York City time) on 26 April 2002. Although no revision is envisaged, if the Offer is revised it will remain open for acceptance for a period of at least 14 days (or such other period as may be permitted by the Panel that is in accordance with the Exchange Act) following the date of despatching written notice of the revision to holders of Innogy Securities. Except with the consent of the Panel, no revision of the Offer may be made after 13 May 2002, or, if later, the date 14 days before the last date on which the Offer can become unconditional.

(b) The Offer, whether revised or not, will not (except with the consent of the Panel) be capable of becoming unconditional after 1.00 p.m. (London time),
     8.00 a.m. (New York City time) on 27 May 2002 (or any other time and/or date beyond which the Offeror has stated that the Offer will not be extended and has not withdrawn that statement), nor of being kept open after that time and/or date unless the Offer has previously become unconditional, provided that the Offeror reserves the right, with the permission of the Panel, to extend the Offer to a later time(s) and/or date(s). Except with the consent of the Panel, the Offeror may not, for the purposes of determining whether the Acceptance Condition has been satisfied, take into account acceptances received or purchases of Innogy Shares (including Innogy Shares represented by Innogy ADSs) made after 1.00 p.m. (London time), 8.00 a.m. (New York City time) on 27 May 2002 (or any other time(s) and/or date(s) beyond which the Offeror has stated that the Offer will not be extended and has not withdrawn that statement) or such later time(s) and/or date(s) as the Offeror, with the permission of the Panel, may determine.

(c) If the Offer becomes unconditional in all respects, it will remain open for acceptance for the Subsequent Offer Period which shall be for not less than 14 days from the expiry of the Initial Offer Period. If the Offer has become unconditional in all respects and it is stated that the Offer will remain open until further notice, then not less than 14 days' notice in writing will be given to those holders of Innogy Securities who have not accepted the Offer prior to the closing of the Subsequent Offer Period.

(d) If a competitive situation arises after a no extension statement and/or no increase statement has been made in connection with the Offer, the Offeror may, if it specifically reserves the right to do so at the time such statement is made (or otherwise with the consent of the Panel), withdraw such statement provided it complies with the requirements of the City Code and the Exchange Act and in particular that it announces the withdrawal as soon as possible and in any event within four business days of the announcement of the competing offer and notifies holders of Innogy Securities to that effect in writing at the earliest opportunity or, in the case of holders of Innogy Securities with registered addresses outside the United Kingdom or whom the Offeror knows to be nominees, custodians or trustees holding Innogy Shares (including Innogy Shares represented by Innogy ADSs) for such persons, by announcement in the United Kingdom and the United States. The Offeror may choose not to be bound by a no increase or no extension statement if, having reserved the right to do so, it posts an increased or improved offer which is recommended by the board of directors of Innogy, or in other circumstances permitted by the Panel.

(e) For the purposes of determining whether the Acceptance Condition has been satisfied, the Offeror will not be bound (unless otherwise required by the Panel) to take into account any Innogy Shares (including Innogy Shares represented by Innogy ADSs) which have been issued or unconditionally allotted or which arise as the result of the exercise of conversion rights before that determination takes place unless written notice containing relevant details of the allotment, issue or conversion has been received from Innogy or its agents before that time by the Offeror or the Receiving Agent at Antholin House, 71 Queen Street, London EC4N 1SL (in the case of Innogy Shares) or the Depositary at the relevant address set forth on the Letter of Transmittal (in the case of Innogy ADSs) on behalf of the Offeror. Notification by telex or facsimile or other electronic transmissions or copies will not be sufficient.

(f) In accordance with applicable SEC policy, at least five US business days prior to any reduction in the percentage of Innogy Shares (including Innogy Shares represented by Innogy ADSs) required to satisfy the Acceptance Condition, the Offeror will announce that it is to exercise the right so to reduce such percentage. The announcement will be made through a press release designed to inform holders of Innogy Securities in the United Kingdom and elsewhere and by placing an advertisement in a newspaper of national circulation in the United States. Such announcement will state the level to which the percentage required to satisfy the Acceptance Condition may be reduced, that such a reduction is possible but that the Offeror need not declare its actual intentions until it is required to do so under the City Code and will contain language advising holders of Innogy Securities to withdraw their Innogy Shares (including Innogy Shares represented by Innogy ADSs) if their willingness to accept the Offer would be affected by a reduction of the Acceptance Condition. The Offeror will not make such an announcement unless it believes that there is a significant possibility that sufficient Innogy Shares (including Innogy Shares represented by Innogy ADSs) will be tendered to permit the Acceptance Condition to be satisfied at such reduced level. Holders of Innogy Securities who are not willing to accept the Offer if the Acceptance Condition is reduced to a level lower than 90 per cent. should either not accept the Offer until the Offer has become unconditional in all respects (which may be at a level of acceptances lower than 90 per cent.) or be prepared to withdraw their acceptances  promptly  following  an  announcement  by the  Offeror  of its reservation of the right to reduce the Acceptance Condition. Upon any announcement being made that the percentage of Innogy Shares (including Innogy Shares represented by Innogy ADSs) required to satisfy the Acceptance Condition may be reduced, the Offer shall not be capable of becoming or being declared unconditional in all respects until the expiry of at least five US business days thereafter. Holders of Innogy Securities will be able to accept the Offer for at least five US business days after the reduction of the Acceptance Condition.

2 Announcements

(a) By 8.00 a.m. (London time) in the United Kingdom and by 8.00 a.m. (New York City time) in the United States on the business day (the "relevant day") following the day on which the Offer is due to expire or becomes unconditional or is revised or extended, or such later time or date as the Panel may agree, the Offeror will make an appropriate announcement and inform the London Stock Exchange and the Dow Jones News Service of the position. Such announcement will also state (unless otherwise permitted by the Panel) the total number of Innogy Shares (including Innogy Shares represented by Innogy ADSs) and rights over Innogy Shares (including Innogy Shares represented by Innogy ADSs) (as nearly as practicable):

    (i) for which acceptances of the Offer have been received (showing the extent, if any, to which such acceptances have been received from persons acting or deemed to be in concert with the Offeror);

    (ii) acquired or agreed to be acquired by or on behalf of the Offeror or any person acting or deemed to be in concert with the Offeror during the Offer Period; and

    (iii) held by or on behalf of the Offeror or any person deemed to be acting in concert with the Offeror prior to the Offer Period, and will specify the percentage of the Innogy Shares (including Innogy Shares represented by Innogy ADSs) represented by each of these figures. Any decision to extend the time and/or date by which the Acceptance Condition has to be satisfied may be made at any time up to, and will be announced not later than, 8.00 a.m. (London time) in the United Kingdom, 8.00 a.m. (New York City time) in the United States on the relevant day or such later time and/or date as the Panel may agree and the announcement will also state the next expiry date (unless the Offer is unconditional). In computing the number of Innogy Shares and Innogy ADSs represented by acceptances and purchases, there may be included or excluded for announcement purposes, subject to paragraph 7(e) below, acceptances and purchases not in all respects in order or subject to verification.

(b) In this Appendix I, references to the making of an announcement or the giving of notice by the Offeror include the release of an announcement by public relations consultants or by Merrill Lynch to the press and the delivery by hand or telephone, telex or facsimile transmission or other electronic transmission of an announcement to the London Stock Exchange and the Dow Jones News Service. An announcement made otherwise than to the London Stock Exchange will be notified simultaneously to the London Stock Exchange and the Dow Jones News Service.

3 Rights of Withdrawal

(a) Innogy Securities in respect of which acceptances have been received may be withdrawn pursuant to the procedures set out below at any time from the date of this document until the latest time specified for receipt of acceptances on the last day of the Initial Offer Period and in certain other circumstances described below. Innogy Securities in respect of which acceptances have been received during the Initial Offer Period and not validly withdrawn during the Initial Offer Period, and Innogy Securities in respect of which acceptances have been received during the Subsequent Offer Period, may not be withdrawn, except in certain limited circumstances described below.

(b) The Offeror will only make an announcement that the Acceptance Condition has been satisfied, if all other Conditions are also satisfied, fulfilled or to the extent permitted, waived. If the Offeror, having announced the Offer to be unconditional, fails by 3.30 p.m. (London time), 10.30 a.m. (New York City time) on the relevant day (or such later time or date as the Panel may agree) to comply with any of the other relevant requirements specified in paragraph 2(a) above, an accepting holder of Innogy Securities may immediately after that time withdraw his acceptance of the Offer in accordance with the procedures set out below. Subject to paragraph 1(b) above, this right of withdrawal may be terminated not less than eight days after the relevant day by the Offeror confirming, if that be the case, that the Offer is still unconditional and complying with the other relevant requirements specified in paragraph 2(a) above. If any such confirmation is given, the first period of 14 days referred to in paragraph 1(c) above will run from the date of that confirmation and compliance.

(c) If a no extension and/or no increase statement is withdrawn in accordance with paragraph 1(d) above, any acceptance made after the date of that statement may be withdrawn thereafter in the manner referred to in paragraph 3(b) above for a period of eight days following the date on which the notice of the withdrawal is posted to holders of Innogy Securities.

(d) Except as provided by this paragraph 3, acceptances and elections made in accordance with this Appendix I will be irrevocable.

(e) To be effective, a written notice of withdrawal must be received on a timely basis by the party (either the Receiving Agent or the Depositary) to whom the acceptance was originally sent at their respective address and must specify the name of the person who has tendered the Innogy Shares or Innogy ADSs, the number of Innogy Shares or Innogy ADSs to be withdrawn and (if Innogy ADSs have been tendered) the name of the registered holder, if different from the name of the person whose acceptance is to be withdrawn. In respect of Innogy ADSs, if Innogy ADRs have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Innogy ADRs, the serial numbers shown on such Innogy ADRs must be submitted and, unless the Innogy ADSs evidenced by such Innogy ADRs have been delivered by an Eligible Institution, the signatures on the notice of withdrawal must be guaranteed by an Eligible Institution. If Innogy ADSs evidenced by Innogy ADRs have been delivered pursuant to the procedures for book-entry transfer set out in paragraph 10(c) of this Part B, any notice of withdrawal must specify the name and number of the account at the appropriate Book-Entry Transfer Facility to be credited with the withdrawn Innogy ADSs and must otherwise comply with such Book-Entry Transfer Facility's procedures.

(f) In this paragraph 3, "written notice" (including any letter of appointment, direction or authority) means notice in writing bearing the original signature(s) of the relevant accepting holders of Innogy Securities or his/their agent(s) duly appointed in writing (evidence of whose appointment satisfactory to the Offeror is produced with the notice). Telex or facsimile or other electronic transmissions or copies will not be sufficient. No notice which is post-marked or otherwise appears to the Offeror or its agents to have been sent from Australia, Canada or Japan will be treated as valid.

(g) All questions as to the validity (including time of receipt) of any notice of withdrawal will be determined by the Offeror whose determination (except as required by the Panel) will be final and binding. None of the Offeror, Innogy, Merrill Lynch, the Depositary, the Receiving Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give such notification or for any determination under this paragraph (g).

4 The Loan Note Alternative

(a) The Loan Note Alternative is conditional upon all of the Conditions becoming or being declared satisfied, fulfilled or, to the extent permitted, waived and will remain open for as long as the Offer remains open for acceptances. No Loan Notes will be issued unless valid elections for the Loan Note Alternative are received on or before the date on which the Offer becomes or is declared unconditional in all respects for at least (pound)5 million nominal value of Loan Notes. If insufficient elections are received, Innogy Shareholders who validly accept the Offer and elect for the Loan Note Alternative will instead receive cash in accordance with the terms of the Offer. Subject as aforesaid, the Loan Note Alternative will remain open as long as the Offer is open for acceptance.

(b) No election for the Loan Note Alternative will be valid unless both a valid acceptance of the Offer and a valid election for the Loan Note Alternative, duly complete in all respects and accompanied by, if appropriate, all relevant share certificates and/or other document(s) of title, are duly received by the time and date on which the Loan Note Alternative closes.

(c) If any acceptance of the Offer which includes an election for the Loan Note Alternative is not, or is not deemed to be, valid or complete in all respects at such time, such election shall for all purposes be void and the holder(s) of Innogy Shares purporting to make such election shall not, for any purpose, be entitled to receive the Loan Note Alternative, but any such acceptance which is otherwise valid shall be deemed to be an acceptance of the Offer (without the Loan Note Alternative) for the number of Innogy Shares which are the subject of the acceptance and the holder(s) of Innogy Shares will, on the Offer becoming unconditional, receive the cash consideration due under the Offer.

(d) The insertion of a number in Box 3 on the Form of Acceptance shall, subject to the other terms of the Offer, be treated in respect of that number of Innogy Shares, as an election for the Loan Note Alternative.

(e) An election for the Loan Note Alternative will not be valid unless the Form of Acceptance is completed correctly in all respects and is received in accordance with paragraph 8 below.

(f) The Loan Notes will be issued in multiples of(pound)1 and fractional entitlements will be disregarded.

(g) The Loan Note Alternative is not available to any Innogy Shareholder who is a US person or to holders of Innogy ADSs.

5 Revised Offer

(a) Although no such revision is envisaged, if the Offer (in its original or any previously revised form(s)) is revised (either in its terms or conditions or in the value or form of the consideration offered or otherwise), and any such revised Offer represents on the date on which the revision is announced (on such basis as Merrill Lynch may consider appropriate) an improvement (or no diminution) in the value of the consideration previously offered, the benefit of the revised Offer will, subject to paragraphs 5(c), 5(d) and 6 below, be made available to holders of Innogy Securities who have accepted the Offer in its original or previously revised form(s) ("Previous Acceptors"). The acceptance by or on behalf of a Previous Acceptor of the Offer in its original or any previously revised form(s) will, subject to paragraphs 5(c), 5(d) and 6 below, be deemed to be an acceptance of the Offer as so revised and will also constitute an authority to the Offeror or any duly authorised representative of Merrill Lynch as his attorney and/or agent to accept any such revised Offer on behalf of such Previous Acceptor and, if such revised Offer includes alternative forms of consideration, to make on his behalf elections for and/or accept such alternative forms of consideration on his behalf as such attorney and/or agent in his absolute discretion thinks fit and to execute on behalf of and in the name of such Previous Acceptor all such further documents and take such further actions (if any) as may be required to give effect to such acceptances and/or elections. In making any such acceptance or making any such election, the attorney and/or agent will take into account the nature of any previous acceptances and/or elections made by the Previous Acceptor and such other facts or matters as he may reasonably consider relevant.

(b) The Offeror and Merrill Lynch reserve the right (subject to paragraph 5(a) above) to treat any executed Form of Acceptance or Letter of Transmittal relating to the Offer in their original or any previously revised form(s) which are received (or dated) on or after the announcement or issue of the Offer in any revised form as a valid acceptance and/or election of the revised Offer and such acceptance will constitute an authority in the terms of paragraph 5(a) above mutatis mutandis on behalf of the relevant holder of Innogy Securities.

(c) The deemed acceptances referred to in this paragraph 5 shall not apply and the authorities conferred by this paragraph shall not be exercised by the Offeror or any director of Merrill Lynch if, as a result thereof, the Previous Acceptor would (on such basis as Merrill Lynch may consider appropriate) thereby receive less in aggregate consideration than he would have received in aggregate consideration as a result of acceptance of the Offer in the form in which they were originally accepted by him or on his behalf.

(d) The deemed acceptances referred to in this paragraph 5 will not apply and the authorities conferred by this paragraph 5 will be ineffective to the extent that a Previous Acceptor shall lodge with the Receiving Agent or the Depositary, as appropriate within 14 days of the posting of the document pursuant to which the revision of the Offer is made available to holder of Innogy Securities, a Form of Acceptance (in the case of Innogy Shares), Letter of Transmittal (in the case of Innogy ADSs) or some other form issued by or on behalf of the Offeror in which the holder of Innogy
     Securities validly elects to receive the consideration receivable by him under such revised Offer in some other manner.

(e) If the Offeror makes a material change in the terms of the Offer or if it waives a material condition of the Offer, the Offeror will disseminate additional tender offer materials and extend the Offer to the extent required by Rules 14d-4(d), 14d-6(c) and 14e-1 under the Exchange Act. The minimum period during which an offer must remain open following material changes in the terms of the offer, other than a change in price or a change in the percentage of securities sought, will depend upon the facts and circumstances then existing, including the materiality of the changes, but generally will be no less than five US business days. With respect to a change in price or, subject to certain limitations, a change in the percentage of securities sought, a minimum of ten US business days is generally required to allow for adequate dissemination to holders of Innogy Securities. Any reduction in the percentage of Innogy Shares required to satisfy the Acceptance Condition will be accomplished and announced in the manner described in paragraph 1(f) of this Part B and not in accordance with this paragraph.

6 Overseas Holders of Innogy Securities

(a) The making of the Offer (including the Loan Note Alternative) in, or to certain persons who are resident in, or citizens or nationals of, jurisdictions outside the UK may be affected by the laws of the relevant jurisdictions. Holders of Innogy Securities who are residents, citizens or nationals of jurisdictions outside the UK should inform themselves about and observe any applicable legal requirements. It is the responsibility of any such person wishing to accept the Offer or the Loan Note Alternative to satisfy himself as to the full observance of the laws of the relevant jurisdiction in connection therewith, including the obtaining of any governmental, exchange control or other consents which may be required, the compliance with other necessary formalities, and the payment of any issue, transfer or other taxes due in that jurisdiction by whomsoever payable and RWE, the Offeror and Merrill Lynch will be fully indemnified and held harmless by any holder of Innogy Securities for whom RWE, the Offeror or Merrill Lynch are required to pay any issue, transfer or other taxes.

(b) The Offer is not being made, directly or indirectly, in or into Australia, Canada or Japan, or by use of the mails of, or by any means or instrumentality of interstate or foreign commerce of, or any facilities of a national securities exchange of, any of these jurisdictions. Such means or instrumentalities include, but are not limited to, facsimile transmission, telex and telephone.

(c) Copies of this document, the Acceptance Forms and any related Offer Documents are not being mailed or otherwise distributed or sent in or into Australia, Canada or Japan including to holders of Innogy Securities with registered addresses in these jurisdictions or to persons whom the Offeror knows to be nominees, custodians or trustees holding Innogy Shares for such persons. Persons receiving such documents (including, without limitation, custodians, nominees and trustees) must not distribute, send or mail them in, into or from Australia, Canada or Japan or use any such instrumentality in connection with the Offer, and doing so may render invalid any related purported acceptance of the Offer. Persons wishing to accept the Offer must not use Australian, Canadian or Japanese mails or any such instrumentality for any purpose directly or indirectly related to acceptance of the Offer. Envelopes containing the Acceptance Forms must not be postmarked in Australia, Canada or Japan or otherwise despatched from these jurisdictions and all acceptors must provide addresses outside Australia, Canada and Japan for the receipt of the consideration to which they are entitled under the Offer and which is despatched by post pursuant to paragraph 9(e)(ii) of Part B or for the return of the Acceptance Forms and (in relation to Innogy Shares held in certificated form) any share certificates, and/or other document(s) of title.

(d) Subject as provided below, a holder of Innogy Securities will be deemed not to have accepted the Offer if:

    (i) he puts "No" in Box 6 of the Acceptance Form and thereby does not make the representations and warranties set out in paragraph 9(b) of Part B of Appendix I;

    (ii) Box 1 of the Acceptance Form contains an address in Australia, Canada or Japan or has a registered address in Australia, Canada or Japan and in either case he does not insert in Box 7 of the Acceptance Form the name and address of a person or agent outside Australia, Canada and Japan to whom he wishes the consideration to which he is entitled under the Offer to be sent, subject to the provisions of this paragraph 9(b) and applicable laws; or

    (iii) an Acceptance Form received from him is received in an envelope postmarked in, or otherwise appears to the Offeror or its agents to have been sent from, Australia, Canada or Japan.

     The Offeror reserves the right, in its sole discretion, to investigate, in relation to any acceptance, whether the representations and warranties set out in paragraph 9(b) of Part B could have been truthfully given by the relevant holder of Innogy Securities and, if such investigation is made and as a result the Offeror determines that such representations and warranties could not have been so given, such acceptance shall not be valid.

(e) If, notwithstanding the restrictions described above, any person (including, without limitation, custodians, nominees and trustees) whether pursuant to a contractual or legal obligation or otherwise forwards this document, the Acceptance Form or any related offering document in, into or from Australia, Canada or Japan or uses the mails or any means or instrumentality (including, without limitation, facsimile transmission, telex and telephones) of interstate or foreign commerce of, or any facilities of a national securities exchange of Australia, Canada or Japan in connection with such forwarding, such person should (i) inform the recipient of such fact, (ii) explain to the recipient that such action may invalidate any purported acceptance by the recipient and
     (iii) draw the attention of the recipient to this paragraph 6.

(f) As used in this document and in the Form of Acceptance (i) "Canada" means Canada, its possessions and territories and all areas subject to its jurisdiction or any political subdivision thereof; and "Canadian person" means any person who is a resident, citizen or national of Canada (including the estate of any such person) or corporations, partnerships, trusts or other entities created or organised in Canada; (ii) "Australia" means Australia, its possessions and territories and all areas subject to its jurisdiction or any political subdivision thereof; and "Australian person" means any person who is a resident, citizen or national of Australia (including the estate of any such person) or corporations, partnerships, trusts or other entities created or organised in Australia;
     (iii) "Japan" means Japan, its possessions and territories and all areas subject to its jurisdiction or any political subdivision thereof; and "Japanese person" means any person who is a resident, citizen or national of Japan (including the estate of any such person) or corporations, partnerships, trusts or other entities created or organised in Japan; and
     (iv) "Restricted Overseas Person" means a Canadian, Australian or Japanese person.

(g) Notwithstanding anything to the contrary contained in this document or the Acceptance Form, the Offeror and Merrill Lynch may make the Offer (with or without giving effect to the foregoing paragraphs of this paragraph 6) in Australia, Canada or Japan or to or for the benefit of a Restricted Overseas Person pursuant to an exemption under the US Securities Act or in accordance with applicable law in Australia, Canada or Japan and in this connection the provisions of paragraph 9(b) of Part B of this Appendix I will be varied accordingly.

(h) The provisions of this paragraph 6 supersede any terms of the Offer inconsistent with them. The provisions of this paragraph 6 and/or any other terms of the Offer relating to overseas holders of Innogy Securities may be waived, varied or modified as regards specific holder(s) of Innogy Securities or on a general basis by the Offeror in its absolute discretion.

(i) The Loan Notes have not been, and will not be, listed on any stock exchange and have not been and will not be registered under the US Securities Act, or under any relevant securities laws of any state or other jurisdiction of the United States and the relevant clearances have not been, and will not be, obtained from the regulatory authority of any province or territory of Canada. In addition, no prospectus in relation to the Loan Notes has been, or will be, lodged with, or registered by, the Australian Securities and Investments Commission and no steps have been taken, nor will any be taken, to enable the Loan Notes to be offered in compliance with applicable securities laws of Japan. Accordingly, unless an exemption under such relevant laws is available, the Loan Notes may not be offered, sold, resold or delivered, directly or indirectly, in, into or from the United States, Australia, Canada or Japan or any other jurisdiction in which an offer of Loan Notes would constitute a violation of relevant laws or require registration of the Loan Notes, or to or for the benefit of any US person or resident of Australia, Canada or Japan or any other such jurisdiction. If, in respect of a Form of Acceptance from any Innogy Shareholder, the holder is unable to make the representations and warranties set out in paragraphs 9(b), 9(p) and 9(q) of Part B of this Appendix I, the Offeror reserves the right, in its absolute discretion, to ignore any election in that Form of Acceptance to receive Loan Notes and to treat it instead as an acceptance of the Offer for cash.

(j) The Offer in the United States is made solely by the Offeror, and neither Merrill Lynch nor any of its affiliates is making the Offer in the United States.

7 General

(a) Except with the consent of the Panel, the Offer will lapse unless all the conditions relating to the Offer have been fulfilled or, where appropriate, have been and continue to be satisfied or have been waived by 1.00 p.m. (London time), 8.00 a.m. (New York City time) on 27 May 2002 or such later date as the Offeror, with the consent of the Panel, may decide.

(b) If the Offer lapses, it will cease to be capable of further acceptance and accepting holders of Innogy Securities and the Offeror will cease to be bound by Acceptance Forms submitted before the time the Offer lapses.

(c) If all of the Conditions are either satisfied, fulfilled or, to the extent permitted, waived and sufficient acceptances are received, the Offeror intends to apply the provisions of sections 428 to 430F of the Companies Act to acquire compulsorily any outstanding Innogy Shares (including Innogy Shares represented by Innogy ADSs). In respect of Innogy ADSs validly tendered pursuant to a Letter of Transmittal, the Offeror shall, insofar as it may determine, be deemed for the purposes of the Acceptance Condition or generally to have agreed to acquire such Innogy ADSs and the Innogy Shares represented by such Innogy ADSs.

     Holders of Innogy Securities do not have appraisal rights as a result of the Offer. However, in the event that compulsory acquisition procedures referred to above are available to the Offeror, holders of Innogy Securities whose Innogy Securities have not been purchased pursuant to the Offer will have certain rights to object under section 430C of the Companies Act.

(d) Except with the consent of the Panel, settlement of the consideration to which any holder of Innogy Securities is entitled under the Offer will be implemented in full in accordance with the terms of the Offer without regard to any lien, right of set-off, counterclaim or other analogous right to which the Offeror may otherwise be, or claim to be, entitled as against such holder of Innogy Securities and will be effected in the manner described in paragraph 15 of the letter from Merrill Lynch contained in this Offer Document not later than 14 days after the date on which the Offer becomes unconditional in all respects or 14 days after receipt of a valid and complete acceptance (including the relevant transfer to escrow or (as applicable) receipt of the relevant share certificate(s), Innogy ADRs and/or other documents of title or indemnities satisfactory to the Offeror), whichever is later. All cash payments (other than payments made by means of CREST) will be made by cheque drawn on a branch of a UK clearing bank. No consideration of any kind will be sent to an address in Australia, Canada or Japan, and no Loan Notes will be sent to an address in the United States or to a US person.

(e) Notwithstanding the right reserved by the Offeror to treat a Form of Acceptance or Letter of Transmittal as valid even though not entirely in order or not accompanied by the relevant share certificate(s), Innogy ADRs and/or other documents of title, or not accompanied by the relevant transfer to escrow, except as otherwise agreed with the Panel:

    (i) an acceptance of the Offer will only be counted towards fulfilling the Acceptance Condition if the requirements of Note 4 and, if applicable,
          Note 6 on Rule 10 of the City Code are satisfied in respect of it;

    (ii) a purchase of Innogy Shares (including Innogy Shares represented by Innogy ADSs) by the Offeror or its nominee(s) (or, if relevant, any person acting in concert with the Offeror, or its nominee(s)), if any, will only be counted towards fulfilling the Acceptance Condition if the requirements of Note 5 and, if applicable, Note 6 on Rule 10 of the City Code are satisfied in respect of it; and

    (iii) before the Offer becomes unconditional the Receiving Agent will issue a certificate to the Offeror and/or Merrill Lynch or their respective agents stating the number of Innogy Shares and Innogy ADSs, respectively in respect of which acceptances have been received which comply with subparagraph (i) above and the number of Innogy Shares and Innogy ADSs respectively otherwise acquired, whether before or during the Offer Period, which comply with subparagraph (ii) above. Merrill Lynch will send a copy of such certificate to the Panel and to CSFB and Deutsche Bank as soon as possible after it is issued.

(f) The terms, provisions, instructions and authorities contained in the Acceptance Forms constitute part of the terms of the Offer. Words and expressions defined in this document have the same meanings when used in the Acceptance Forms, unless the context otherwise requires.

(g) All references to 26 April 2002 in this document and in the Acceptance Forms will (except in paragraph 1(a) and the definition of "Offer Period" and where the context otherwise requires) be deemed, if the expiry date of the Offer be extended, to refer to the expiry date of the Offer as so extended.

(h) References in paragraph 6 above and Part B to a holder of Innogy Securities will include references to the person or persons executing a Form of Acceptance or Letter of Transmittal and in the event of more than one person executing a Form of Acceptance or Letter of Transmittal, such paragraphs will apply to them jointly and severally.

(i) Any omission to despatch this document, the Form of Acceptance or Letter of Transmittal or any notice required to be despatched under the terms of the Offer to, or any failure to receive the same by, any person to whom the Offer is made, or should be made, will not invalidate the Offer in any way.

(j) The Offeror and Merrill Lynch reserve the right to treat acceptances as valid if received by or on behalf of either of them at any place or places determined by them otherwise than as set out in this document or the Acceptance Forms.

(k) No acknowledgement of receipt of any Form of Acceptance or Letter of Transmittal, transfer by means of CREST, share certificate(s), or other document(s) of title will be given by, or on behalf of, the Offeror. All communications, notices, certificates, documents of title and remittances to be delivered by or sent to or from holders of Innogy Securities (or their designated agent(s)) will be delivered by or sent to or from them (or their designated agent(s)) at their risk.

(l) The Offer extends to persons to whom the Offer is made or should be made but to whom this document, the Acceptance Forms or any related documents may not be despatched and such persons may collect copies of these documents from the Receiving Agent or the Information Agent (in the case of Innogy Shares) and the Depositary or the Information Agent (in the case of Innogy ADSs) at the relevant addresses.

(m) The Offeror and Merrill Lynch reserve the right to notify any matter including the making of the Offer to all or any holder of Innogy Securities with a registered address outside the UK and the US or whom the Offeror knows to be a custodian, trustee or nominee holding Innogy Shares (including Innogy Shares represented by Innogy ADSs) for persons who are citizens, residents or nationals of jurisdictions outside the UK and the US, by announcement in the UK to the London Stock Exchange and in the US to the Dow Jones News Service or in any other appropriate manner, or by paid advertisement in a daily newspaper published and circulated in the UK and the US, in which event such notice will be deemed to have been sufficiently given, notwithstanding any failure by any such holder(s) of Innogy Securities to receive or see such notice, and all references in this document to notice in writing by or on behalf of the Offeror will be construed accordingly.

(n) The Offer is being made by means of this document and advertisements to be published in the Financial Times (London edition) and The Wall Street Journal (National edition).

(o) If the Offer lapses then: (i) in respect of Innogy Shares held in certificated form and Innogy ADSs, the relevant share certificate(s), Innogy ADRs and/or other documents of title will be returned by post (or by such other method as may be approved by the Panel) within 14 calendar days of the Offer lapsing to the person or agent whose name and address (outside Australia, Canada or Japan) is set out in Box 1 (or, if applicable, Box 7) of the Form of Acceptance or to the person or agent whose name and address (outside Australia, Canada or Japan) is set out in the Letter of Transmittal (as applicable) or, if none is set out, to the name and address of the person who is the first named holder at his or her registered address; (ii) in respect of Innogy Shares held in uncertificated form (that is, in CREST), the Receiving Agent will, immediately after the lapsing of the Offer (or within such longer period as the Panel may permit, not exceeding 14 calendar days after the lapsing of the Offer), give transfer from escrow instructions to CRESTCo to transfer all relevant Innogy Shares held in escrow balances and in relation to which it is the escrow agent for the purposes of the Offer to the original available balances of the holders of Innogy Shares concerned; and (iii) in respect of Innogy ADSs delivered by book-entry transfer into the Depositary's account at a Book-Entry Transfer Facility, Innogy ADSs will be credited to an account maintained at the appropriate Book-Entry Transfer Facility.

(p) All powers of attorney, appointments of agents and authorities conferred by this Appendix I or in the Acceptance Forms are given by way of security for the performance of the obligations of the holder of Innogy Securities concerned and are irrevocable in accordance with section 4 of the Powers of Attorney Act 1971 except in the circumstances where the donor of such power of attorney or authority or appointor is entitled to withdraw his acceptance in accordance with paragraph 3 above and duly does so or except as specified in paragraph 5(d) above.

(q) The Offer and the Acceptance Forms and all acceptances and elections in respect thereof will be governed by and construed in accordance with English law. Execution by or on behalf of an Innogy Shareholder or a holder of Innogy ADSs of an Acceptance Form constitutes his irrevocable submission to the exclusive jurisdiction of the courts of England in relation to all matters arising in connection with the Offer.

(r) In relation to any acceptance of the Offer in respect of a holding of Innogy Shares which are held in uncertificated form, the Offeror reserves the right to make such alterations, additions or modifications as may be necessary or desirable to give effect to any purported acceptance of the Offer, whether in order to comply with the facilities or requirements of CREST or otherwise, provided such alterations, additions or modifications are consistent with the requirements of the City Code or are otherwise made with the consent of the Panel.

(s) Neither RWE, the Offeror, nor any other member of the RWE Group nor Merrill Lynch nor any agent or director of any member of the RWE Group or Merrill Lynch, nor any person acting on behalf of them shall have any liability to any person for any loss or alleged loss arising from any decision as to the treatment of acceptances of the Offer or otherwise in connection therewith.

(t) Subject to the Offer becoming or being declared unconditional in all respects, the Offeror intends to procure that Innogy applies to the UK Listing Authority for the official listing and to the London Stock Exchange for the admission to trading of the Innogy Shares to be cancelled. It is anticipated that such cancellation will take effect no earlier than 20 business days after the Offer becomes unconditional in all respects. The Offeror also intends to procure that Innogy applies for de-listing of the Innogy ADSs from the New York Stock Exchange.

8 Procedures for Tendering Innogy Shares

(a) Holders of Innogy Shares will have received with this document a Form of Acceptance. This section should be read together with the Form of
     Acceptance.   The  provisions  of  this  section  shall  be  deemed  to  be incorporated in, and to form a part of, the Form of Acceptance. The instructions printed on the Form of Acceptance shall be deemed to form part of the terms of the Offer.

     If a holder of Innogy Shares holds Innogy Shares in both certificated and uncertificated form, he should complete a separate Form of Acceptance for each holding. Similarly, such holder should complete a separate Form of Acceptance for Innogy Shares held in uncertificated form, but under different member account IDs, and for Innogy Shares held in certificated form, but under different designations. Please contact the Receiving Agent if you require any additional Forms of Acceptance.

(b) If a holder of Innogy Securities is electing for the Loan Note Alternative, he must not be in the US or be a resident of Australia, Canada or Japan, must not be a US person and must not accept the Offer and elect for Loan Notes with a view to the offer, sale or delivery directly or indirectly, of such Loan Notes in or into the US, Australia, Canada or Japan and he must not hold or acquire any Loan Notes for any other person who he has reason to believe is purchasing for the purpose of that offer, sale or delivery.

(c) To accept the Offer, any Innogy Shareholder, including any person in the US who holds Innogy Shares, wishing to accept the Offer in respect of all or any portion of such holder's Innogy Shares, should complete Box 2 and, sign Box 4 in accordance with the instructions printed on it, if applicable, complete Boxes 3, 7 and 8 and, if such holder's Innogy Shares are in CREST, Box 5. All Innogy

     Shareholders who are individuals should sign the Form of Acceptance in the presence of a witness, who should also sign Box 4 in accordance with the instructions printed on it. Unless witnessed, an acceptance will not be valid.

(d) An accepting Innogy Shareholder should return the completed, signed and witnessed (if applicable) Form(s) of Acceptance, whether or not such Innogy Shares are in CREST, to the Receiving Agent. The completed Form(s) of
     Acceptance, together, if such holder's Innogy Shares are held in certificated form, with his share certificate(s) and/or other document(s) of title, must be lodged with the Receiving Agent, as soon as possible, but in any event so as to arrive not later than 3.00 p.m. (London time), 10.00 a.m. (New York City time) on 26 April 2002. If you have any questions as to how to complete the Form(s) of Acceptance, please contact the Helpline. A Form of Acceptance contained in an envelope postmarked in Australia, Canada or Japan or otherwise appearing to the Offeror or its agents to have been sent from Australia, Canada or Japan may be rejected as invalid.

(e) If Innogy Shares are held in uncertificated form, the holder should insert in Box 5 of the Form of Acceptance the participant ID and member account ID under which such Innogy Shares are held by him in CREST and otherwise complete and return the Form of Acceptance as described above. In addition, such holders should take (or procure to be taken) the action set out below to transfer the Innogy Shares in respect of which he wishes to accept the Offer to an escrow balance, specifying the Receiving Agent (in its capacity as a CREST participant under the participant ID referred to below) as the escrow agent, as soon as possible, but in any event so that the transfer to escrow settles not later than 3.00 p.m. (London time), 10.00 a.m. (New York City time), on 26 April 2002.

(f) If the Innogy Shareholder is a CREST sponsored member, he should refer to his CREST sponsor before taking any action. Such holder's sponsor will be able to confirm details of his participant ID and the member account ID under which his Innogy Shares are held. In addition, only his CREST sponsor will be able to send the TTE Instruction to CRESTCo in relation to his Innogy Shares.

(g) A holder of Innogy Shares should send (or, if he is a CREST sponsored member, procure that his CREST sponsor sends) a TTE Instruction to CRESTCo, which must be properly authenticated in accordance with CRESTCo's specifications and which must contain, in addition to the other information that is required for a TTE Instruction to settle in CREST, the following details:

    (i)   the number of Innogy Shares to be transferred to an escrow balance;

    (ii) the participant ID of such Innogy Shareholder. This must be the same participant ID as the participant ID that is inserted in Box 5 of the Form of Acceptance;

    (iii) the member account ID of such Innogy Shareholder. This must be the same member account ID as the member account ID that is inserted in Box 5 of the Form of Acceptance;

    (iv) the participant ID of the Receiving Agent in its capacity as a CREST receiving agent. This is 6RA66;

    (v)   the member account ID of the escrow agent. This is RA325801;

    (vi) the Form of Acceptance reference number. This is the number that appears next to Box 5 on page 3 of the Form of Acceptance. This reference number should be inserted in the first eight characters of the shared note field on the TTE Instruction. Such insertion will enable the Receiving Agent to match the transfer to escrow to your Form of Acceptance. The Innogy Shareholder should keep a separate record of this Form of Acceptance reference number for future reference;

    (vii) the intended settlement date. This should be as soon as possible and in any event not later than 3.00 p.m. (London time), 10.00 a.m. (New York City time), on 26 April 2002;

   (viii) the Corporate Action Number for the Offer. This is allocated by CRESTCo and can be found by viewing the relevant Corporate Action Details in CREST; and

    (ix)  input with Standard Delivery instruction of 80.

(h) After settlement of the TTE Instruction, an Innogy Shareholder will not be able to access the Innogy Shares concerned in CREST for any transaction or charging purposes. If all of the conditions are either satisfied, fulfilled or, to the extent permitted, waived, the escrow agent will transfer the Innogy Shares concerned to itself in accordance with paragraph 9(d)(i) of Part B of this Appendix.

(i) Such Innogy Shareholder is recommended to refer to the CREST Manual published by CRESTCo for further information on the CREST procedures outlined above. For ease of processing, such holder is requested, wherever possible, to ensure that a Form of Acceptance relates to only one transfer to escrow.

(j) If no Form of Acceptance reference number, or an incorrect Form of Acceptance reference number, is included on the TTE Instruction, the Offeror may treat any amount of Innogy Shares transferred to an escrow balance in favour of the escrow agent specified above from the participant ID and member account ID identified in the TTE Instruction as relating to any Form(s) of Acceptance which relate(s) to the same member account ID and participant ID (up to the amount of Innogy Shares inserted or deemed to be inserted on the Form(s) of Acceptance concerned).

(k) Such Innogy Shareholder should note that CRESTCo does not make available special procedures, in CREST, for any particular corporate action. Normal system timings and limitations will therefore apply in connection with a TTE Instruction and its settlement. Such holder should therefore ensure that all necessary action is taken by him (or by his CREST sponsor) to enable a TTE Instruction relating to his Innogy Shares to settle prior to
     3.00 p.m. (London time), 10.00 a.m. (New York City time), on 26 April 2002. In this connection, such holder is referred in particular to those sections of the CREST Manual concerning practical limitations of the CREST system and timings.

(l) The Offeror will make an appropriate announcement if any of the details contained in this paragraph 8 alter for any reason.

(m) Normal CREST procedures (including timings) apply in relation to any Innogy Shares that are, or are to be, converted from uncertificated to certificated form, or vice versa, during the course of the Offer (whether any such conversion arises as a result of a transfer of Innogy Shares or otherwise). Innogy Shareholders who are proposing so to convert any Innogy Shares are recommended to ensure that the conversion procedures are implemented in sufficient time to enable the person holding or acquiring the Innogy Shares as a result of the conversion to take all necessary steps in connection with an acceptance of the Offer (in particular, as regards delivery of share certificate(s) and/or other document(s) of title or transfers to an escrow balance as described above) prior to 3.00 p.m. (London time), 10.00 a.m. (New York City time), on 26 April 2002.

(n) If the share certificate(s) and/or other document(s) of title is/are not readily available or is/are lost, the Form of Acceptance should nevertheless be completed, signed and sent as stated above to the Receiving Agent so as to be received as soon as possible, but in any event no later than 3.00 p.m. (London time), 10.00 a.m. (New York City time), on 26 April 2002, together with any share certificate(s) and/or other document(s) of title that is/are available, accompanied by a letter stating that the balance will follow or that the accepting holder has lost one or more of his share certificate(s) and/or other documents of title. If the share certificate(s) and/or other document(s) of title are lost, the accepting holder should request the Registrar to send him a letter of indemnity for completion in accordance with the instructions given. When completed, the letter of indemnity must be lodged with the Receiving Agent in accordance with the instructions given, in support of the Form of Acceptance. The Offeror may treat as invalid, to the extent that it so determines in its absolute discretion, any acceptance from the depositary for the Innogy ADR programme which the Offeror has reason to believe has not been properly authorised by the relevant ADS holder and/or is inconsistent with any acceptance received from an ADS holder.

9 Form of Acceptance for Innogy Shareholders

Each holder of Innogy Shares who executes and lodges or has executed and lodged on his behalf a Form of Acceptance with the Receiving Agent, subject to the rights of withdrawal set out in this document, irrevocably (and so as to bind himself, his heirs, successors and assigns and his personal or legal representatives):

(a) (i) accepts the Offer in respect of the number of Innogy Shares inserted or deemed to be inserted in Box 2 of the Form of Acceptance;

    (ii) elects under the Loan Note Alternative in respect of the number of Innogy Shares inserted or deemed to be inserted in Box 3 of the Form of the Acceptance; and

    (iii) agrees  to  execute  any  further   documents  and  give  any  further
          assurances which may be required to enable the Offeror to obtain the full benefit of paragraph 8 and paragraph 9 of this Part B and/or to perfect any of the authorities expressed to be given hereunder, in each case on and subject to the terms and conditions set out or referred to in this document and the Form of Acceptance;

(b) represents and warrants to the Offeror and Merrill Lynch and the Receiving Agent that, unless "NO" is put in Box 6 of the Form of Acceptance:

    (i) he has not received or sent copies or originals of this document, the Form of Acceptance or any related offering documents in, into or from Australia, Canada or Japan;

    (ii) he has not used in connection with the Offer or the execution or delivery of the Form of Acceptance, directly or indirectly, the mails of, or any means or instrumentality (including, without limitation, e-mail, facsimile transmission, telex and telephone) of interstate or foreign commerce of, or any facility of a national securities exchange of Australia, Canada or Japan;

    (iii) he is  accepting  the Offer from outside  Australia,  Canada or Japan;
          and

    (iv) he is not an agent or fiduciary acting on a non-discretionary basis for a principal, unless such agent or fiduciary is an authorised employee of such principal or such principal has given all instructions with respect to the Offer from outside Australia, Canada or Japan;

(c) appoints any director of, or any person authorised by, the Offeror or Merrill Lynch as his agent and/or attorney (subject to the Offer becoming unconditional in all respects and him not having validly withdrawn his acceptance) with an irrevocable instruction and authorisation to:

    (i) complete and execute all or any form(s) of transfer, renunciation or other document(s) in relation to the Innogy Shares referred to in paragraph 9(a)(i) of this Part B in favour of the Offeror or as the Offeror or its agents may direct;

    (ii) deliver all or any form(s) of transfer, renunciation and/or other document with any certificate or other document of title for registration within six months of the Offer becoming unconditional in all respects; and

    (iii) take any other action as the agent and/or attorney may think necessary or expedient in connection with his acceptance of the Offer and to vest in the Offeror (or as it may direct) the Innogy Shares referred to in paragraph 9(a)(i) of this Part B;

(d) undertakes that the execution of the Form of Acceptance and its delivery to the Receiving Agent, constitutes an irrevocable appointment of the Receiving Agent as his agent and/or attorney and an irrevocable instruction and authority to the agent/attorney:

    (i) subject to the Offer becoming unconditional in all respects and him not having validly withdrawn his acceptance, to transfer to the Offeror (or to such other person or persons as the Offeror or its agent may direct) by means of CREST all or any of the Relevant Innogy Shares (as defined below) (but not exceeding the number of Innogy
          Shares in respect of which the Offer is accepted or deemed to be accepted); and

    (ii) if the Offer does not become unconditional in all respects, to give instructions to CRESTCo immediately after the Offer lapses (or within such longer period as the Panel may permit, not exceeding 14 days of the Offer lapsing) to transfer all Relevant Innogy Shares to the original available balance of the accepting Innogy Shareholder.

     In this paragraph, "Relevant Innogy Shares" means uncertificated Innogy Shares in respect of which a transfer or transfers to escrow has or have been effected in accordance with the procedures described in the letter from Merrill Lynch and paragraph 8 of this Part B and where the transfer or transfers to escrow has or have been made in respect of Innogy Shares held under the same member account ID and participant ID as the member account ID and participant ID relating to the relevant Form of Acceptance (but irrespective of whether or not any Form of Acceptance reference number, or a Form of Acceptance reference number corresponding to that appearing on the relevant Form of Acceptance, was included in the relevant transfer to escrow instruction);

(e) authorises and requests (subject to the Offer becoming unconditional in all respects and him not having validly withdrawn his acceptance):

    (i) Innogy or its agents to procure the registration of the transfer of the Innogy Shares referred to in paragraph 9(a)(i) of this Part B and, in respect of Innogy Shares that are held in certificated form, the delivery of the share certificate(s) and other document(s) of title in respect of the Innogy Shares to the Offeror or as it may direct;

    (ii) if the Innogy Shares referred to in paragraph 9(a)(i) of this Part B are held in certificated form, to the Offeror or its agents to procure the despatch by post (or by such other method as may be approved by the Panel) of the consideration to which he is entitled under the Offer at his risk to the person or agent whose name and address is set out in Box 7 of the Form of Acceptance or, if no person or agent's name and address is set out, to the first named holder at his registered address;

    (iii) if the Innogy Shares referred to in paragraph 9(a)(i) of this Part B are held in uncertificated form, to the Offeror or its agents to ensure that an assured payment obligation is created in favour of the Innogy Shareholder's payment bank in accordance with the CREST assured payment arrangements in respect of any cash consideration to which that shareholder is entitled; and

    (iv) the Offeror, Innogy or their respective agents to record and act on any instructions with regard to payments or notices which have been entered in the records of Innogy in respect of his holding of Innogy Shares;

(f)  agrees that:

    (i) the Offeror may decide to despatch all or part of the consideration payable to an Innogy Shareholder whose Innogy Shares are held in uncertificated form in accordance with paragraph 9(e)(iii) of this Part B; and

    (ii) the consideration payable to a shareholder whose Innogy Shares are held in uncertificated form will be despatched in accordance with paragraph 9(e)(iii) of this Part B if the shareholder is a CREST member whose registered address is in Australia, Canada or Japan;

(g) gives authority to any director of, or person authorised by, the Offeror or Merrill Lynch within the terms of paragraph 5 of this Part B;

(h) subject to the Offer becoming unconditional in all respects and him not having validly withdrawn his acceptance (or if the Offer will become unconditional in all respects or lapse on the outcome of the resolution in question or if the Panel gives its consent) and pending registration:

     (i) authorises the Offeror or its agent to direct the exercise of any votes and any other rights and privileges (including the right to requisition the convening of a general or separate class meeting of Innogy) attaching to the Innogy Shares referred to in paragraph 9(a)(i) of Part B of this Appendix;

    (ii) authorises Innogy or its agent to send any notice, circular, warrant or other document or communication which may be required to be sent to him as a member of Innogy to the Offeror, care of the Receiving Agent;

    (iii) authorises any director of, or person authorised by, the Offeror or Merrill Lynch to sign any document and do such things as may in the opinion of that agent and/or attorney seem necessary or desirable in connection with the exercise of any votes or other rights or privileges attaching to the Innogy Shares held by him (including, without limitation, signing any consent to short notice of a general or separate class meeting as his agent and/or attorney and on his behalf and executing a form of proxy appointing any person nominated by the Offeror to attend general and separate class meetings of Innogy and attending any such meeting and exercising the votes attaching to the Innogy Shares referred to in paragraph 9(a)(i) of this Part B on his behalf, where relevant, such votes to be cast so far as possible to satisfy any outstanding condition of the Offer); and

    (iv) agrees not to exercise any such rights without the consent of the Offeror and irrevocably undertakes not to appoint a proxy for or to attend such general or separate class meetings of Innogy;

     This authority will cease to be valid if the acceptance is validly withdrawn in accordance with paragraph 3 of this Part B;

(i) agrees that he will deliver to the Receiving Agent, or procure the delivery to the Receiving Agent of his share certificate(s) and/or other document(s) of title in respect of those Innogy Shares referred to in paragraph 9(a)(i) of this Part B that are held in certificated form, or an indemnity acceptable to the Offeror, as soon as possible and in any event within two months of the Offer becoming unconditional in all respects;

(j) agrees that he will take (or procure to be taken) the necessary action to transfer all those Innogy Shares referred to in paragraph 9(a)(i) of this Part B that are held in uncertificated form to an escrow balance as soon as possible and in any event so that the transfer to escrow settles within two months of the Offer becoming unconditional in all respects;

(k) agrees that if for any reason any Innogy Shares in respect of which a transfer to an escrow balance has been effected are converted to certificated form, he will immediately deliver or ensure the immediate delivery of the share certificates or other documents of title in respect of all those Innogy Shares that are converted to the Receiving Agent;

(l) agrees that the creation of an assured payment obligation in favour of his payment bank in accordance with the CREST assured payment arrangements as referred to in paragraph 9(e)(iii) of this Part B will, to the extent of the obligation so created, discharge fully any obligation of the Offeror or Merrill Lynch to pay to him the cash consideration to which he is entitled under the Offer;

(m) agrees that he will do everything necessary or expedient in the opinion of the Offeror or the Receiving Agent to vest in the Offeror or its nominees or such other persons as it may decide the Innogy Shares referred to in paragraph 9(a)(i) of this Part B and to enable the Receiving Agent to perform its functions as escrow agent for the purposes of the Offer;

(n) agrees to ratify everything which may be done or effected by any director of, or person authorised by, the Offeror, Merrill Lynch or the Receiving Agent in exercise of any of the powers and/or authorities under Part B of this Appendix;

(o) agrees that, if any provision of Part B of this Appendix will be unenforceable or invalid or will not operate so as to afford the Offeror, Merrill Lynch or the Receiving Agent or any of their respective directors or persons authorised by them, the benefit of the authority expressed to be given in Part B of this Appendix, he will, with all practicable speed, do everything that may be required or desirable to enable the Offeror, Merrill Lynch and the Receiving Agent and any of their respective directors or persons authorised by them to secure the full benefit of Part B of this Appendix;

(p) represents and warrants that he is entitled to sell and transfer the beneficial ownership of the Innogy Shares referred to in paragraph 9(a)(i) of this Part B and that such shares are sold fully paid and free from all liens, equities, charges, encumbrances and other third party rights and interests of any nature whatsoever and together with all rights attaching to them on or after 22 March 2002 including, without limitation, voting rights and the right to receive all dividends and other distributions declared, paid or made on or after that date;

(q) represents and warrants to the Offeror and Merrill Lynch and the Receiving Agent that, if he is electing for the Loan Note Alternative, he is not in the United States or a resident of Australia, Canada or Japan nor is he a US person and he is not accepting the Offer and electing for Loan Notes with a view to the offer, sale or delivery, directly or indirectly, of any such Loan Notes in or into the United States, Australia, Canada or Japan and will not hold or acquire any Loan Notes for any other person who he has reason to believe is purchasing for the purpose of that offer, sale or delivery;

(r) agrees that the terms and conditions of the Offer are deemed to be incorporated in, and form part of, the Form of Acceptance;

(s)  agrees that, on execution, the Form of Acceptance takes effect as a deed;

(t) agrees that the execution of the Form of Acceptance constitutes his agreement to the terms of paragraph 7(q) of this Part B;

(u) agrees and acknowledges that he is not a client (as defined in the rules of the Financial Services Authority) of Merrill Lynch or CSFB or Deutsche Bank in connection with the Offer; and

(v) if he is a US Holder, certifies that he is not subject to back up withholding tax by completing Internal Revenue Service Form W-9, or a valid substitute or, if the holder is not a US Holder for US federal income tax purposes, agrees, if relevant, to establish an exemption from certain US federal information return reporting and backup withholding requirements by completing Internal Revenue Service Form W-8BEN which is available from the US Internal Revenue Service.

     A reference in this paragraph 9 to a holder of Innogy Shares includes a reference to the person or persons executing the Form of Acceptance and in the event of more than one person executing a Form of Acceptance, the provisions of this paragraph 9 will apply to them jointly and to each of them.

10 Procedures for Acceptance by Innogy ADS Holders

(a) Letter of Transmittal/Notice of Guaranteed Delivery. If you are a holder of Innogy ADSs evidenced by Innogy ADRs, you will have also received a Letter of Transmittal and a Notice of Guaranteed Delivery for use in connection with the Offer. This section should be read together with the instructions on the Letter of Transmittal. The instructions printed on the relevant Letter of Transmittal shall be deemed to form part of the terms of the Offer.

(b) Valid acceptance. For a holder of Innogy ADSs evidenced by Innogy ADRs to validly accept the Offer, either:

     (i) a properly completed and duly executed Letter of Transmittal (or a facsimile thereof), together with any required signature guarantees or, in the case of a book-entry transfer, an Agent's Message, and any other documents required by the Letter of Transmittal, must be received by the Depositary and either the Innogy ADRs evidencing such Innogy ADSs must be received by the Depositary or such Innogy ADRs evidencing such Innogy ADSs must be delivered pursuant to the procedure for book-entry transfer set forth below (and a Book-Entry Confirmation received by the Depositary in accordance with such procedures); or

     (ii) such holder must comply with the Guaranteed Delivery Procedures set out in paragraph 10(h) below.

     The Offer in respect of Innogy ADSs evidenced by Innogy ADRs shall be validly accepted by (i) delivery of a Letter of Transmittal, Innogy ADRs evidencing Innogy ADSs and any other required documents to the Depositary by a holder of Innogy ADSs (without any further action by the Depositary) subject to the terms and conditions set out in this document and the Letter of Transmittal or (ii) completion of the book-entry transfer procedures described below. The acceptance of the Offer by a holder of Innogy ADSs evidenced by Innogy ADRs pursuant to the procedures described above, subject to the withdrawal rights described below, will be deemed to constitute a binding agreement between such holder of Innogy ADSs and the Offeror upon the terms and subject to the conditions of the Offer. If a holder of Innogy ADSs validly accepts the Offer in respect of an Innogy ADS, the Innogy Shares represented by such Innogy ADS may not be tendered independently. A Letter of Transmittal and other required documents contained in an envelope postmarked in Australia, Canada or Japan or otherwise appearing to the Offeror or its agents to have been sent from Australia, Canada or Japan may be rejected as invalid. By delivery of a Letter of Transmittal to the Depositary in respect of Innogy ADSs, the holder of such Innogy ADSs agrees to: (a) not instruct the depositary for the Innogy ADR program to accept the Offer in respect of the Innogy Shares represented by such Innogy ADSs and (b) not deliver such Innogy ADSs to the depositary for the Innogy ADRprogramme to request withdrawal of the Innogy Shares represented by such Innogy ADSs. The Offeror may treat as invalid, to the extent that it so determines in its absolute discretion, any acceptance from the depositary for the Innogy ADRprogramme which the Offeror has reason to believe has not been properly authorised by the relevant ADS holder and/or is inconsistent with any acceptance received from an ADS holder.

(c)  Book-entry transfer

     The Depositary will establish an account at each of the Book-Entry Transfer Facilities with respect to Innogy ADSs evidenced by Innogy ADRs held in book-entry form for the purposes of the Offer within two US business days from the date of this document. Any financial institution that is a participant in any of the Book-Entry Transfer Facility's systems may make book-entry delivery of Innogy ADSs by causing a Book-Entry Transfer Facility to transfer such Innogy ADSs into the Depositary's account at such Book-Entry Transfer Facility in accordance with that Book-Entry Transfer Facility's procedures for such transfer.

     Although delivery of Innogy ADSs evidenced by Innogy ADRs may be effected through book-entry transfer into the Depositary's account at a Book-Entry Transfer Facility, either:

     (i) the Letter of Transmittal, properly completed and duly executed, together with any required signature guarantees; or

     (ii) an Agent's Message,

     and, in either case, any other required documents, must in any case be transmitted to, and received by, the Depositary at the relevant address set forth in the Letter of Transmittal before Innogy ADSs evidenced by Innogy ADRs will be either counted as a valid acceptance, or purchased, or such holder must comply with the Guaranteed Delivery Procedures described below. Delivery of documents to a Book-Entry Transfer Facility does not constitute delivery to the Depository.

(d)  Method of delivery

     The method of delivery of Innogy ADRs, Letters of Transmittal and all other required documents is at the option and risk of the accepting holder of Innogy ADSs. Innogy ADSs will be deemed delivered only when the Innogy ADRs evidencing such Innogy ADSs are actually received by the Depository (in the case of a book-entry transfer, by Book-Entry Confirmation). If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery. No acknowledgement of receipt of documents will be given by, or on behalf of, the Offeror.

(e)  Signature guarantees

     No signature guarantee is required on the Letter of Transmittal if:

     (i) the Letter of Transmittal is signed by the registered holder of the Innogy ADSs evidenced by Innogy ADRs in respect of which the Offer is being accepted therewith and such registered holder has not completed either the Box entitled "Special Delivery Instructions" or the Box entitled "Special Payment Instructions" in the Letter of Transmittal; or

     (ii) the Offer is being accepted in respect of such Innogy ADSs for the account of an Eligible Institution.

     In all other cases, all signatures on the Letter of Transmittal must be guaranteed by an Eligible Institution. See Instructions 1 and 5 to the Letter of Transmittal.

(f)  Innogy ADSs and ADRs

     If the Letter of Transmittal is signed by a person other than the registered holder(s) of Innogy ADSs evidenced by Innogy ADRs in respect of which the Offer is being accepted, then such Innogy ADRs must be endorsed or accompanied by appropriate stock powers signed exactly as the name or names of the registered owner or owners appear on the Innogy ADRs. Signatures on such Innogy ADRs or stock powers must be guaranteed by an Eligible Institution. See Instruction 5 to the Letter of Transmittal.

(g)  Partial acceptances (not applicable to book-entry transfers)

     If fewer than all of the Innogy ADSs evidenced by any Innogy ADRs delivered to the Depositary are to be tendered, the holder thereof should so indicate in the Letter of Transmittal by filling in the number of Innogy ADSs that are tendered in the Box entitled "Number of ADSs Tendered". In such case, a new Innogy ADR for the untendered Innogy ADSs will be sent to the registered holder, unless otherwise provided in the Letter of Transmittal in the box entitled "Special Delivery Instructions", as promptly as practicable following the date the tendered Innogy ADSs are accepted for payment. All Innogy ADSs delivered to the Depositary will be deemed to have been tendered unless otherwise indicated. See Instruction 4 to the Letter of Transmittal.

(h)  Guaranteed delivery procedures

     (i) If a holder of Innogy ADSs evidenced by Innogy ADRs wishes to tender Innogy ADSs pursuant to the Offer and the Innogy ADRs evidencing such Innogy ADSs are not immediately available or the procedures for book-entry transfer cannot be completed on a timely basis, or if time will not permit all required documents to reach the Depositary prior to the expiration of the Offer, such holder's tender of Innogy ADSs may be effected if all of the following conditions are satisfied (the "Guaranteed Delivery Procedures"):

          (a)  such tender is made by or through an Eligible Institution;

          (b) a properly completed and duly executed Notice of Guaranteed Delivery substantially in the form provided by the Offeror is received by the Depositary, as provided below, prior to the expiration of the Offer; and

          (c) the Innogy ADRs evidencing the tendered Innogy ADSs (or, in the case of Innogy ADSs held in book-entry form, timely confirmation of the book-entry transfer of such Innogy ADSs into the Depositary's account at a Book-Entry Transfer Facility as described above), together with a properly completed and duly executed Letter of Transmittal (or a facsimile thereof) with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message) and any other documents required by the Letter of Transmittal, are received by the Depositary within three New York Stock Exchange business days after the date of execution of such Notice of Guaranteed Delivery.

    (ii) The Notice of Guaranteed Delivery may be delivered by hand, transmitted by facsimile transmission or mailed to the Depositary and must include a signature guarantee by an Eligible Institution in the form set out in such Notice of Guaranteed Delivery.

    (iii) Receipt of a Notice of Guaranteed Delivery will not be treated as a valid acceptance for the purpose of satisfying the Acceptance Condition. To be counted towards satisfaction of this requirement, prior to the expiration of the Initial Offer Period, the Innogy ADRs evidencing Innogy ADSs referred to in the Notice of Guaranteed
          Delivery must be received by the Depositary (or, in the case of in Innogy ADSs held in book-entry form, timely confirmation of the book-entry transfer of such Innogy ADSs into the Depositary's account at a Book-Entry Transfer Facility as described above), together with a properly completed and duly executed Letter of Transmittal (or a facsimile thereof) with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message) and any other required documents.

(i)  Other requirements

     By executing the Letter of Transmittal as set out above, the holder of Innogy ADSs evidenced by Innogy ADRs in respect to which the Offer has been accepted will agree that, effective from and after the date all conditions are either satisfied, fulfilled or, to the extent permitted, waived:

     (i) the Offeror or its agents shall be entitled to direct the exercise of any votes attaching to any Innogy Shares represented by Innogy ADSs, in respect of which the Offer has been accepted or is deemed to have been accepted (the "Accepted ADSs") and any other rights and privileges attaching to such Innogy Shares, including any right to requisition a general meeting of Innogy or any class of its securities;

     (ii) the execution of the Letter of Transmittal (together with any signature guarantees) and its delivery to the Depositary or the completion of the book-entry transfer procedures shall constitute:

          (a) an authority to Innogy or its agents from the holder of Accepted ADSs to send any notice, circular, warrant, document or other communication that may be required to be sent to him as a holder of Innogy ADSs to the Offeror at its registered office;

          (b) an authority to the Offeror or its agent to sign any consent to short notice of a general meeting or separate class meeting on behalf of the holder of Accepted ADSs and/or to execute a form of proxy in respect of such Accepted ADSs appointing any person nominated by the Offeror to attend general meetings and separate class meetings of Innogy and any adjournment thereof and to exercise the votes attaching to the Innogy Shares represented by such Accepted ADSs on his behalf;

          (c) the agreement of the holder of Accepted ADSs not to exercise any such rights without the consent of the Offeror and the irrevocable undertaking of such holder of Accepted ADSs not to appoint a proxy for or to attend any such general meetings or separate class meetings;

          (d) a representation and warranty that such holder of Innogy ADSs (i) has not received or sent copies or originals of this document or any Letter of Transmittal or any related documents in, into or from, Australia, Canada or Japan; (ii) has not used in connection with the Offer or the execution or delivery of the Letter of Transmittal, directly or indirectly, the mails of, or any means or instrumentality (including, without limitation, e-mail, facsimile transmission, telex and telephone) of interstate or foreign commerce of, or any facility of a national securities exchange of Australia, Canada or Japan; (iii) is accepting the Offer from outside Australia, Canada or Japan; and (iv) is not an agent or fiduciary acting on a non-discretionary basis for a principal, unless such agent or fiduciary is an authorised employee of such principal or such principal has given any instructions with respect to the Offer from outside Australia, Canada or Japan;

          (e) confirmation that such holder of Innogy ADSs is entitled to sell and transfer the Accepted ADSs and that such Accepted ADSs are sold fully paid and free from all liens, charges, equitable interests, third party rights and interests and encumbrances and together with all rights now or hereafter attaching thereto, including voting rights and the right to receive all dividends and other distributions (if any) declared, made or paid with respect to the Innogy Shares represented by Innogy ADSs; and

          (f) the execution of the Letter of Transmittal (together with any signature guarantees) and its delivery to the Depositary (or the completion of the book-entry transfer procedures) shall constitute an authority in accordance with the terms of paragraph 5 of this Part B.

          References in this paragraph 10 to a holder of Innogy ADSs shall include references to the person or persons executing a Letter of Transmittal and, in the event of more than one person executing a Letter of Transmittal, the provisions of this Part B shall apply to them jointly and to each of them.

(j)  Currency of cash consideration

     Holders of Innogy ADSs may elect to receive the cash element of the consideration in pounds sterling. The pounds sterling consideration available to holders of Innogy ADSs is the same, per Innogy Share, as that offered to Innogy Shareholders. To facilitate the settlement of the Offer, unless they elect to receive pounds sterling, holders of Innogy ADSs will receive consideration converted into US dollars at the exchange rate obtainable on the spot market in London at approximately noon (London Time) on the date the cash consideration is made available by the Offeror to the Depositary for delivery in respect of the relevant Innogy ADSs. A holder of Innogy ADSs may receive such amount on the basis set out above only in respect of the whole of his holding of Innogy ADSs in respect of which he accepts the Offer. Holders of Innogy ADSs may not elect to receive both pounds sterling and US dollars.

     The actual amount of US dollars received will depend upon the exchange rate prevailing on the day on which funds are made available to the Depositary by the Offeror. Holders of Innogy ADSs should be aware that the US dollar/pounds sterling exchange rate which is prevailing at the date on which an election is deemed to be made to receive US dollars and on the dates of despatch and receipt of payment may be different from that prevailing on the day on which funds are made available to the Depositary by the Offeror. In all cases, fluctuations in the US dollar/pounds sterling exchange rate are at the risk of accepting holders of Innogy ADSs who are treated as having elected to receive their consideration in US dollars.
     None of RWE, the Offeror and their advisers or agents shall have any responsibility with respect to the actual amount of cash consideration payable other than in pounds sterling.

11   Substitute Acceptance Forms

Holders of Innogy Securities have been sent with this document a Form of Acceptance and/or a Letter of Transmittal (accompanied by a Notice of Guaranteed Delivery). All holders of Innogy Shares, including persons in the US who hold Innogy Shares, have been sent a Form of Acceptance, which they must use to tender their Innogy Shares and accept the Offer. All holders of Innogy ADSs have been sent a Letter of Transmittal and a Notice of Guaranteed Delivery which they must use to tender their Innogy ADSs and accept the Offer. Should any holder of Innogy Securities receive an incorrect form with which to accept the Offer or require any additional forms, that person should contact the Helpline.

                                   APPENDIX II

                          Particulars of the Loan Notes

The Loan Notes will be created by a resolution of the Directors of the Offeror and will be constituted by the Loan Note Instrument executed as a deed by the Offeror. The issue of the Loan Notes is conditional, inter alia, on the Offer becoming or being declared unconditional in all respects. The Loan Note Instrument will contain provisions, inter alia, to the following effect:

1 Form and Status

The Loan Notes will be issued by the Offeror in amounts and integral multiples of (pound)1 in nominal amount and will constitute unsecured obligations of the Offeror. The Loan Note Instrument will not contain any restrictions on borrowing, disposals or charging of assets by the Offeror. All fractional entitlements to the Loan Notes will be disregarded.

No Loan Notes will be issued unless, on or before the date on which the Offer becomes or is declared unconditional in all respects, valid elections have been received in respect of at least (pound)5 million in nominal value of Loan Notes. If insufficient elections are received, Innogy Shareholders electing for the Loan Note Alternative will instead receive cash in accordance with the terms of the Offer.

The Loan Note Alternative will remain open for acceptance for so long as the Offer remains open for acceptance. The Loan Note Alternative will be conditional upon the Offer becoming or being declared unconditional in all respects.

Merrill Lynch, financial adviser to RWE and the Offeror has advised that based on market conditions on 26 March 2002 (the last practicable date prior to the posting of this document), in its opinion, if the Loan Notes had been in issue on that date, the value of each (pound)1 nominal of Loan Notes would have been approximately 99 pence.

2 Interest

Until such time as the Loan Notes are repaid in full, interest on the Loan Notes will be payable by half yearly instalments in arrears (less any tax) on 10 January and 10 July in each year (an "Interest Payment Date"), except that the first payment of interest will be made on the date (the "First Payment Date") which is the first 10 January or 10 July to fall on or after the date which is six months after the first date of issue of any of the Loan Notes. On the First Payment Date, interest will be paid in respect of the period from (and including) the first date of issue of any of the Loan Notes to (but excluding) the First Payment Date. The period from and including that or any subsequent Interest Payment Date up to but excluding the following Interest Payment Date is an "Interest Period".

(a) The rate of interest on the Loan Notes for each Interest Period will be the rate per annum which is 0.5 per cent. below the arithmetic mean (rounded down, if necessary, to four decimal places) of the respective rates which are quoted as of 11.00 a.m. on the first business day of the Interest Period on the "LIBP" page on the Reuters Monitor Money Rate Service (or such other page or service as may replace it for the purpose of displaying London inter-bank sterling offered rates of leading reference banks) as being the interest rates offered in the London inter-bank market for six-month sterling deposits but:

     (i) if only two or three such offered quotations appear, the relevant arithmetic mean (rounded as mentioned above) shall be determined on the basis of those offered quotations; and

     (ii) if no, or only one, such offered quotation appears, the relevant arithmetic mean (rounded as mentioned above) shall be the rate (as quoted to the Offeror at its request) at which Barclays Bank Plc is offering six-month sterling deposits to prime banks in the London inter-bank market at or about 11.00 a.m. (London time) on the first business day of the relevant Interest Period.

(b) If a rate of interest cannot be established in accordance with the provisions of sub-paragraph (a) above for any Interest Period, then the rate of interest for that period shall be:

    (i) in the case of the first Interest Period, the rate per annum calculated otherwise in accordance with sub-paragraph (a) but by reference to the first business day of that Interest Period on which it can be so established; and

    (ii) in the case of any Interest Period, the same as that applicable to the Loan Notes during the previous Interest Period, unless in any such case such prime bank in the London inter-bank market as the Offeror shall reasonably select for the purpose shall have been prepared to offer a rate as described in sub-paragraph (a) above, in which case the rate of interest in respect of the relevant Interest Period shall be determined on the basis of the rate so offered.

(c) Payment of interest in respect of the Loan Notes will not be made to addresses in the United States, Australia, Canada or Japan.

     Each instalment of interest shall be calculated on the basis of a 365 day year and the number of days elapsed in the relevant Interest Period. Interest shall accrue from day to day.

3 Repayment

(a) A Noteholder may require the Offeror to repay the whole or any part (being (pound)1 nominal or any integral multiple thereof) of the principal amount of his holding of Loan Notes at par, together with accrued interest (subject to any requirement to deduct tax therefrom) up to but excluding the date of repayment, on the First Payment Date and subsequent Interest Payment Dates by giving not less than 30 days' prior notice in writing to the Offeror to expire on or before the relevant redemption date accompanied by the certificate(s) for all the Loan Notes to be repaid and a notice of repayment.

(b) If, at any time, the principal amount of all Loan Notes outstanding equals or is less than twenty per cent. in total nominal amount of the Loan Notes issued in connection with the Offer, the Offeror shall be entitled, on giving the remaining Noteholders not less than 30 days' notice in writing expiring on any Interest Payment Date on or following the later of (a) the date falling six months following the latest date of issue of any of the outstanding Loan Notes and (b) 10 July 2003 or any subsequent Interest Payment Date, to redeem all (but not some only) of the Loan Notes at par together with accrued interest (subject to any requirement to deduct tax therefrom) up to but excluding the date of redemption.

(c) Any Loan Notes not previously repaid, redeemed or purchased will be repaid in full at par on 10 January 2008, together with accrued interest (subject to any requirement to deduct tax therefrom) up to but excluding that date.

(d) Each Noteholder will be entitled by notice in writing to require all or part (being (pound)1 nominal amount or any integral multiple thereof) of the Loan Notes held by him to be repaid at par together with accrued interest (subject to any requirement to deduct tax therefrom) if:

    (i) any principal or interest on any Loan Notes held by that Noteholder is not paid in full within 30 days after the due date for payment; or

    (ii) an order is made or an effective resolution is passed for the winding-up or dissolution of the Offeror (other than for the purposes of a reconstruction, amalgamation, merger or members' voluntary winding-up on terms previously approved by extraordinary resolution); or

    (iii) an encumbrancer takes possession of, or a trustee, receiver, administrator or similar officer is appointed or an administration order is made in respect of, the whole or substantially the whole of the undertaking or property of the Offeror and such person has not been paid out or discharged within 30 days.

(e) Payment of principal in respect of the Loan Notes will not be made to addresses in the United States, Australia, Canada or Japan.

4 Purchase of Loan Notes

The Offeror may, at any time on or after the date falling six months after the latest date of issue of any outstanding Loan Notes, purchase any Loan Notes at any price by tender (available to all Noteholders alike), by private treaty or otherwise by agreement with the relevant Noteholder(s).

5 Cancellation

Any Loan Notes repaid, redeemed or purchased will be cancelled and will not be available for re-issue.

6 Additional Notes

Each Noteholder will have the right to acquire (by subscription at a nominal value of an amount up to or equal to such Noteholder's then holding of Loan Notes) additional loan notes to be issued by a subsidiary of RWE (other than the Offeror) (the "Additional Notes") on terms and conditions substantially identical to those applicable to the Loan Notes, except as follows:

(a)  the Additional Notes will not be issued before 10 July 2003;

(b) the rate of interest on the Additional Notes shall be one per cent. below the rate payable in respect of the Loan Notes; and

(c) the Additional Notes shall not include any right to acquire additional securities nor shall they be guaranteed.

7 Registration

The Loan Notes will be evidenced by certificates and will be registered and transferable in amounts or integral multiples of (pound)1, provided that transfers of Loan Notes will not be registered during the twenty-one days immediately preceding an Interest Payment Date or while the register of Noteholders is closed.

No transfer of Loan Notes will be registered until each transferee has delivered to the Offeror a certificate in the prescribed form to the effect that such transferee is not a US person, an Australian person, a Canadian person or a Japanese person and is not acquiring, and will not be holding, such Loan Notes for the account or benefit of a US person, an Australian person, a Canadian person or a Japanese person or with a view to the offer, sale or delivery, directly or indirectly, of such Loan Notes in the United States, Australia, Canada or Japan or to or for the account or benefit of any US person, an Australian person, a Canadian person or a Japanese person or any other person who such transferee has reason to believe is purchasing for the purposes of such offer, sale or delivery.

Registered addresses of holders of Loan Notes must be outside the United States, Australia, Canada or Japan. Documents of title in respect of the Loan Notes will not be sent to addresses in the United States, Australia, Canada or Japan.

8 Modifications

The Noteholders will have power by extraordinary resolution of the Noteholders passed in accordance with the provisions of the Loan Note Instrument or by resolution in writing signed by holders of not less than 75 per cent. of the outstanding Loan Notes, inter alia, to sanction any abrogation, modification or compromise or arrangement in respect of their rights against the Offeror and/or RWE and to assent to any amendment of the provisions of the Loan Note Instrument. The Offeror may, with the consent of its financial advisers, amend the provisions of the Loan Note Instrument, without such sanction or consent, if such amendment is of a formal, minor or technical nature or to correct a manifest error.

9 Substitution of Principal Debtor

The Loan Note Instrument will contain, inter alia, provisions enabling the Offeror to substitute any member or members of the Offeror's group as the principal debtor or debtors under the Loan Notes provided that the Offeror's right to require substitution of such member or members as principal debtor will be exercisable only if prior clearance has been obtained from the Inland Revenue to the effect that the substitution will not be treated as a disposal of the Loan Notes for the purposes of United Kingdom taxation of chargeable gains.

10 No Listing

No application has been made or is intended to be made to any stock exchange for the Loan Notes to be listed or otherwise traded.

11 Governing Law

The Loan Notes and the Loan Note Instrument will be governed by and construed in accordance with English law.

12 Guarantee

Payment of principal and interest on the Loan Notes will be guaranteed by RWE.

                                  APPENDIX III

                    Financial Information on the Innogy Group


Financial Information of the Innogy Group for the three years ended 31 March 2001 The following financial information has been extracted from the Annual Report and Accounts 2001 and the Annual Report on form 20-F 2001.


Consolidated Profit and Loss Account

                                                       March 2001                March 2000          March 1999
                                               Statutory      Proforma    Statutory      Proforma      Proforma
                                                 Audited     Unaudited      Audited     Unaudited     Unaudited
                                        Note    (pound)m      (pound)m     (pound)m      (pound)m      (pound)m

Turnover                                 2.2       3,884         3,859          142         2,628         2,632
Operating profit/(loss)                              289           280         (234)         (762)          645
Pre exceptional operating profit         2.2         292           283           28           311           645
Profit/(loss) before tax*                            301           218         (255)         (858)          559
Taxation                                              (1)           (1)          (1)           41          (133)
Profit/(loss) after tax*                             300           217         (256)         (817)          426
Exceptional items                        2.3          56            (3)        (262)       (1,073)          n/a
Dividends                                           (109)          (85)         n/a           n/a           n/a
Basic EPS*                                            26.8p         19.3p       n/a           n/a           n/a
DPS                                                    7.5p          7.5p       n/a           n/a           n/a

*after exceptional items (note 2.3)

There is no comparative earnings per share or dividend per share information as the group previously formed part of National Power PLC.

Consolidated Balance Sheet

                                                                   March 2001
                                                                      Audited
                                                                     (pound)m

Intangible assets                                                         577
Tangible assets                                                         1,260
Fixed asset investments                                                    32
                                                                     --------

Total fixed assets                                                      1,869
                                                                     --------
Stocks                                                                     69
Debtors                                                                   978
Investments, cash and short term deposits                                 241
Creditors: amounts falling due within one year                           (772)
                                                                     --------
Net current assets                                                        516
                                                                     --------
Total assets less current liabilities                                   2,385
Creditors: amounts falling due after more than one year                (1,210)
Provisions for liabilities and charges                                   (567)
                                                                     --------
Net assets employed                                                       608
                                                                     ========
Share capital                                                             112
Capital reserve                                                            17
Profit and loss account                                                   479
                                                                     --------
Shareholders' funds - equity                                              608
                                                                     ========

Consolidated Cashflow Statement


                                                                         March 2001     March 2001
                                                                          Statutory       Proforma
                                                                            Audited      Unaudited
                                                                   Note    (pound)m       (pound)m

Net cash outflow from operating activities                          2.5        (779)         (371)
Dividends received from associates and joint ventures                             2             2
Returns on investments and servicing of finance                                 (71)          (86)
Tax                                                                              --            --
Dividends paid                                                                  (52)          (28)
Capital expenditure and financial investment                        2.5          13          (187)
Acquisitions and disposals                                          2.5         (40)          (17)
                                                                           --------      --------
Net cash outflow before liquid resources and financing activities              (927)         (687)
Management of liquid resources                                                  387           387
Financing activities                                                            429          (394)
                                                                           --------      --------
Decrease in cash                                                               (111)         (694)
                                                                           ========      ========

NOTES TO THE FINANCIAL INFORMATION ON THE INNOGY GROUP

1    Changes in accounting policies

Since the publication of the financial statements from which the above have been extracted, Innogy has changed its accounting policies in respect of its energy trading contracts and deferred taxation. The new policies and their impact are set out in the September 2001 interim financial statements which are reproduced in section 5.

2    Significant Notes to the Accounts

2.1 Reconciliation of statutory accounts to proforma accounts for year to March 2001


                                                                                                     March 2001
                                                            March 2001                 March 2001      Proforma
                                                             Statutory                   Proforma      Accounts
                                                               Audited         Note    Adjustment     Unaudited
                                                              (pound)m                   (pound)m      (pound)m

Turnover                                                         3,884                        (25)        3,859
Operating costs before exceptional items                        (3,595)                        16        (3,579)
Exceptional operating items                                         (3)                        --            (3)
                                                              --------                   --------      --------
Operating profit                                                   286            A            (9)          277
Share of operating profit of associates and joint ventures           3                         --             3
                                                              --------                   --------      --------
Total operating profit of the Group                                289                         (9)          280
Exceptional items                                                   59            A           (59)           --
                                                              --------                   --------      --------
Profit on ordinary activities before interest and taxation         348                        (68)          280
  Pre-exceptional profit on ordinary activities before
    interest and taxation                                          292                         (9)          283
  Exceptional items                                                 56                        (59)           (3)

Net interest payable and similar charges                           (47)           B           (15)          (62)
                                                              --------                   --------      --------
Profit on ordinary activities before taxation                      301                        (83)          218
Taxation                                                            (1)                        --            (1)
                                                              --------                   --------      --------
Profit on ordinary activities after taxation                       300                        (83)          217
Dividends                                                         (109)           B            24           (85)
                                                              --------                   --------      --------
Retained profits                                                   191                        (59)          132
                                                              ========                   ========      ========

Adjustments made in deriving the proforma profit and loss account for the year to 31 March 2001 are as follows:

A To remove the operating profit of (pound)9 million and exceptional profit on disposal of (pound)59 million derived from Deeside power station which was transferred to International Power plc in July 2000.

B To reclassify intercompany payments made by way of dividend to International Power plc prior to demerger primarily in respect of interest on debt finance and profits from Deeside power station.

The statutory profit and loss account for March 2000 is for the period from 16 March 2000 to 31 March 2000. A proforma adjustment has been made to include the earnings for the period from 1 April 1999 to 15 March 2000. The proforma results for the year then reflect the results as set out in the Innogy Listing Particulars dated 21 August 2000.

2.2  Segmental Analysis

By Class of Business

                                                                               2001                        2001
                                                                          Statutory                    Proforma
                                                                            Audited                   Unaudited
                                                              Turnover         PBIT      Turnover          PBIT
                                                              (pound)m     (pound)m      (pound)m      (pound)m

Trading and Asset Management                                     1,811          218         1,786           211
Operations and Engineering                                         247            6           247             6
Retail                                                           1,940           49         1,940            49
Cogen and Renewables                                               167           16           167            16
Eastern Lease                                                      106           81           106            81
New Ventures                                                        --          (17)           --           (17)
Head office and other Corporate costs                               --          (41)           --           (43)
Central items                                                       --          (23)           --           (23)
Intra group                                                       (387)          --          (387)           --
                                                              --------     --------      --------      --------
                                                                 3,884          289         3,859           280
                                                              ========                   ========

Associates and joint ventures                                                     3                           3
                                                                           --------                    --------
PBIT before exceptional items                                                   292                         283
                                                                           ========                    ========

                                                                               2000                        2000
                                                                          Statutory                    Proforma
                                                                            Audited                   Unaudited
                                                              Turnover         PBIT      Turnover          PBIT
                                                              (pound)m     (pound)m      (pound)m      (pound)m

Trading and Asset Management                                        87           26         1,081           207
Operations and Engineering                                          --           --           189            --
Retail                                                              50           --         1,327             1
Cogen and Renewables                                                 5           --           120            16
Eastern Lease                                                       --           --           200           167
New Ventures                                                        --           --            --           (12)
Head office and other Corporate costs                               --           (1)           --           (58)
Central items                                                       --           --            --           (13)
Intra group                                                         --           --          (289)           --
                                                              --------     --------      --------      --------
                                                                   142           25         2,628           308
                                                              ========                   ========
Associates and joint ventures                                                     3                           3
                                                                           --------                    --------
PBIT before exceptional items                                                    28                         311
                                                                           ========                    ========

                                                                            1999
                                                                        Proforma
                                                                       Unaudited
                                                          Turnover          PBIT
                                                          (pound)m      (pound)m

Trading and Asset Management                                 1,896           519
Operations and Engineering                                     198             -
Retail                                                         446            10
Cogen and Renewables                                            93            13
Eastern Lease                                                  224           187
New Ventures                                                     -           (11)
Head office and other Corporate costs                            -           (83)
Central items                                                    -             5
Intra group                                                   (225)            -
                                                          --------      --------
                                                             2,632           640
                                                          ========
Associates and joint ventures                                                  5
                                                                        --------
PBIT before exceptional items                                                645
                                                                        ========
Comprising:
Continuing operations                                        1,565           292
Discontinued operations                                      1,067           353
                                                          --------      --------
                                                             2,632           645
                                                          ========      ========

2.3   Exceptional Items

Total exceptional items before taxation

                                                     2001         2001          2000          2000
                                                Statutory     Proforma     Statutory      Proforma
                                                  Audited    Unaudited       Audited     Unaudited
                                                 (pound)m     (pound)m      (pound)m      (pound)m

Eastern lease                                         237          237            --            --
Teesside PPA buyout                                  (206)        (206)           --            --
Plant closure costs                                   (19)         (19)           11            11
Demerger costs                                        (15)         (15)           --            --
Gas provision and swap                                 --           --           (69)         (794)
Impairment of stations                                 --           --          (193)         (261)
Retail reorganisation costs                            --           --           (11)          (29)
                                                 --------     --------      --------      --------
Exceptional items included with operating costs        (3)          (3)         (262)       (1,073)
Profit on disposal of UK power station                 59           --            --            --
                                                 --------     --------      --------      --------
Exceptional items before taxation                      56           (3)         (262)       (1,073)
                                                 ========     ========      ========      ========

In the year to March 2001 the Eastern Lease contract renegotiations resulted in the existing lease arrangement being terminated. The deferred income for the period to March 2003 was released as an exceptional credit to the profit and loss account. In addition, a premium was paid by TXU which was treated as an exceptional credit in the profit and loss account. In addition, the Power Purchase Agreement with Teesside was bought out at a cash cost of (pound)517 million. This was charged against the existing provision with the balance of (pound)206 million treated as exceptional. Plant closure costs and related severance, in relation to Blyth power station totalling (pound)19 million were incurred in the year.

In the 2000 proforma accounts an exceptional charge of (pound)495 million was made in relation to that part of the Group's long-term gas supply contracts, established in the early 1990's at prices substantially higher than current market prices. This provision represents the estimated loss that will be incurred in future periods as a result of the sales, through the Group's retail gas business, of gas it is committed to purchase under its long-term supply contracts. In addition, the Group paid (pound)299 million to secure price modifications to the contracted gas supply not covered by the provision. These price modifications, effected by the use of gas swaps, broadly have the effect of changing the contract price of gas burned in the Group's power stations to approximate the current market price.

The other significant exceptional item in the proforma 2000 accounts arose following the disposal of a significant element of the UK power plant portfolio and a reappraisal of the UK power market; the Group conducted impairment reviews of its older coal and oil fired power stations and associated assets. As it was not possible to make a reasonable estimate of the net realisable value, these assets were written down to their value in use.

There were no exceptional items in 1999.


2.4   Net Debt

2001 Statutory

                                                              Other      31 March
                                              31 March     non-cash     (inflow)/      31 March
                                                  2000    movements       outflow          2001
                                              (pound)m     (pound)m      (pound)m      (pound)m

Cash
Cash at bank                                       227           --          (187)           40
Short-term deposits                                 --           --            83            83
                                              --------     --------      --------      --------
                                                   227           --          (104)          123
Bank overdrafts repayable on demand                 (1)          --            (7)           (8)
                                              --------     --------      --------      --------
Net cash                                           226           --          (111)          115
                                              --------     --------      --------      --------

Liquid resources
Current asset investments                          506           (1)         (387)          118
                                              --------     --------      --------      --------

Debt financing
105/8% Euro Sterling Bond 2001                      --            4            (4)            -
83/8% Euro Sterling Bonds 2006                      --            1          (315)         (314)
81/8% Euro Sterling Bonds 2022                      --            1          (220)         (219)
8.02% EIB Loan 2006                                 --            1          (312)         (311)
Finance leases: less than one year                 (11)          --             4            (7)
more than one year                                (409)          --            51          (358)
                                              --------     --------      --------      --------
Gas swap creditor                                 (140)          --           140             -
                                              --------     --------      --------      --------
Total debt financing                              (560)           7          (656)       (1,209)
                                              --------     --------      --------      --------
Net cash/(debt)                                    172            6        (1,154)         (976)
                                              ========     ========      ========      ========
Debt/equity ratio                                  +27%                                    -161%
                                              ========                                 ========

Reconciliation of net cash flow to movement in net debt

                                                                          2001
                                                                     Statutory
                                                                       Audited
                                                                      (pound)m

Decrease in cash in the period                                            (111)
Cash inflow from increase in debt and lease financing                     (656)
Cash outflow from increase in liquid resources                            (387)
                                                                      --------
Change in net debt resulting from cash flows                            (1,154)
Other non-cash movements                                                     6
                                                                      --------
Movement in net debt in the year                                        (1,148)
Net cash at the start of the year                                          172
                                                                      --------
Net debt at the end of the year                                           (976)
                                                                      ========

2.5   Cashflow

(a) Reconciliation of operating profit to net cash outflow from operating activities

                                                                          2001          2001
                                                                     Statutory      Proforma
                                                                       Audited     Unaudited
                                                                      (pound)m      (pound)m

      Operating profit                                                     286           277
      Tangible fixed asset depreciation charged to profit and loss         142           142
      Other non-cash movements                                              21            21
      Revaluation of current asset investments                               1             1
      Goodwill amortisation                                                 31            31
      (Profit)/loss on disposal of fixed assets                            (22)           37
      Profit on disposals of power station                                  59            --
      Movement in working capital:
        Increase in stocks                                                 (23)          (23)
        Increase in debtors                                               (400)         (400)
        Decrease in creditors                                             (429)          (12)
      Provisions utilised                                                 (164)         (164)
      Provisions utilised-exceptional                                     (303)         (303)
      Provisions charged to profit and loss                                  3             3
      Provisions charged to profit and loss exceptional                     19            19
                                                                      --------      --------
      Net cash outflow from operating activities                          (779)         (371)
                                                                      ========      ========

(b)  Capital expenditure and financial investment 2001 2001

                                                              Statutory      Proforma
                                                                Audited     Unaudited
                                                               (pound)m      (pound)m

       Purchase of tangible fixed assets                           (189)         (189)
       Sale of fixed assets                                         201             1
       Loans repaid by associates and joint ventures                  1             1
                                                               --------      --------
       Cash inflow/(outflow)                                         13          (187)
                                                               ========      ========

(c)  Acquisitions and disposals

                                                                   2001          2001
                                                              Statutory      Proforma
                                                                Audited     Unaudited
                                                               (pound)m      (pound)m

       Acquisitions                                                 (17)          (17)
       Investment in associates                                      (4)           --
       Investment in joint ventures                                 (19)           --
                                                               --------      --------
       Cash outflow                                                 (40)          (17)
                                                               ========      ========

3    Accounting Policies

The following accounting policies have been applied consistently, except as noted below, in dealing with items which are considered material in relation to the Group's financial statements.


(i) Basis of preparation of accounts

The financial statements of Innogy Holdings plc and its subsidiary undertakings (the Group) are prepared under the historical cost convention and in accordance with applicable Accounting Standards.


(ii) Basis of consolidation

The accounting treatment for the demerger of Innogy from National Power PLC is set out in note (iii) below. The consolidated financial statements include the financial statements of the Company and all of its subsidiary undertakings up to 31 March 2001. The acquisition method of accounting has been adopted where appropriate. Under this method, the results of subsidiary undertakings acquired or disposed of in the year are included in the consolidated profit and loss account from the date of acquisition or up to the date of disposal. An associate is an undertaking in which the Group has a long-term participating interest, usually between 20 per cent. to 50 per cent. of the equity voting rights, and over which it exercises significant influence. A joint venture is an undertaking in which the Group has a long-term interest and over which it exercises joint control. The Group's share of the profits less losses of associates and of joint ventures is included in the consolidated profit and loss account and its interest in their net assets is included in fixed asset investments in the circumstances indicate that the carrying values may not be recoverable. On the subsequent disposal or termination of a business, the profit or loss on disposal or termination is calculated after charging/(crediting) the unamortised amount of any related goodwill. In the Company's financial statements, the investments in subsidiary undertaking, is stated at cost less amounts written off.

(iii) Basis of preparation - merger accounting

The financial statements have been prepared under merger accounting principles in relation to the merger of Innogy Holdings plc and Innogy plc on 2 October 2000. Under merger accounting, the results and cash flows of Innogy Holdings plc and Innogy plc are combined from the beginning of the financial period in which the merger occurred. Profit and loss account and balance sheet comparatives are restated on the combined basis. Innogy Holdings plc was incorporated on 8 May 2000 and is the new parent company of the Group. Accordingly there are no parent company comparative figures included in these accounts which are the first for the parent company itself. On 16 March 2000 Innogy plc acquired the assets and liabilities which were to form the business of Innogy from demerger.

Accordingly this date is deemed to be the commencement of Innogy's operations for statutory accounting purposes.

Additional unaudited financial information is included in respect of the 12 month periods ended 31 March 2000 and 2001. In the case of the period ended 31 March 2000, this information is substantially extracted from the Listing Particulars dated 21 August 2000 in connection with the introduction of Innogy Holdings plc to the Official List. This information represents a `carve-out' from National Power PLC of the assets and liabilities of Innogy plc prior to the hive-down date of 16 March 2000. In respect of the period ended 31 March 2001, the statutory information has been adjusted to take account of the following items:

(a) Exclusion of the trading results and profits on disposal of Deeside power station which was transferred back to National Power PLC prior to demerger of Innogy plc.

(b) Reclassification of payments made by Innogy plc to National Power PLC prior to demerger.

     These payments were made by way of dividend but remunerated National Power PLC for interest borne on Innogy's behalf.

(c) Inclusion, for the entire period, of debt actually transferred to Innogy plc from National Power PLC on 28 September 2000.

(iv) Turnover

Group turnover comprises sales to the electricity trading market in England and Wales (the Pool) of electricity generated by the Group, retail sales of gas and electricity to domestic and small commercial customers and direct sales to large consumers of electricity purchased through the Pool. On 27 March 2001 the NETA came into effect, the new rules replace the Pool and our turnover comprises five days of sales under those arrangements. Turnover also includes sales relating to our energy trading activity.

The value of the Group's sales through the Pool is substantially hedged by means of Contracts for Differences (CfDs) with purchasers from the Pool (including the Group's own retail business) that cover energy output and capacity. Turnover is shown inclusive of third party fees receivable and net of the difference payments under these CfDs. With the advent of NETA, Grid Trade Master Agreements (GTMAs) were introduced as the principal hedging mechanism. Income attributable to CfDs and GTMAs is recognised when settlement is made. Income from trading is recognised when the position is closed and settlement made. Income from the sale of electricity and gas to industrial, commercial and domestic customers is recognised when earned and reflects the value of units supplied, including the estimated value of units supplied to customers between the date of their last meter reading and the year end.


(v) Pension costs

Pension contributions are charged to the profit and loss account so as to spread the cost of pensions over employees' working lives. The regular cost is
attributed  to  individual   years  using  the  projected  unit  credit  method.
Variations in pension costs, which are identified as a result of actuarial valuations, are amortised over the average expected remaining working lives of employees. Differences between the amounts funded and the amounts charged to the profit and loss account are treated as either provisions or prepayments in the balance sheet.

(vi) Research and development

Expenditure on fixed assets used for research and development is written off over the expected useful life of the relevant asset; all other research and development expenditure is charged to the profit and loss account as incurred.


(vii) Operating leases

Rentals payable under operating leases are charged to the profit and loss account evenly over the term of the lease.

Contracts under which power stations were leased to third parties were terminated in January 2001 and the assets were sold. Until then the accounting policy was: amounts receivable in respect of power stations held under operating leases were credited to profit and loss on a systematic basis over the primary lease period in which payments are received. Fixed lease premium under operating leases were credited to profit and loss evenly over the term of the primary lease period. Other elements of the premium, including those contingent upon the electricity output of the power stations, were credited to profit and loss as they arose. Power stations under operating leases were shown within tangible fixed assets less accumulated depreciation. Depreciation was provided on a straight-line basis to write off the cost of the assets to their residual value evenly over the term of the primary lease period.


(viii) Foreign exchange

The profits or losses of overseas subsidiary undertakings and associates are translated into sterling at average rates of exchange. Balance sheets of subsidiary undertakings and net investments in associates are translated at closing rates.

Exchange differences arising on the retranslation at closing rates of overseas subsidiary undertakings' balance sheets and net investments in associates and joint ventures, together with the year end adjustment to convert the balance of retained profits to closing rates, are taken directly to reserves. Differences arising on the translation of relevant foreign currency borrowings are taken directly to reserves, to match the corresponding exchange difference on the translation of the related net investment in overseas subsidiary undertakings, associates and joint ventures, as are differences arising on equity investments denominated in foreign currencies in the Company's accounts. Transactions denominated in foreign currencies arising in the normal course of business are translated into sterling at the exchange rate ruling on the date payment takes place unless related or matching forward foreign exchange contracts have been entered into, when the rate specified in the contract is used. Monetary assets and liabilities expressed in foreign currencies that are not covered by hedging arrangements are translated into sterling at the rates of exchange ruling at the balance sheet date and any difference arising on the retranslation of those amounts is taken to the profit and loss account.

(ix) Interest

Interest on borrowings relating to major capital projects with long periods of development is capitalised during construction and written off as part of the total cost over the useful life of the asset. All other interest is charged to the profit and loss account. The interest capitalised does not exceed the actual net interest charge for the year. Under FRS 12 (Provisions, Contingent Liabilities and Contingent Assets) the interest charge on discounted provisions is included in the net interest charge.

(x) Tangible fixed assets

Tangible fixed assets are stated at original cost less accumulated depreciation and any provision for impairment in value. In the case of assets constructed by the Group, cost includes related works and administrative overheads, commissioning costs and borrowing costs as per FRS 15. Assets in the course of construction are included in tangible fixed assets on the basis of expenditure incurred at the balance sheet date.

Depreciation is calculated so as to write down the cost of tangible fixed assets to their residual value evenly over their estimated useful lives. Estimated useful lives are reviewed periodically, taking into account commercial and technological obsolescence as well as normal wear and tear, provision being made for any impairment in value.

The depreciation charge is based on the following estimates of useful lives:

                                                                          Years

Power stations under operating leases (primary lease term)                    7
Combined cycle gas turbine power stations                                    25
Other power stations                                                      20-40
Non-operational buildings                                                    40
Fixtures, fittings, tools and equipment                                     4-5
Computer equipment and software                                             3-5
Hot gas path CCGT turbine blades                                              3

Freehold land is not depreciated.

(xi) Finance leases

Assets held under finance leases are capitalised where material and included in tangible fixed assets at fair value at the inception of the lease. Each asset is depreciated over the shorter of its lease term and its estimated useful life. The obligations related to finance leases, net of finance charges in respect of future periods are included, as appropriate, under creditors due within or creditors due after one year. The interest element of the rental obligation is allocated to accounting periods during the lease term so as to produce a constant periodic rate of charge on the balance outstanding.

(xii) Fixed asset investments

All fixed asset investments are stated at cost less provision for any impairment.


(xiii) Current asset investments

Current asset investments are stated at the lower of cost and market value.

(xiv) Stocks

Operating stocks of fuel and stores are valued at the lower of cost and net realisable value.

(xv) Deferred taxation

Deferred taxation arises in respect of items where there is a timing difference between their treatment for accounting purposes and their treatment for taxation purposes. Provision for deferred taxation, using the liability method, is made to the extent that it is probable that the liability or asset will crystallise in the foreseeable future.

4    Interim Financial Statements

INNOGY HOLDINGS PLC
CONSOLIDATED UNAUDITED ACCOUNTS
For the half year ended 30 September 2001

GROUP PROFIT AND LOSS ACCOUNT

                                                                                        Half Year     Full Year
                                                                                        2000/2001     2000/2001
                                                                          Half Year      Restated      Restated
                                                                           001/2002      Proforma      Proforma
                                                                  Note     (pound)m      (pound)m      (pound)m

Turnover: Continuing operations                                               1,071         1,262         2,971
Acquisitions                                                                    491            --            --
                                                                           --------      --------      --------
Total turnover                                                       2        1,562         1,262         2,971

Operating costs
Exceptional operating costs                                                      --          (233)           (3)
Goodwill amortisation                                                           (38)          (14)          (36)
Other operating costs                                                        (1,418)       (1,162)       (2,654)
                                                                           --------      --------      --------
Total operating costs                                                        (1,456)       (1,409)       (2,693)
                                                                           --------      --------      --------
Operating profit/(loss)                                                         106          (147)          278
Share of operating profit of associates and joint ventures                        2             2             3
                                                                           --------      --------      --------
Total operating profit /(loss) of the Group                                     108          (145)          281
   Continuing operations                                                         83          (145)          281
   Acquisitions                                                                  25            --            --

Profit on ordinary activities before exceptional items,
  interest and tax                                                   2          108            88           284
Profit on sale of fixed assets                                       3            8            --            --
Exceptional items                                                    3           --          (233)           (3)
                                                                           --------      --------      --------
Profit/(loss) on ordinary activities before interest and taxation               116          (145)          281
Net interest payable and similar charges
  Group                                                                         (61)          (29)          (62)
  Associates and joint ventures                                                  (1)           (1)           --
                                                                           --------      --------      --------
Profit/(loss) on ordinary activities before taxation                             54          (175)          219
Taxation                                                                         (2)           (5)          (12)
                                                                           --------      --------      --------
Profit/(loss) on ordinary activities after taxation                              52          (180)          207

Dividends                                                            4          (30)          (28)          (85)
                                                                           --------      --------      --------
Retained profits/(losses) for the period                                         22          (208)          122
                                                                           ========      ========      ========
Basic earnings per share after taxation (EPS):                       5
Before exceptional items and fixed asset sales                                  3.9p          4.7p         18.8p
Attributable to exceptional items and fixed asset sales                         0.7p        (20.7)p        (0.3)p
                                                                           --------      --------      --------
After exceptional items and fixed asset sales                                   4.6p        (16.0)p        18.5p
                                                                           --------      --------      --------
Before exceptional items, fixed asset sales, goodwill
  amortisation and Eastern lease earnings                                       7.3p          1.3p         14.7p
                                                                           ========      ========      ========
Diluted EPS after exceptional items, fixed asset sales
  and taxation                                                                  4.6p        (16.0)p        18.4p
                                                                           ========      ========      ========
Dividends per share                                                  4        2.625p           2.5p         7.5p
Dividend cover before exceptional items and fixed asset sales             1.5 times      1.9 times     2.5 times
   Interim Financial Statements (continued)

INNOGY HOLDINGS PLC
CONSOLIDATED UNAUDITED ACCOUNTS
For the half year ended 30 September 2001

STATEMENT OF TOTAL RECOGNISED GAINS AND LOSSES

                                                                               Half Year
                                                                               2000/2001
                                                                 Half Year      Restated
                                                                 2001/2002      Proforma
                                                                  (pound)m      (pound)m

Profit/(loss) attributable to members of the company                    22          (208)
                                                                  --------      --------
Total recognised gains and losses related to the period                 22          (208)
                                                                                --------
Prior period adjustments (see note 1)
FRS19 - Deferred taxation                                              (40)
Mark to market accounting for Trading                                   (4)
                                                                  --------
Total gains and losses recognised since the last annual report         (22)
                                                                  ========

BALANCE SHEETS

                                                                                     30 September      31 March
                                                                                             2000          2001
                                                                       30 September      Restated      Restated
                                                                               2001      Proforma      Proforma
                                                                           (pound)m      (pound)m      (pound)m

Intangible assets                                                             1,841           583           577
Tangible assets                                                               1,351         1,297         1,260
Fixed asset investments                                                          74            34            32
                                                                           --------      --------      --------
Total fixed assets                                                            3,266         1,914         1,869
                                                                           --------      --------      --------
Stocks                                                                          117            77            69
Debtors                                                                       2,091         1,019         1,407
Investments, cash and short-term deposits                                       222           754           241
Creditors: amounts falling due within one year                               (1,204)       (1,139)       (1,089)
                                                                           --------      --------      --------
Net current assets                                                            1,226           711           628
                                                                           --------      --------      --------
Total assets less current liabilities                                         4,492         2,625         2,497
Creditors: amounts falling due after more than one year                      (3,355)       (2,161)       (1,819)
Provisions for liabilities and charges                                         (545)         (231)         (114)
                                                                           --------      --------      --------
Net assets employed                                                             592           233           564
                                                                           --------      --------      --------
Share capital                                                                   112           112           112
Other reserves                                                                  480           121           452
                                                                           --------      --------      --------
Total equity                                                                    592           233           564
                                                                           ========      ========      ========

INNOGY HOLDINGS PLC
CONSOLIDATED UNAUDITED ACCOUNTS (CONTINUED)
For the half year ended 30 September 2001

MOVEMENT IN SHAREHOLDERS' FUNDS


                                                                                                      Half Year
                                                                                                      2000/2001
                                                                                        Half Year      Restated
                                                                                        2001/2002      Proforma
                                                                                         (pound)m      (pound)m

Profit for the period, before exceptional items                                                52            53
Ordinary dividends                                                                            (30)          (28)
Exceptional items                                                                              --          (233)
Share premium                                                                                   6            --
                                                                                         --------      --------
Net increase/(decrease) in shareholders' funds                                                 28          (208)
Shareholders' funds at 31 March 2001                                                          564           441
                                                                                         --------      --------
Shareholders' funds at 30 September 2001                                                      592           233
                                                                                         ========      ========

CASH FLOW STATEMENTS

                                                                                                      Half Year
                                                                                                      2000/2001
                                                                                        Half Year      Restated
                                                                                        2001/2002      Proforma
                                                                               Note      (pound)m      (pound)m


Net cash inflow/(outflow) from operating activities                               6           113          (289)
Returns on investment and servicing of finance                                                (43)          (35)
Dividends paid                                                                                (57)           --
Capital expenditure and financial investment                                                  (68)         (114)
Acquisitions and disposals                                                                 (1,379)          (12)
                                                                                         --------      --------
Net cash outflow before liquid resources and financing activities                          (1,434)         (450)
Management of liquid resources                                                                 23           392
Financing activities                                                                        1,394          (140)
                                                                                         --------      --------
Decrease in cash                                                                              (17)         (198)
                                                                                         ========      ========


NET DEBT

                                                                                                      Half Year
                                                                                                      2000/2001
                                                                                        Half Year      Restated
                                                                                        2001/2002      Proforma
                                                                                         (pound)m      (pound)m

Decrease in cash                                                                               17           198
Decrease in liquid resources                                                                   23           392
Increase/(decrease) in financing debt                                                       1,392          (140)
Non-cash movements                                                                            (33)           --
                                                                                         --------      --------
Net increase in debt                                                                        1,399           450
Net debt at 31 March 2001                                                                     976           296
                                                                                         --------      --------
Net debt at 30 September 2001                                                               2,375           746
                                                                                         --------      --------
Debt/equity ratio                                                                             401%          320%


#NOTES TO THE ACCOUNTS

1.   Accounting policies

Except as disclosed below, the accounts for the half year ended 30 September 2001 have been prepared using the same accounting policies as those adopted in the accounts for the financial year ended 31 March 2001.

The comparative figures for the financial year ended 31 March 2001 are not the Group's statutory accounts for that financial year. Those accounts have been reported on by the Group's auditors and delivered to the Registrar of Companies. The report of the auditors was unqualified and did not contain a statement under
Section 237(2) or (3) of the Companies Act 1985.

The comparative figures have been restated to reflect the adoption of the following changes to accounting policies:

Mark to Market of Energy Trading Activities

The Directors consider that it is now more appropriate to account for our Trading activities using mark to market accounting principles. The previous treatment has been to account for energy-based derivative instruments as hedges which were accounted for on an accruals basis with disclosure of the fair value of the derivatives within the notes to the accounts. The new policy adopts a mark to market approach for the valuation of all energy-based derivative instruments held in Trading, with movements in valuation recorded in the group profit and loss account.

Transactions for risk management purposes are undertaken between business units within the Group, one of which is Trading. Internal positions are integral to the Group's management of wholesale energy risk, ensuring risk can be managed on a portfolio basis and offsetting positions within the Group can be recognised. Internal transactions are included within the segmental analysis of performance in Note 2 of the accounts. The transfer of risk through internal transactions occurs at market prices on an arm's length basis and in accordance with hedge policies approved by the Board.


Generation Hedge Policy

The transfer of energy market risk from the generation business into the appropriate trading desk is performed under a hedge policy approved by the board and monitored by the Group's risk management committee. Future exposure to energy markets arising from generation activities is transferred to the trading desk on a rolling basis, consistent with market liquidity assessments performed routinely.


Retail Hedge Policy

The transfer of energy market risk from the retail business into the appropriate trading desk is performed under a hedge policy approved by the Board and monitored by the Group's risk management committee. Future exposure to wholesale energy markets arising from retail activities is transferred to the trading desk on a rolling basis consistent with market conditions, using an assessment of the expected retail customer demand and sensitivity of customer tariffs to wholesale prices.

The impact of this change in accounting policy on the financial statements is that all of our trades are shown with sale and purchase being shown net of each other. If a contract is `in the money' then a debtor is created and `out of the money' a creditor is created. Only the amount in or out of the money is recorded in the Balance Sheet rather than the underlying principal of the contract. The retail gas provision is no longer required as the onerous contract previously provided for is now marked to market. The provision put through the profit and loss account in prior years has been reversed.

The impact on the accounts is summarised below.


                                                                          Half Year     Half Year     Full Year
                                                                          2001/2002     2000/2001     2000/2001
                                                                           (pound)m      (pound)m      (pound)m

Profit and Loss Account
Turnover                                                                       (566)         (311)         (888)
Cost of sales                                                                   568           279           889
                                                                           --------      --------      --------
Profit before interest and tax                                                    2           (32)            1
                                                                           --------      --------      --------

Balance Sheet
Debtors: amounts due within one year                                            296             2           251
Debtors: amounts due after one year                                             328           294           208
Creditors: amounts due within one year                                         (338)          (78)         (317)
Creditors: amounts due after one year                                          (713)         (728)         (571)
                                                                           --------      --------      --------
Ongoing mark to market accounts                                                (427)         (510)         (429)
                                                                           --------      --------      --------
Release of retail gas provision                                                               473           453
Release of prepayment balance on option premiums                                                -           (28)
                                                                           --------      --------      --------
                                                                                              (37)           (4)
                                                                                         ========      ========

The balance sheet at September 2001 includes the market value of all trades at a net (pound)427 million. The movement on these accounts is (pound)2 million. This movement has been included in the Trading profit for the period of (pound)26 million. The balance sheet position at March 2001 was (pound)429 million.


Deferred Taxation

FRS 19 - accounting for deferred taxation has been adopted. This requires full provisioning for deferred tax rather than the partial provisioning approach under SSAP 15. The (pound)2 million deferred tax asset previously held was reversed and a deferred tax creditor has been established of (pound)38 million as at 31 March 2001. The prior year Balance Sheet has been adjusted by (pound)40 million. The deferred tax charge for the period is (pound)2 million; the comparative period charge has been restated to (pound)5 million.

2.   Group segmental analysis

The presentation of the group segmental analysis has been changed this year to reflect better the true performance of individual business segments. Trading and Asset Management are now shown separately. Items of (pound)11 million previously disclosed as head office costs and central items have been transferred to the business divisions that receive the benefit of these services. Expenditure of (pound)6 million on our Regenesys technology previously disclosed in New Ventures has now been separately presented.

                                                                                                      Half-year
                                                                          Half-year                   2000/2001
                                                                          2001/2002      Turnover          PBIT
                                                              Turnover         PBIT      Restated      Restated
                                                              (pound)m     (pound)m      (pound)m      (pound)m

Retail                                                           1,378           47           723            12
Asset Management                                                   254           46           324            70
Trading and Risk Management Services                                69           26           (12)          (15)
Operations and Engineering                                         114            3           103             2
Cogen and Renewables                                                62            4            68            --
Eastern lease                                                       --           --            68            52
Regenesys                                                            1          (12)           --            (6)
New Ventures                                                        --           (2)           --            (1)
Head office and other corporate costs                               --           (9)           --           (20)
Central items                                                       --            3            --            (8)
Intra group                                                       (316)          --           (12)           --
                                                              --------     --------      --------      --------
                                                                 1,562          106         1,262            86
                                                              ========                   ========
Associates & Joint Ventures                                                       2                           2
                                                                           --------                    --------
Profit before interest, tax and exceptional items                               108                          88
                                                                           ========                    ========

3.   Exceptional items

There were no exceptional items in the period. Non operating profits in the period on the sale of a property, totalling (pound)8 million, have been separately disclosed. Exceptional items totalling (pound)233 million were charged to the profit and loss account in the period to September 2000. These costs related to the buyout of the Teesside power purchase agreement of (pound)206 million, costs associated with the closure of Blyth power station of (pound)21 million and demerger costs of (pound)6 million.


4.   Dividends

                                                           Half Year     Half Year
                                                           2001/2002     2000/2001
                                                            (pound)m      (pound)m

Per ordinary share:
Interim dividend of 2.625p (2.5p in 2000/2001)                    30            28
                                                            ========      ========

The interim dividend will be paid on 16 January 2002 to shareholders on the register on 7 December 2001. The shares will go ex-dividend on 5 December 2001.

5.   Earnings per share

Basic earnings per share for the period of 4.6p is based on profits of (pound)52 million, attributable to ordinary shareholders, divided by 1,124 million ordinary shares. On a fully diluted basis, the weighted average number of shares was 1,133 million.


6. Reconciliation of operating profit/(loss) to net cash inflow/(outflow) from operating activities

                                                                Half Year     Half Year
                                                                2001/2002     2000/2001
                                                                 (pound)m      (pound)m

Operating profit/(loss)                                               106          (147)
Tangible fixed asset depreciation charged to profit and loss           44            56
Other non-cash movements                                               11            22
Other amortisation                                                     38            14
Movement in working capital:
  Increase in stocks                                                  (43)          (31)
  Increase in debtors                                                 (53)         (111)
  Increase in creditors                                                 7           209
Provisions utilised                                                   (23)         (322)
Provisions charged to profit and loss                                  26            21
                                                                 --------      --------
Net cash inflow/(outflow) from operating activities                   113          (289)
                                                                 ========      ========

7.   Acquisitions

During the period the group made the following acquisitions, all of which have been accounted for under the acquisition method of accounting:


(i) Yorkshire retail business

In April 2001 the acquisition of 94.75 per cent. of Yorkshire Power Group (YPG) was completed. In September 2001 we divested the Distribution business as part of a 'swap' arrangement for the retail business of Northern Electric. This divestment was achieved by selling our stake in YPG whilst retaining 100 per cent. of the Yorkshire retail business.

The net consideration for the Yorkshire retail business and corresponding goodwill was:

                                                     (pound)m      (pound)m

Consideration,  including debt repaid                                981
Assets/(liabilities)  acquired at fair
value:
  Tangible fixed assets                                  90
  Fixed asset investments                                46
  Pension scheme prepayment                             100
  Provisions                                            (75)
  Working capital                                       125
                                                   --------
                                                                    (286)
                                                                --------
Goodwill, to be amortised over 20 years                              695
                                                                ========

(ii)  Northern retail business

In September 2001 the acquisition of the Northern retail business was completed for a consideration of (pound)395 million, substantially satisfied by the fair value of the Yorkshire distribution business and its associated debt.

The net consideration for the Northern retail business and corresponding goodwill was:

                                                    (pound)m      (pound)m

Consideration                                                          395
Assets/(liabilities) acquired at fair value:
  Tangible fixed assets                                   15
  Stocks                                                   5
  Provisions                                            (353)
  Working Capital                                        124
                                                    --------
                                                                       209
                                                                  --------
Goodwill, to be amortised over 20 years                                604
                                                                  ========

(iii) Electrosynthesis

In  May  2001  the  purchase  of  Electrosynthesis   Inc  was  completed  for  a
consideration of (pound)10 million. This was all treated as goodwill and will be amortised over 5 years.

                                   APPENDIX IV

                     Financial Information on the RWE Group

Part A: Financial information on the RWE Group for the two years ended 30 June 2001 and the six months ended 31 December 2001 extracted from audited financial statements

The financial information relating to the RWE Group set out below for the two years ended 30 June 2001 and the six months ended 31 December 2001 has been extracted, without material adjustment, from the English language version of the audited consolidated financial statements of the RWE Group for each of the two years ended 30 June 2001 and the six months ended 31 December 2001, which were prepared in accordance with International Accounting Standards (IAS). The auditors of RWE, PwC Deutsche Revision Aktiengesellschaft Wirtschaftsprufungsgesellschaft, issued an unqualified audit report on those financial statements. The complete financial information is available in RWE's annual report published on 26 March 2002. The annual report is available from RWEAG, Investor Relations, Opernplatz 1, D-45128, Essen, Germany.

Consolidated Income Statement

                                                                                                     Six months
                                                                         Year ended    Year ended      ended 31
                                                                            30 June       30 June      December
                                                                               2000          2001          2001
                                                                                EUR           EUR           EUR
                                                                  Note      million       million       million

Net sales                                                           (1)      47,918        62,878        33,301
Mineral oil tax/natural gas tax/electricity tax                               5,492         6,127         3,281
                                                                           --------      --------      --------
Net sales (excluding mineral oil tax/natural gas
  tax/electricity tax)                                                       42,426        56,751        30,020

Changes in finished goods and work in progress                                  (80)          (10)          206
Other own work capitalised                                                      276           367           225
Other operating income                                              (2)       3,049         3,589         2,406
Cost of materials                                                            27,266        38,497        19,903
Staff costs                                                                   7,940         8,768         4,745
Depreciation and amortisation                                                 2,419         3,412         1,837
Other operating expenses                                                      7,917         6,859         4,620
                                                                           --------      --------      --------
Profit from operating activities                                                129         3,161         1,752

Result of investments                                               (3)       2,912           638           312(1)
Financial result                                                               (890)       (1,561)         (921)
                                                                           --------      --------      --------
Profit before tax                                                             2,151         2,238         1,143

Taxes on income                                                                 595           478           339
                                                                           --------      --------      --------
Profit after tax                                                              1,556         1,760           804

Minority interests                                                              344           496           183
                                                                           --------      --------      --------
Net profit                                                                    1,212         1,264           621
                                                                           ========      ========      ========
Earnings per share (EUR)                                            (7)        2.24          2.24          1.10
Dividend per share (EUR)                                            (7)        1.00          1.00(3)       1.00(2)
Dividend including tax credit per share (EUR)                                  1.43          1.43            --(4)

(1) EUR(23) million of which is profit allocable to financial assets accounted for at equity (previous year: EUR567 million).

(2) Proposed dividend for the 2001 fiscal year of RWE AG (January through December 2001) subject to approval by AGM on 6 June 2002.

(3)  Dividend for the truncated fiscal year of RWE AG (July through December
     2000).

(4) Dividends of RWE AG as of the 2001 fiscal year are subject to new tax laws (the "half income system").

Consolidated Balance Sheet

                                                      30 June       31 December
                                                         2001             2001
                                                          EUR              EUR
Assets                                  Note          million          million

Fixed assets                              (4)
Intangible assets                                       8,351            8,502
Property, Plant and Equipment                          31,720           32,310
Financial assets(1)                                    14,518            8,370
                                                     --------         --------
                                                       54,589           49,182
Current assets
Inventories                                             3,205            3,643
Accounts receivable and other assets                   14,726           15,244
Securities                                              3,237           10,611
Cash and cash equivalents                               3,052            3,842
                                                     --------         --------
                                                       24,220           33,340
Deferred taxes                                          8,056            8,399
Prepaid expenses                                          561              528
                                                     --------         --------
                                                       87,426           91,449
                                                     ========         ========

                                                      30 June      31 December
                                                         2001             2001
                                                          EUR              EUR
Equity and Liabilities                  Note          million          million
Equity/minority interests
Group interest                                             --               --
Subscribed capital                                      1,459            1,459
Capital reserves                                        1,269            1,269
Retained earnings                                       4,312            4,440
Distributable profit                                      281              562
                                                     --------         --------
                                                        7,321            7,730
Minority interests                                      3,522            3,399
                                                     --------         --------
                                                       10,843           11,129

Provisions                                (5)          40,062           40,383
Liabilities(2)                            (6)          27,811           30,535
Deferred taxes                                          5,129            6,206
Deferred income                                         3,581            3,196
                                                     --------         --------
                                                       87,426           91,449
                                                     ========         ========

(1) EUR4,614 million of which are allocable to financial assets accounted for at equity (previous year: EUR4,963 million).

(2) EUR11,410 million of which are long-term interest-bearing liabilities (previous year: EUR9,114 million).

Consolidated Cash Flow Statement

                                                                                                     Six months
                                                                                    Year ended            ended
                                                                                       30 June      31 December
                                                                                          2001             2001
                                                                                           EUR              EUR
                                                                                       million          million

Profit after tax                                                                         1,760              804
Depreciation, amortisation and writebacks                                                3,545            1,801
Increase in long-term provisions                                                           430              440
Increase/decrease in deferred taxes                                                       (463)            (179)
Other non-cash items                                                                      (652)            (502)
mainly equity accounting and result of fixed asset disposals
                                                                                      --------         --------
Cash flow                                                                                4,620            2,364

Increase/decrease in short-term provisions                                                 (68)            (629)
Change in net working capital                                                             (590)            (698)
Change in other balance sheet items                                                       (148)             (16)
                                                                                      --------         --------
Net cash from operating activities                                                       3,814            1,021
                                                                                      --------         --------

Intangible assets/property, plant and equipment
  Capital expenditure                                                                   (3,518)          (2,295)
  Proceeds from disposition of fixed assets                                                809              297
Acquisitions, investments and loans to associates
  Capital expenditure                                                                   (9,890)          (1,411)
  Proceeds from disposition of fixed assets/divestments                                  1,262              630

Changes in securities and cash investments                                               3,817           (1,340)
                                                                                      --------         --------
Net cash used in investing activities                                                   (7,520)          (4,119)
                                                                                      --------         --------

Capital  contributions  to RWE AG and share of  minority
  interests  in  capital contributions to subsidiaries and
  share buybacks of RWE Group companies                                                 (2,040)(1)            4
Dividends paid to RWE shareholders and minority interests                               (1,359)            (236)
Cash inflow from increase in financial debt                                             10,674            6,956
Repayment of financial debt                                                             (4,873)          (3,615)
                                                                                      --------         --------
Net cash provided by financing activities                                                2,402            3,109
                                                                                      --------         --------

Net change in cash and cash equivalents                                                 (1,304)              11
Effects of exchange rate changes and other changes in value                                (30)             (27)
Effects of changes in the scope of consolidation on cash and
  cash equivalents                                                                       1,574              806
                                                                                      --------         --------
Total net change in cash and cash equivalents                                              240              790

Cash and cash equivalents at beginning of reporting period                               2,812            3,052
                                                                                      --------         --------
Cash and cash equivalents at end of reporting period                                     3,052            3,842
                                                                                      ========         ========

(1) EUR(2,039) million of which are allocable to the acquisition of shares in RWE (old) and VEW that were eliminated within the scope of the merger.

Statement of Changes in Equity and Minority Interests

                                                              Accumulated other
                                                            Comprehensive Income
                                                           ----------------------
                                                                       Marked-to-
                                                                           market
                                                            Difference evaluation
                                                                 from         of
                                          Capital            currency   financial  Distribut
                           Subscribed  reserve of  Retained    trans-         in-      -able      Group    Minority
                              capital      RWE AG  earnings    lation   struments     profit   interest   interests      Total
                                  EUR         EUR       EUR       EUR         EUR        EUR        EUR         EUR        EUR
                              million     million   million   million     million    million    million     million    million

Balance as of 1 July 2000        1,340     1,697     2,643       163         --         523      6,366       3,191        9,557
                               =======   =======   =======   =======    =======     =======    =======     =======      =======

Share buybacks                      --        --    (2,045)       --         --          --     (2,045)         (4)
RWE/VEW merger                    (129)     (180)    3,412        --         --          --      3,103         456        3,559
Capital contributions              248      (248)       --        --         --          --         --           9            9

Dividends paid                      --        --        --        --         --      (1,078)    (1,078)       (281)
Other comprehensive income          --        --        --       (33)        --          --        (33)         45           12
Profit after tax                    --        --       419        --         --         845      1,264         496        1,760
Other changes                       --        --      (247)       --         --          (9)      (256)       (390)        (646)
                               -------   -------   -------   -------    -------     -------    -------     -------      -------
Balance as of 30 June 2001       1,459     1,269     4,182       130         --         281      7,321       3,522       10,843
                               =======   =======   =======   =======    =======     =======    =======     =======      =======

Capital contributions               --        --        --        --         --          --         --           4            4
Dividends paid                      --        --        --        --         --          --         --        (236)        (236)
Other comprehensive income          --        --        --        18        (22)         --         (4)        (40)         (44)
Profit after tax                    --        --       340        --         --         281        621         183          804
Other changes*                      --        --      (935)       --        727          --       (208)        (34)        (242)
                               -------   -------   -------   -------    -------     -------    -------     -------      -------
Balance as of 31 December 2001   1,459     1,269     3,587       148        705         562      7,730       3,399       11,129
                               =======   =======   =======   =======    =======     =======    =======     =======      =======

* Other changes resulting from the marked-to-market valuation of financial instruments are due to the fact that IAS 39 was applied for the first time.

Basis of presentation

International Accounting Standards valid as of the balance-sheet date were applied when preparing the Consolidated Financial Statements. Furthermore, the interpretations of the Standing Interpretations Committee (SIC) have been observed.

IAS 39 "Financial Instruments - Recognition and Measurement," IAS 40 "Investment Property" and the revised standards for income taxes (IAS 12, revised in 2000) as well as for employee benefits (IAS 19, revised in 2000) that have become mandatory for RWE as of 1 July 2001 were applied for the first time in the 2001 truncated fiscal year.

A Cash Flow Statement and a Statement of Changes in Equity and Minority Interests have been disclosed in addition to the Income Statement and the Balance Sheet. Moreover, statements made in the Notes include segment reporting.

Several Balance Sheet and Income Statement items have been combined in order to improve clarity. The Income Statement has been prepared using the total output method.

The Consolidated Financial Statements have been prepared in euros. All amounts (unless specified otherwise) are stated in millions of euros (EURmillion).

The Financial Statements presented here cover the 2001 truncated fiscal year on the basis of the reporting period from 1 July to 31 December 2001.

Scope of consolidation

Included in the Consolidated Financial Statements besides RWE AG are all domestic and foreign subsidiaries in which RWE AG directly or indirectly holds the majority of voting rights. Principal associates are accounted for using the equity method.

If investments in subsidiaries, joint ventures or associates are of secondary importance from a Group perspective, they are accounted for using the acquisition cost method. Non-operating subsidiaries and those with small business volumes are generally not consolidated. Altogether, they account for less than 1 per cent. of consolidated sales and results.

Subsidiaries that have a different balance-sheet date prepare interim financial statements.

A collective listing of the Group's investments in accordance to Sec. 313, Para. 2, Nos. 1 to 4 and Para. 3 of the German Commercial Code (HGB) has been filed in the Commercial Register of the Essen District Court.

Twenty-one  companies  domiciled  in Germany  and 57  headquartered  abroad were consolidated for the first time in the year under review. Thirty-five enterprises, including 18 abroad, have been deconsolidated, and 45, including 14 abroad, have been merged. Thirteen associates, including 9 abroad, were accounted for at equity for the first time. Twenty-one enterprises, which had been accounted for under the equity method in the previous year, including 8 abroad, have been sold, merged or fully consolidated. First-time consolidation and deconsolidation generally takes place at the time of acquisition or sale of the shares concerned.

As  far  as  affiliates  are  concerned,   the  following  share  increases  and
acquisitions deserve mention:

o Pocahontas Gas Partnership, USA; shareholding raised from 50 per cent. to 100 per cent.; acquisition cost: EUR173 million

o SSM Coal B.V., Netherlands; shareholding raised from 50 per cent. to 100 per cent.; acquisition cost: EUR23 million

o Purchased a 51 per cent. state in Empresa de Servicios Sanitarios del Libertador, Chile; acquisition cost: EUR81 million

o    Purchased Chile-based ESSAM's operations; acquisition cost: EUR207 million

o Thames (Shanghai) Limited, UK; shareholding raised from 50 per cent. to 100 per cent.; acquisition cost: EUR20 million

o    Acquired an additional 23.47 per cent. of Harpen AG; acquisition cost:
     EUR113 million

A total of EUR520 million was used to acquire stakes in companies that were consolidated for the first time, EUR212 million of which were paid in cash or cash equivalents. All in all, on balance, EUR539 million in fixed assets, EUR321 million in current assets (including deferred taxes), EUR423 million in cash and cash equivalents as well as EUR798 million in liabilities and provisions were assumed as a result of the acquisition and divestment of consolidated enterprises.

As regards companies accounted for at equity, the following share acquisitions should be highlighted:

o    Kartner Energieholding Beteiligungs GmbH, Austria: 49 per cent.

o    Iskenderun Enerji Uretim ve ticaret a.s., Turkey: 25 per cent.

o    Glennies Creek Coal Mine, Australia: 50 per cent.

o AVG Abfallentsorgungs- und Verwertungsgesellschaft mbH, Cologne; shareholding raised from 25 per cent. to 50 per cent.

The following sales of shareholdings are noteworthy:

o    Divested the TOMAN Group

o    Divested the Rheinelektra Group

o    Divested HOCHTIEF Software GmbH

o    Divested Elsen Entsorgung GmbH

Divested subsidiaries fetched a total selling price of EUR415 million, of which EUR376 million were paid in cash or cash equivalents.

The sale of Lausitzer Braunkohle AG (LAUBAG) to Hamburgische-Electricitatswerke AG took legal effect in July 2001. LAUBAG had been included in the Balance Sheet only at amortised cost as of 1 July 2000, since the management of this company had already been transferred to a trustee prior to the divestment.


Consolidation principles

The financial statements of German and foreign companies included in the scope of consolidation are prepared using uniform accounting and valuation methods.

Capital consolidation takes place by offsetting the investments' carrying amounts against the proportionate value of subsidiaries' equity that is revalued at their time of acquisition. Assets and liabilities are recognised at fair value. Remaining debt differentials are capitalised as goodwill and, according to their future economic benefit, amortised over a period of up to 20 years, with an effect on results. Generally, 10 to 15 years are taken as a basis. Negative goodwill from first-time consolidations is also carried as an asset and released in accordance with IAS 22.61 to 22.63. Within the scope of deconsolidation, residual carrying amounts ascribed to both capitalised and negative goodwill are taken into account when calculating income from disposals.

Expenses and income as well as receivables and payables between consolidated companies are eliminated. Intra-group profits and losses are eliminated unless they are of minor significance. As a general rule, the amortisation of investments in consolidated enterprises disclosed in separate financial statements is reversed.

The same consolidation principles apply to the investments in associates accounted for using the equity method, whereby recognised goodwill is reported on the Balance Sheet under investments and the amortisation is disclosed in the results of investments, accordingly. Income from investments disclosed in the results of investments also includes a corporate income tax imputation claim; this relates to the proposed dividend payouts. Uniform accounting principles are adopted for the financial statements of all principal enterprises accounted for using the equity method.

Currency translation

In the enterprises' individual financial statements, foreign currency transactions are stated at the exchange rate applicable at the time of first entry. Exchange rate gains and losses from the assessment of monetary assets or monetary liabilities in foreign currency occurring up to the balance-sheet date are taken into account with an effect on the result.

Functional currency translation is applied when converting the currencies of foreign companies' financial statements. In the Consolidated Financial Statements, the balance-sheet items of all foreign companies are translated from the respective country's currency into euros at the average exchange rate prevailing on the balance-sheet date since principal foreign enterprises included in the Consolidated Financial Statements conduct their business independently in their national currency. When translating the adjusted equity of foreign enterprises accounted for under the equity method, the same procedure is followed. Differences to previous-year translations are netted out against other comprehensive income (changes in equity that do not affect the operating result) without an effect on profits or losses. Goodwill is translated at the cut-off date as an asset of the commercially autonomous foreign sub-unit. Income and expense items are translated at annual average exchange rates, and changes to reserves at closing rates. Annual financial statements of Group companies based in a country with hyper-inflation are translated according to IAS 29.

Accounting and valuation methods

Intangible assets are accounted for at acquisition or production cost, less scheduled usage-induced depreciation. Software for commercial and technical applications is amortised over three to five years using the straight-line method; concessions and other usage rights generally have useful lives of up to 15 years. Goodwill from individual financial statements is capitalised and amortised over its expected useful life using the straight-line method, as is goodwill from capital consolidation. Negative differences from capital consolidation are disclosed on the assets side as intangible assets.
Development expenditures are recognised as assets if a newly developed product or process can be clearly defined, is technically feasible, and is intended to be used by the enterprise itself or marketed. Furthermore, the asset recognition requires that there be a sufficient level of certainty that the development expenditures will be covered by the future inflow of funds. Capitalised development costs are amortised on schedule over the time period during which the products are expected to be sold. Research costs are recognised as an expense.

Property, plant and equipment is stated at acquisition or production cost, less scheduled depreciation through use. The cost of producing property, plant and equipment comprises the full cost. The cost of raising outside capital is not capitalised as part of the acquisition or production cost. Exploratory drillings are disclosed according to the successful efforts method, i.e. as a rule, they are capitalised only in the event of commercial success. As a rule, property, plant and equipment as well as mining developments are depreciated using the straight-line method unless another depreciation method is better suited to the usage pattern.

Investment property (realty held as a financial investment) is stated at carried acquisition or production cost. Marked-to-market valuation is done in accordance with internationally accepted valuation policies.

The scheduled depreciation of assets we typically hold is calculated according to the following useful lives, which apply throughout the Group:

                                                                      Years

Buildings                                                             12-80
Technical plant
   Thermal power plants                                               15-20
   Power grids                                                        20-35
   Water mains networks                                              20-100
   Gas and water storage facilities                                  20-100
   Refineries                                                          6-20
   Service stations                                                    3-16
   Waste management facilities                                         6-15
   Mining facilities                                                4-20,25
   Mechanical and electrical plant engineering equipment               4-15
   Construction and civil engineering machinery                         4-8
Mine developments                                                     20-35
RWE-DEA Upstream drillings                                             8-15

Property, plant and equipment held under a finance lease is capitalised at the lower of the lease payments' fair or present value and depreciated using the straight-line method over its expected useful life or lease term - whichever is the shorter.

Recoverability of the carrying value of intangible assets (including capitalised development costs and goodwill) as well as property, plant and equipment is regularly assessed. If the recoverable amount of an asset is less than its carrying amount, an impairment loss is recognised. If the asset is part of a unit that autonomously generates cash or cash equivalents, the depreciation is calculated based on the usage value of the unit that generates cash or cash equivalents. If the reason for an impairment loss recognised in prior years has ceased to exist, a write-up is performed. Goodwill is written up only in exceptional cases.

Special funds were fully consolidated for the first time in the year under review.

Shares of associated companies accounted for at equity are accounted from according to pro-rated equity plus goodwill.

Shares in non-consolidated affiliates, associated companies not accounted for at equity and other shareholdings along with long-term securities disclosed as financial assets are classified as available for sale without exception and are stated at fair value. Unrealised gains and losses are stated as other comprehensive income. Gains and losses stemming from the sale of such items are stated with an effect on results. Write-downs are performed in the event of a deterioration of creditworthiness.

Loans are stated at amortised cost. Loans with interest rates common on the market are shown on the Balance Sheet at nominal value; interest-free and low interest-bearing loans are discounted to their present value.

Inventories are carried at acquisition or production cost. Assessment is generally based on average values, and the LIFO method is used for certain inventories. The overburden of lignite mining is determined according to the FIFO method. Production costs comprise full costs and are determined based on the production facilities' normal capacity. When broken down, in addition to directly allocable costs, production costs include adequate portions of required materials and production overheads, including production-related depreciation and retirement benefit expenses. The cost of raising outside capital is not capitalised as part of the acquisition or production cost. Inventory risks resulting from decreased usability are taken into account through appropriate value deductions. Lower values on the cut-off date disclose stemming from reduced net gains on disposals. If the net realisable value of inventories written down in earlier periods has increased, the resulting reversal of the write-down is recognised as a reduction of the cost of materials

Prepayments received from customers are carried as liabilities.

Nuclear fuel assemblies shown under inventories are stated at amortised cost. Amortisation is energy-related according to consumption and capacity-related according to the reactor's service life.

Long-term   construction  contracts  are  recognised  under  the  percentage  of completion method. The capitalisable amount is disclosed under accounts receivable and sales revenues. The stage of completion is determined through measurements and according to the costs incurred (cost-to-cost method). Anticipated contract losses are covered by valuation allowances or provisions and are determined taking identifiable risks into account. Revenue from these contracts is stated as contract revenue.

Accounts receivable and other assets are stated at acquisition cost after deducting necessary valuation allowances which are oriented towards the actual default risk. Under accounts receivable for supplies and services relating to utility operations, prepayments received are netted against customer consumption which is yet to be metered and billed.

Current securities are exclusively classified as available for sale and stated at fair value. Further valuations are made following the rules applied to the assessment of financial assets.

Provisions for pensions and similar obligations are calculated according to the projected unit credit method. This benefit/years-of-service method does not only take into account the retirement benefits and benefit entitlements known as of the balance-sheet date, but also increases in salaries and retirement benefits to be expected in the future. Actuarial gains and losses falling outside the limits of a 10 per cent. range of total benefit obligations are distributed over the average remaining length of service. The service cost is disclosed under staff costs, and the interest portion of the transfer to provisions is shown under financial results.

All other provisions take into account all obligations identifiable as of the balance-sheet date which result from previous transactions or events whose amount or due date is not certain. Provisions are carried at settlement values and are not offset against positive profit contributions. The most probable settlement value is used as a starting point. Provisions are only built when based on legal or de-facto obligations to third parties.

All long-term provisions are recognised at the settlement value that is discounted on the balance-sheet date. The settlement value also includes the cost increases to be taken into account at the balance-sheet date. Excluded from this are pension provisions for which special rules in accordance with IAS 19 apply.


Deferred taxes resulting from timing differences in the individual companies' commercial and tax balance sheets and from consolidation procedures are valued separately. Deferred tax assets also include tax reduction claims resulting from the expected utilisation of existing loss carryforwards in subsequent years and whose realisation is guaranteed with sufficient certainty. Deferred taxes are assessed based on tax rates that are applicable or anticipated in the individual countries at the time of realisation. The taxation rate used to calculate German deferred taxes is 39.0 per cent. The Group's average local business tax rate has been taken into account in addition to the 25 per cent. corporate tax rate and the 5.5 per cent. solidarity surcharge.

Because IAS 12 (revised in 2000) was applied for the first time, deferred corporate tax reductions and increases relating to future disbursements are not considered until they actually arise. Claims and obligations recorded on the Balance Sheet on 1 July 2001 are written back without affecting profits. Otherwise, tax regulations valid or passed as of the balance-sheet date are applied.

Liabilities are on principle valued at repayable amounts. Liabilities from finance lease agreements are carried on the liabilities side in the amount of the present value of the lease payments.

Home connection costs and construction subsidies of utility operations that are carried on the liabilities side as deferred income are released in instalments with an effect on results over a period of 20 years, dependent on the contract, if necessary. Taxable subsidies and tax-free grants for fixed assets - which are usually issued by the government - are disclosed as deferred income on the Balance Sheet and appropriated as other operating income in line with the assets' depreciation.

Derivative financial instruments are exclusively used for hedging purposes. Now that IAS 39 has been applied for the first time, all derivative financial instruments are accounted for as assets or liabilities. All derivative financial instruments are stated at fair value regardless of their purpose.

Changes in the fair value of derivative financial instruments are disclosed in the Income Statement in the event of a fair value hedge, as is the case with the corresponding underlying transactions. This means that gains and losses from the assessment of fair values of operating assets and liabilities included in the Balance Sheet are disclosed as net sales or other expenses associated with the underlying transaction, as are gains and losses from the assessment of fair values of derivative financial instruments that are employed to hedge underlying transactions included in the Balance Sheet. Gains and losses relating to hedges of financial assets and liabilities are disclosed as part of the financial result.

In the event of a cash flow hedge or a hedge of a net investment in a foreign entity, the derivative financial instrument's unrealised gains and losses are initially stated as part of other comprehensive income. Gains and losses are disclosed in the Income Statement as soon as the hedged underlying transaction has an effect on results. If the gain or loss from a hedge relates to the acquisition of an asset, the gain or loss is considered when determining the acquisition costs.

The ineffective part of a hedging relationship is disclosed with an effect on results in the Income Statement.

Contingent liabilities are possible or present obligations that arise from past events and for which an outflow of resources is not probable. They are not recorded on the Balance Sheet. Obligation volumes specified for contingent liabilities correspond to the extent of liability existing as of the balance-sheet date.

Notes to the Income Statement

(1)  Net sales

     Net sales are recorded once the risk has been transferred to the customer. This does not apply to contract revenue from the application of the percentage of completion method for long-term construction contracts. Mineral oil tax/natural gas tax/electricity tax paid by Group companies directly is disclosed separately.

     The segment reporting note contains a breakdown by business area and geographical region. Of the EUR33,301 million in net sales (previous year:
     EUR62,878 million), EUR6,106 million (previous year: EUR11,129 million) are attributable to contract revenue from construction contracts, while EUR1,125 million are attributable to the change in the scope of consolidation.


(2)  Other operating income

     This item includes income from

     o the release of EUR355 million in provisions (previous year: EUR1,497 million),

     o the disposal of EUR111 million in fixed assets without financial assets (previous year: EUR282 million),

     o the disposal and write-back of EUR38 million in current assets without securities (previous year: EUR78 million),

     o    derivative   financial   transactions  of  EUR697  million   (previous
          year:EUR171 million). Income is contrasted by corresponding expenses incurred in connection with counteractive derivatives,

     o    EUR62 million in currency gains (previous year: EUR239 million).

     Income from the disposal of financial assets is disclosed under results of investments if it relates to investments; otherwise it is recorded as part of other financial results, as is the income from the disposal of current securities.

     Currency gains are contrasted by currency losses that are disclosed under other operating expenses.

     The change in the scope of consolidation caused other operating income to decline by EUR154 million.


(3)  Result of investments

     The results from investments in the six months ended 31 December 2001 included income from the disposal of investments of EUR327 million.

(4)  Changes in Fixed Assets

                                                                     Cost of acquisition or production
                                                     ----------------------------------------------------------------
                                                                   Additions/
                                                                    disposals
                                                         Balance      through
                                                           as of      changes                                Currency
                                                          1 July     in scope                             translation
                                                            2001     of cons.    Additions     Transfers  adjustments
                                                     EUR million  EUR million  EUR million   EUR million  EUR million
Intangible Assets
Development costs                                            119           --           22            --            2
Concessions, patent rights and similar rights
  and assets as well as licenses in such rights
  and assets                                               1,667           76          126             6           (6)
Goodwill
- from individual financial statements                       220           (3)          25            --            o
- from capital consolidation                               8,237          169           71            --          (64)
Negative goodwill from capital consolidation                 (56)          (3)          --            --           --
Prepayments                                                   11           --           13            (1)          --
                                                        --------       ------       ------          ----       ------
                                                          10,198          239          257             5          (68)
                                                        --------       ------       ------          ----       ------
Property, plant and equipment
Land, land rights and buildings including
  buildings on third-party land                           17,597       (1,151)         317             7         (186)
Investment property                                           --        1,136           95            --           (1)
Technical plant and machinery                             60,009          273          757           426         (146)
Other equipment, factory and office equipment              5,676          222          254           37           (64)
Prepayment to other enterprises                              562           --           67           (73)           o
Assets under construction                                  1,007            9          548          (405)          (8)
                                                        --------       ------       ------          ----       ------
                                                          84,851          489        2,038            (8)        (405)
                                                        --------       ------       ------          ----       ------
Financial Assets
Investment in affiliates                                     438         (514)         751            (3)           1
Loans to affiliates                                           40            o           13            --           --
Investments
- in associated companies accounted for using
  the equity method                                        5,163          159          595(1)         --          (25)
- other investments                                          989          321          104(2)         19           --
Loan to investees                                            292           --           35            --           (1)
Long term securities                                       7,475       (6,733)          13(3)         (1)          (1)
Other loans                                                  708           95          386             4           (6)
                                                        --------       ------       ------          ----       ------
                                                          15,105       (6,672)       1,897            19          (32)
                                                        --------       ------       ------          ----       ------
Total fixed assets                                       110,154       (5,944)       4,192            16         (505)
                                                        --------       ------       ------          ----       ------

                                                               Cost of
                                                      acquisition or production     Accumulated depreciation/amortisation
                                                    -----------------------------   -------------------------------------
                                                                                                Additions/
                                                                                                 disposals
                                                                          Balance       Balance   through   Depreciation/
                                                                            as of         as of    changes   amortisation
                                                                      31 December        1 July    in scope  in reporting
                                                      Disposals              2001          2001     of cons.       period
                                                    EUR million       EUR million   EUR million  EUR million  EUR million
Intangible Assets
Development costs                                            --               143            18            1          14
Concessions, patent rights and similar rights
  and assets as well as licenses in such rights
  and assets                                                 17             1,852         1,174           (2)         70
Goodwill
- from individual financial statements                        4               238           115           (2)          7
- from capital consolidation                                 16             8,397           540           (3)        238
Negative goodwill from capital consolidation                (55)               (4)           --           --          --
Prepayments                                                   o                23            --           --           4
                                                        -------          --------       -------       ------       -----
                                                            (18)           10,649         1,847           (6)        333
                                                        -------          --------       -------       ------       -----
Property, plant and equipment
Land, land rights and buildings including
  buildings on third-party land                             171            16,413         6,609         (418)        295
Investment property                                          29             1,201            --          388          47
Technical plant and machinery                               329            60,990        42,231            7         879
Other equipment, factory and office equipment               199             5,926         4,251          (18)        281
Prepayment to other enterprises                               6               550             1           --          --
Assets under construction                                   112             1,039            39            1           2
                                                        -------          --------       -------       ------       -----
                                                            846            86,119        53,131          (40)      1,504
                                                        -------          --------       -------       ------       -----
Financial Assets
Investment in affiliates                                    116               557           214           (2)          8
Loans to affiliates                                           2                51            10           --          --
Investments
- in associated companies accounted for using
  the equity method                                       1,046(1)          4,846           200            o          33
- other investments                                          98(2)          1,335            18            1          15
Loan to investees                                            17               309             1           --           2
Long term securities                                         84(3)            669           134          (84)          2
Other loans                                                  82             1,105            10           (1)          o
                                                        -------          --------       -------       ------       -----
                                                          1,445             8,872           587          (86)         60
                                                        -------          --------       -------       ------       -----
Total fixed assets                                        2,273           105,640        55,565         (132)      1,897
                                                        -------          --------       -------       ------       -----

                                                           Accumulated depreciation/amortisation               Carrying amounts
                                                ----------------------------------------------------------- -----------------------
                                                                                                    Balance     Balance     Balance
                                                               Currency                               as of       as of       as of
                                                            translation                         31 December     30 June 31 December
                                                  Transfers  adjustment   Disposals  Writebacks        2001        2001        2001
                                                EUR million EUR million EUR million EUR million EUR million EUR million EUR million
Intangible Assets
Development costs                                        --          o        --          --          33          101           110
Concessions, patent rights and similar rights
  and assets as well as licenses in such rights
  and assets                                              o         (2)       13           2       1,225          493           627
Goodwill
- from individual financial statements 220               --         --         3          --         117          105           121
- from capital consolidation                             --          o         7          --         768        7,697         7,629
Negative goodwill from capital consolidation             --         --        --          --          --          (56)           (4)
Prepayments                                              --         --        --          --           4           11            19
                                                       ----       ----       ---      ------      ------      -------       -------
                                                          o         (2)       23           2       2,147        8,351         8,502
                                                       ----       ----       ---      ------      ------      -------       -------
Property, plant and equipment
Land, land rights and buildings including
  buildings on third-party land                           1        (54)       93           6       6,334       10,988        10,079
Investment property                                      --         --        16          --         419           --           782
Technical plant and machinery                           (12)       (54)      318           2      42,731       17,778        18,259
Other equipment, factory and office equipment            12        (44)      200          --       4,282        1,425         1,644
Prepayment to other enterprises                          --         --        --          --           1          561           549
Assets under construction                                 o         --         o          --          42          968           997
                                                       ----       ----       ---      ------      ------      -------       -------
                                                          1       (152)      627           8      53,809       31,720        32,310
                                                       ----       ----       ---      ------      ------      -------       -------
Financial Assets
Investment in affiliates                                 --          o         2           o         218          224           339
Loans to affiliates                                      --         --         1          --           9           30            42
Investments
- in associated companies accounted for using
  the equity method                                      --         --         1          --         232        4,963         4,614
- other investments                                       o         --         o          --          34          971         1,301
Loan to investees                                        --         --         o          --           3          291           306
Long term securities                                     --         --         1          48           3        7,341           666
Other loans                                              --         --         1           5           3          698         1,102
                                                       ----       ----       ---      ------      ------      -------       -------
                                                          o          o         6          53         502       14,518         8,370
                                                       ----       ----       ---      ------      ------      -------       -------
Total fixed assets                                        1       (154)      656          63      56,458       54,589        49,182
                                                       ----       ----       ---      ------      ------      -------       -------

(1) EUR77 million of the additions and EUR283 million of the disposals result from applying the equity method.

(2) EUR10 million of the additions and EUR8 million of the disposals result from the marked-to-market valuation pursuant to IAS 39 which does not have an effect on net income.

(3) EUR8 million of the additions and EUR2 million of the disposals result from the marked-to-market valuation pursuant to IAS 39 which does not have an effect on net income.

o    Negligible amount.

(5)  Provisions

                                                               30 June 2001     31 December 2001
                                                                EUR million          EUR million

      Provisions for pensions and similar obligations                13,646               13,915
      Tax provisions                                                  2,347                2,588
      Provisions for nuclear waste management                        11,389               11,518
        less prepayments                                               (879)                (914)
                                                                   --------             --------
                                                                     10,510               10,604
      Provisions for mining damage including reclamation              2,209                2,290
      Other provisions                                               11,350               10,986
                                                                   --------             --------
                                                                     40,062               40,383
                                                                   ========             ========

     Other provisions

     Other provisions mainly include obligations arising from the personnel sector in the amount of EUR2,865 million (previous year: EUR3,039 million), restructuring commitments of EUR1,941 million (previous year: EUR2,777 million), purchase and sale obligations of EUR2,796 million (previous year:
     EUR2,354 million) as well as contingent liabilities from the Electricity Business Area of EUR659 million (previous year: EUR678 million) and from RWE-DEA Downstream of EUR87 million (previous year: EUR87 million).

(6)  Liabilities

                                                             Thereof                31            Thereof
                                          30 June     RT(1)=1      RT(1)>5    December      RT(1)=1     RT(1)>5
                                             2001        year        years        2001         year       years
                                              EUR         EUR          EUR         EUR          EUR         EUR
                                          million     million      million     million      million     million

      Loans                                 3,579          40        3,116       5,619          800       3,805
      Loans against borrowers'
        notes                               3,451       1,689        1,209       1,784           83       1,631
      Accounts payable to banks             6,962       3,266        2,164       8,393        4,315       1,991
      Accounts payable for supplies
        and services                        5,850       5,372           --       5,700        5,396           1
      Prepayments received                    406         361           --         427          372          --
      Accounts payable for bills
        accepted and drawn                     15          15           --          19           19          --
      Accounts payable to affiliates          347         331            1         437          403          --
      Accounts payable to investees         1,569       1,566           --       1,270        1,199          --
      Other liabilities                     5,632(2)    4,357          293        6,886(2)    5,103         242
        of which tax                       (1,331)     (1,331)          --        (598)        (598)         --
        of which under social security       (666)       (330)        (114)       (740)        (332)        (89)
                                         --------    --------     --------    --------     --------    --------
                                           27,811      16,997        6,783      30,535       17,690       7,670
                                         --------    --------     --------    --------     --------    --------

     (1) RT = Remaining Term.

     (2) EUR1,204 million of which relate to commercial papers (previous year:
         EUR425 million).

     EUR11,410 million (previous year: EUR9,114 million) of the long-term liabilities were interest-bearing. The average interest burden of accounts payable to banks in the reporting period was 5.6 per cent. (previous year:
     6.4 per cent.).

     In 2001, we placed a total of EUR4.2 billion in bonds. Most of the bonds were issued by the Dutch firm RWE Finance B.V. with warranties provided by RWEAG. In the reporting period, RWE AG issued (pound)100 million and US$75 million in bonds. Bonds issued by RWEFinance B.V. in the year under review were raised by EUR150 million and (pound)225 million, respectively.

(7)  Earnings per share

     Basic earnings per share are calculated by dividing the net profit attributable to the shares by the average number of shares. The figure may become diluted by so-called potential shares (above all stock options and convertible bonds). The options under RWE's stock option scheme do not have a dilutive effect on profits. Basic earnings per share and diluted earnings per share are thus equivalent. The same earnings per share are attributable to common and preferred shares.

     For an improved assessment of the earnings situation, an earnings per share figure adjusted for goodwill amortisation has been provided. Goodwill amortisation of EUR0.43 per share (previous year:EUR0.66 per share) was added to earnings per share.

                                                                                                     Six months
                                                                         Year ended    Year ended      ended 31
                                                                            30 June       30 June      December
                                                                               2000          2001          2001

      Net profit                                            EUR million       1,212         1,264           621
      Number of shares outstanding
        (weighted average)                                in thousands      541,545       564,572       562,363
      Earnings per share                                           EUR         2.24          2.24          1.10
      Earnings per share adjusted for
        goodwill amortisation                                      EUR         2.62          2.90          1.53
      Dividend per share for the 1998/99 financial year            EUR         1.00            --            --
      Dividend per share for RWEAG's
        2000 truncated fiscal year*                                EUR           --          1.00            --
      Proposed dividend per share for RWEAG's
        2001 financial year                                        EUR           --            --          1.00

     *For RWE AG's 2000 truncated fiscal year, the dividend for Type B common shares was EUR1.38.


(8)  Segment reporting

     In the RWE Group, segments are distinguished on the basis of the services provided by the Group's business areas. The segmentation of business areas and geographical regions is based on the internal reporting system.

     The core business area Electricity comprises the entire value creation chain, from power generation and the grid to sales and trading. The core business area Electricity also includes the activities of RWE Solutions and RWE Systems and will also include the Harpen Group, which specialises in regenerative and decentralised power generation, from 1 January 2002 onwards.

     The core business area Gas comprises the midstream and downstream gas operations of RWE Gas as well as RWE-DEA's upstream business.

     The core business area Water controls the Group's full range of water operations via Thames Water Plc.

     The core business area Environmental Services is headed up by RWE Umwelt AG and provides a wide range of services in the field of waste management.

     RWE-DEA Downstream is a non-core financial holding that is managed by DEA Mineraloel GmbH, a wholly-owned subsidiary of RWE-DEA AG.

     The RWE Group owns a 56.16 per cent. stake in the non-core financial holding Heidelberger Druckmaschinen.

     The RWE Group's interest in the non-core financial holding HOCHTIEF amounts to 62.38 per cent.

     Consolidation effects, the holding company and other activities not allocable to the business areas presented separately are disclosed under "Other/Holding/Consolidation." The Corporate Services Division will be transferred out of the Electricity Business Area and stated under this item from 1 January 2002 onwards.

Segment reporting

                                                                      Core business
                           ---------------------------------------------------------------------------------------------------------

                                   Electricity                  Gas                        Water                Environment Services
                               2000/01     2001 TFY      2000/01     2001 TFY       2000/01      2001 TFY       2000/01     2001 TFY
                           EUR million  EUR million  EUR million  EUR million   EUR million   EUR million   EUR million  EUR million

External net sales              19,748       10,904        3,603        1,647         1,690         1,394         2,045        1,068
Internal net sales               2,396        1,959          729          351            --            --            24           22
                               -------      -------      -------      -------       -------       -------       -------      -------
Total net sales                 22,144       12,863        4,332        1,998         1,690         1,394         2,069        1,090
Operating result                 1,730          960          732          258           563           415           135           89
Result from  investments in
  equity companies                 172           11           50           (8)           (5)          (14)           10            2
Scheduled depreciation and
   amortisation                  1,781          789          346          154           398           352           205          101
Other major non-cash expenses    3,724        1,982          184          131           301           179           279          170
EBITDA                           3,254        1,732          868          395           821           670           309          176
Operating assets (as per the
   value management concept)    15,837       15,833        3,252        3,251        12,856        12,784         1,348        1,396
Gross assets (as per the
   balance sheet)               45,936       48,361        6,309        6,327        18,281        18,328         2,261        2,444
Gross debt (as per the
   balance sheet)               40,161       42,205        3,607        3,647        10,702        11,012         1,929        2,134
Carrying values of shares
  held in equity companies       1,792        2,285          564          541           320           231            93          107
Capital expenditure on
  intangible assets and
  property, plant and
  equipment                      1,652          911          332          198           508           451           209          130
                               -------      -------      -------      -------       -------       -------       -------      -------


                                                              Non-core business
                               ------------------------------------------------------------------------------

                                    RWE-DEA Downstream  Heidelberger Druckmaschinen            HOCHTIEF
                                   2000/01     2001 TFY      2000/01      2001 TFY       2000/01     2001 TFY
                               EUR million  EUR million  EUR million   EUR million   EUR million  EUR million

External net sales                  17,259        8,414        5,303         3,573        11,027        6,176
Internal net sales                     293           24           --            --            28            8
                                   -------      -------      -------       -------       -------      -------
Total net sales                     17,552        8,438        5,303         3,573        11,055        6,184
Operating result                       429          202          510           146            97          122
Result from  investments in
  equity companies                      13            8          (10)          (23)           79            9
Scheduled depreciation and
   amortisation                        146           73          222           159           187          130
Other major non-cash expenses          133          127          543           358           405          276
EBITDA                                 558          271          711           306           165          237
Operating assets (as per the
   value management concept)           807        1,030        2,906         3,180         1,288        1,140
Gross assets (as per the
   balance sheet)                    3,142        2,792        5,779         6,082         7,333        7,883
Gross debt (as per the
   balance sheet)                    2,723        2,250        3,069         3,475         5,447        5,830
Carrying values of shares
  held in equity companies             152          158          149           189           638          719
Capital expenditure on
  intangible assets and
  property, plant and
  equipment                            132           55          237           162           281          300
                                   -------      -------      -------       -------       -------      -------


                                 Other/Holding/Consolidation           Group
                                     2000/01      2001 TFY       2000/01     2001 TFY
                                 EUR million   EUR million   EUR million  EUR million

External net sales                     2,203           125        62,878       33,301
Internal net sales                        10             4         3,480        2,368
                                     -------       -------       -------      -------
Total net sales                        2,213           129        66,358       35,669
Operating result                        (243)         (163)        3,953        2,029
Result from  investments in
  equity companies                       258            (8)          567          (23)
Scheduled depreciation and
   amortisation                           46            21         3,331        1,779
Other major non-cash expenses          1,454           830         7,023        4,053
EBITDA                                  (111)         (150)        6,575        3,637
Operating assets (as per the
   value management concept)            (537)         (754)       37,757       37,860
Gross assets (as per the
   balance sheet)                     (1,615)         (768)       87,426       91,449
Gross debt (as per the
   balance sheet)                      8,945         9,767        76,583       80,320
Carrying values of shares
  held in equity companies             1,255           384         4,963        4,614
Capital expenditure on
  intangible assets and
  property, plant and
  equipment                              167            88         3,518        2,295
                                     -------       -------       -------      -------



                                                    Germany                 Rest of Europe               Americas
                                              2000/01      2001 TFY      2000/01      2001 TFY     2000/01      2001 TFY
                                            EUR million   EUR million  EUR million  EUR million  EUR million  EUR million

External net sales                             39,070       19,381        8,095        5,224       12,247        6,067
Gross assets (as per the balance sheet)        53,130       54,418       20,220       20,717       11,157       13,222
Capital expenditure on intangible assets
and property, plant and equipment               2,084        1,215          769          649          497          301
                                               ------       ------       ------       ------       ------       ------


                                                   Asia                    Australia                   Africa
                                            2000/01      2001 TFY     2000/01      2001 TFY     2000/01      2001 TFY
                                          EUR million  EUR million  EUR million  EUR million  EUR million  EUR million

External net sales                           2,198        1,379        1,010        1,058          258          192
Gross assets (as per the balance sheet)      1,633        1,781        1,260        1,272           26           39
Capital expenditure on intangible assets
and property, plant and equipment               30            6          137          124            1           --
                                            ------       ------       ------       ------       ------       ------


                                                  Total
                                           2000/01      2001 TFY
                                         EUR million  EUR million

External net sales                         62,878       33,301
Gross assets (as per the balance sheet)    87,426       91,449
Capital expenditure on intangible assets
and property, plant and equipment           3,518        2,295
                                           ------       ------

TFY = Truncated Financial Year

Notes on segment data

o Internal sales reflect the level of sales between Group enterprises. They are invoiced under the same conditions as for third parties. Total net sales by business area are the sum of total external and internal net sales.

o Depreciation and amortisation concern fixed assets, without securities or other loans.

o The delimitation of operating assets is derived from the value management concept. These figures are compatible with the operating result, which is also used for control purposes within the Group. In addition to operating assets, the balance sheet items' consolidated values for gross assets and liabilities are also disclosed for core business areas and non-core businesses.

o Capital expenditure covers intangible assets and property, plant and equipment.

o    Results from  investments in equity  companies  cover earnings and expenses
     from  profit  and  loss  transfer  agreements,   investments  and  goodwill
     amortisation.


Consolidated operating results

                                                           Year ended     Six months ended
                                                         30 June 2001     31 December 2001
                                                          EUR million          EUR million

Results from operating activities                               3,161                1,752
  + Result from investments                                       638                  312
  - Non-operating result                                          112                  (52)
  + Interest credit on prepayments received                        42                   17
                                                             --------             --------
Operating result                                                3,953                2,029
                                                             --------             --------

The reconciliation addresses the following points:

o The result from investments includes all costs and income that have arisen in connection with operating investments. Therefore, the result from investments constitutes an integral part of the Group's operating activity.

o Income and costs that are unusual from an economic perspective, or are the result of exceptional events, prejudice the assessment of operating activities. They are reclassified as part of the non-operating result, which is a separate part of the value management concept. Furthermore, the non-operating result contains goodwill amortisation from capital consolidation. The non-operating result also contains the release of negative goodwill.

o Prepayments received for long-term production contracts at the RWEGroup's financial investment HOCHTIEF are not to be assigned to financing activities from a commercial perspective, but are instead induced by operations. HOCHTIEF's operating result has therefore been adjusted by way of an interest credit on received prepayments.

In the truncated financial year under review, the consolidated profit from operating activities and the results from investments were adjusted by the non-operating result of EUR52 million (previous year: EUR(112) million).

Goodwill amortisation from capital consolidation shown in the non-operating result in line with international practice amounted to EUR238 million (previous year: EUR374 million).

Capital gains in the truncated fiscal year under review amounted to EUR401 million and principally relate to the divestment of LAUBAG. In the previous year, the sale of the chemicals unit, MAQUET and of real estate not required for operations led to proceeds of EUR364 million.

Events occurring after the balance sheet date

Deconsolidation of non-core construction business

Effective 1 January 2002 RWE stopped including HOCHTIEF AG in the consolidated financial statement as fully consolidated and now accounts for the operation at equity. Within RWE's multi-utility strategy, construction is part of non-core business. RWE views this as a first step in its previously announced medium-term divestment of the largest German construction company as part of its focus on its core business in the fields of energy and environment. RWE AG holds 62.38 per cent. of HOCHTIEF's shares, of which 45.71 per cent. were owned directly prior to deconsolidation. Francommerz, a holding company in which RWE had a 60 per cent. share, held the remaining 16.67 per cent. indirectly. Other indirect shareholders include Allianz, Commerzbank and Munchner Ruck. RWE AG reduced its direct share to less than 40 per cent. and also transferred the majority of Francommerz. As a result, the prerequisites for full consolidation are no longer met.

Expanding gas production

RWE-DEA took over the British gas producer Highland Energy effective 5 February 2002. This acquisition represents an important base for RWE from which to establish and expand a promising upstream position in the British North Sea. With Highland Energy, RWE-DEA has expanded its current gas reserves by 13 million to 76.54 million cubic metres of oil equivalents. For market access, RWE can rely upon existing network connections to the United Kingdom and Continental Europe.

Harpen sharpens focus

After selling the Toman Group, including IMO Deutschland, a car wash operator, Harpen also sold its logistics business, Harpen Transport AG, in January 2002. Approvals from regional and supervisory agencies are pending. The Harpen subsidiary, which is mainly involved in transport on inland waterways, achieved sales of EUR73 million in the 2001 calendar fiscal year.

Conclusion of the STEAG/Harpen transaction

At the start of 2002 RWE sold its shares totalling 14.8 per cent. in STEAG to RAG. This was preceded by the purchase of RAG's 23.47 per cent. share of Harpen in December 2001. As a consequence of this transaction, RWE now enjoys a purely customer-supplier relationship with STEAG.

First-time consolidation of Thyssengas

RWE will be fully consolidating its 75 per cent. stake in Thyssengas in the Group's financial statements as from the beginning of the 2002 fiscal year. This has been made possible by the consent of Shell, which owns 25 per cent. of the stock. Thyssengas is one of Germany's biggest long-distance gas companies, and in the 2001 fiscal year achieved sales of approximately EUR1.4 billion.

RWE Gas establishes logistics joint venture

In January 2002 RWE Gas and the London-based Lattice Group agreed to establish a joint natural gas logistics company. Operating under the name of "Viavera" the company will provide services to natural gas traders and sales companies in particular. Logistics management covering everything from negotiations with network operators to the complete monitoring of transport agreements will form the heart of its activities. RWE Gas will hold 60 per cent. of the shares in the joint venture.

RWE Gas parts with EMB

RWE Gas sold its 45 per cent. share of EMB Erdgas Mark Brandenburg effective 1 January 2002. RWEwas required to sell the regional utility company based on conditions imposed by the German antitrust authority as part of the RWE-VEW merger. EMB achieved sales of EUR245 million in 2001.

HOCHTIEF reduces non-core activities

With the sale of its interest in MONACHIA Grundstucks-AG, HOCHTIEF has parted with yet another non-core activity, following the sale of its software business in July 2001.

                                   APPENDIX V

                             Additional Information

1    Responsibility

(a) The Directors of the Offeror, whose details are set out in paragraph 2(c) below, and the members of the RWE Management Board, whose details are set out in paragraph 2(a) below, accept responsibility for the information contained in this document, other than that relating to the Innogy Group, the Directors of Innogy and their immediate families. To the best of the knowledge and belief of the Directors of the Offeror and the members of the RWE Management Board (who have taken all reasonable care to ensure that such is the case), such information is in accordance with the facts and does not omit anything likely to affect the import of such information.

(b) The Directors of Innogy, whose names are set out in paragraph 2(d) below, accept responsibility for the information contained in this document relating to the Innogy Group, the Directors of Innogy and their immediate families. To the best of the knowledge and belief of the Directors of Innogy (who have taken all reasonable care to ensure that such is the case), such information is in accordance with the facts and does not omit anything likely to affect the import of such information.

2    Directors

(a)  Members of the RWE Management Board

     RWE's business is managed by a Board currently consisting of six members. Under German law, the Management Board has management responsibility for RWE and broad authority to take actions in the name of RWE, subject to the authority expressly reserved by the German Stock Corporation Law and by RWE's articles of association to the shareholders or the Supervisory Board. The following list sets forth the (i) name and (ii) citizenship of the members of RWE's Management Board. In each case, the present principal occupation or employment and the name, principal business and the address of the corporation or other organisation in which such employment is conducted is: Member of the Management Board, RWE Aktiengesellschaft, Opernplatz 1, D-45128 Essen, Germany. The list also provides the employment history of each individual for the past five years.

     (i)  Dr. Dietmar Kuhnt

          Dr. Kuhnt's country of citizenship is Germany. Dr. Kuhnt has served as RWE's Chief Executive Officer since 1995.

     (ii) Dr. Richard R. Klein Dr. Klein's country of citizenship is Germany. Dr. Klein has served as a Member of RWE's Management Board since 1996. From 1996 to 1999 he also served as the Chief Executive Officer of RWE Umwelt Aktiengesellschaft.

     (iii) Dr. Gert Maichel

          Dr. Maichel's country of citizenship is Germany. Dr. Maichel has served as a Member of RWE's Management Board since 2000. Between 1999 and 2000, he was Chief Executive Officer of VEW Aktiengesellschaft. From 1998 to 1999, he served as Department Director of BASF Aktiengesellschaft. He also worked at WINGAS GmbH from 1993 to 1998.

     (iv) Manfred Remmel

          Mr. Remmel's country of citizenship is Germany. Mr. Remmel has served as a Member of RWE's Management Board since 1999. Between 2000 and 2001, he was the Chief Executive Officer of RWE Plus Aktiengesellschaft. From 1999 to 2000 he served as the Chief Executive Officer of RWE Energie Aktiengesellschaft. Between 1997 and 1998 he served as a Member of the Management Board of DaimlerChrysler Aktiengesellschaft.

     (v)  Dr. Klaus Sturany

          Dr. Sturany's country of citizenship is Austria. Dr. Sturany has served as a Member of RWE's Management Board since 1999. Between 1996 and 1999, he served as a Member of the Management Board of GEA Aktiengesellschaft.

     (vi) Jan Zilius

          Mr. Zilius's country of citizenship is Germany. Mr. Zilius has served as a Member of RWE's Management Board since 1998. Between 1990 and 1998, he served as a Member of the Management Board of RWE Rheinbraun Aktiengesellschaft.

     The principal executive offices of RWE are at Opernplatz 1, D-45128 Essen, Germany and the telephone number is +49 201 12 00.

(b)  Members of the RWE Supervisory Board

     The Supervisory Board of RWE supervises the management of RWE by the Management Board and has the responsibility of making all ongoing checks and inspections that it deems appropriate and of reviewing such documents as it deems necessary or appropriate for the performance of its duties. The following list sets forth the (i) name, (ii) business address, (iii) citizenship, (iv) present principal occupation or employment, and (v) the employment history for the past five years of each member of RWE's Supervisory Board.

     (i)  Dr. h.c. Friedel Neuber

          Westdeutsche   Landesbank   Girozentrale,   Herzogstrasse   15,  40217
          Dusseldorf, Germany

          Dr.  Neuber's  country of  citizenship  is Germany.  Dr. Neuber is the
          former   President  and  Chief   Executive   Officer  of  Westdeutsche
          Landesbank Girozentrale.

     (ii) Dr. Paul Achleitner

          Allianz Aktiengesellschaft, Koniginstrasse 28, 80802 Munchen, Germany

          Dr. Achleitner's country of citizenship is Austria. Dr. Achleitner serves as the Executive Vice President of Allianz Aktiengesellschaft. Between 1994 and 2000, he served as Chairman of the Board of Management of Goldman Sachs & Co. OHG.

     (iii) Carl-Ludwig von Boehm-Bezing

          Deutsche Bank Aktiengesellschaft, Taunusanlage 12, 60325 Frankfurt am Main, Germany

          Mr. von Boehm-Bezing's country of citizenship is Germany. Mr. von Boehm-Bezing is the former Executive Vice President and member of the management board of Deutsche Bank Aktiengesellschaft.

     (iv) Frank Bsirske

          ver.di Vereinte Dienstleistungsgewerkschaft e. V., Potsdamer Platz 10, 10785 Berlin, Germany

          Mr. Bsirske's country of citizenship is Germany. Mr. Bsirske serves as the Chairman of ver.di Vereinte Dienstleistungsgewerkschaft e.V. Between 1997 and 2000, he served as Stadtrat in the Personnel and Organisational Department of the City of Hannover.

     (v)  Burkhard Drescher

          Stadt Oberhausen, Schwarzstrasse 72, 46042 Oberhausen, Germany

          Mr. Drescher's country of citizenship is Germany. Mr. Drescher serves as Lord Mayor of the City of Oberhausen. Between 1991 and 1997, he served as Oberstadtdirektor of the City of Oberhausen.

     (vi) Dipl. Ing. Wilfried Eickenberg RWE-Plus Aktiengesellschaft, Neue Julicher Strasse 60, 52353 Duren, Germany

          Mr. Eickenberg's country of citizenship is Germany. Mr. Eickenberg is head of the general works council of RWE Plus Aktiengesellschaft. Prior to this, Mr. Eickenberg served as head of the works council of RWE Energie Aktiengesellschaft from 1996 to 2000.

    (vii) Ralf Hiltenkamp

          Edelhoff Umwelt Services GmbH & Co. KG, Hegestuck 20, 58640 Iserlohn, Germany

          Mr. Hiltenkamp's country of citizenship is Germany. Mr. Hiltenkamp is a machine fitter at Edelhoff Umwelt Services GmbH & Co. KG.

   (viii) Heinz-Eberhard Holl

          Landkreis Osnabruck, Am Scholerberg 1, 49082 Osnabruck, Germany

          Mr. Holl's country of citizenship is Germany. Mr. Holl is the Chief Administrative Officer of the Landkreis Osnabruck where he has served since 1990.

     (ix) Berthold Huber

          IG Metall, Bezirk Baden-Wurttemberg, Holzelweg 2, 70191 Stuttgart, Germany

          Mr. Huber's country of citizenship is Germany. Mr. Huber is the head of the Baden-Wurttemberg district of IG Metall Trade Union. Between 1993 and 1998, Mr. Huber served as Coordinating Department Manager of Vorstandsbereich, IG Metall.

     (x)  Berthold Krell

          RWE Net Aktiengesellschaft, Netzregion Sud, Friedrichstrasse 60, 57072 Siegen, Germany

          Mr. Krell's country of citizenship is Germany. Mr. Krell is a chief fitter at RWE Net Aktiengesellschaft. Prior to this, Mr. Krell served as head of the works council of Netzregion Siegen between 1989 and 2000.

     (xi) Dr. Gerhard Langemeyer

          Stadt Dortmund, Friedensplatz 1, 44135 Dortmund, Germany

          Dr. Langemeyer's country of citizenship is Germany. Dr. Langemeyer is the Lord Mayor of the City of Dortmund. Prior to this, Dr. Langemeyer served as Comptroller for Stadt Dortmund between 1995 and 1998.

    (xii) Josef Pitz

          Heidelberger  Druckmaschinen   Aktiengesellschaft,   Kurfursten-Anlage
          52-60, 69115 Heidelberg, Germany

          Mr. Pitz's country of citizenship is Germany.  Mr. Pitz is Head of the
          general     works    council    of     Heidelberger     Druckmaschinen
          Aktiengesellschaft.

   (xiii) Dr. Wolfgang Reiniger

          Stadt Essen, Rathaus, 45121 Essen, Germany

          Dr. Reiniger's country of citizenship is Germany. Dr. Reiniger is the Lord Mayor of the City of Essen. Prior to this, he served as a Member of the City Council of Essen from 1994 to 1999.

    (xiv) Gunter Reppien

          RWE Power Aktiengesellschaft, Kraftwerke Lingen, Am Hilgenberg, 49811 Lingen, Germany

          Mr. Reppien's country of citizenship is Germany. Mr. Reppien has served as chief fitter at RWE Power Aktiengesellschaft since 2000. Prior to this, he served as Head of the works council of Kraftwerke Lingen since 1994.

     (xv) Bernhard von Rothkirch

          RWE Rheinbraun Aktiengesellschaft, Tagebau Inden, Durwisserstrasse, 52249 Eschweiler, Germany

          Mr. von Rothkirch's country of citizenship is Germany. Mr. von Rothkirch is a chief engineer at RWE Rheinbraun Aktiengesellschaft.

     (xvi) Dr. Manfred Schneider

          Bayer Aktiengesellschaft, 51368 Leverkusen, Germany

          Dr. Schneider's country of citizenship is Germany. Dr. Schneider is the President and CEO of Bayer Aktiengesellschaft.

   (xvii) Klaus-Dieter Sudhofer

          IG Bergbau, Chemie, Energie, Konigsworther Platz 6, 30167 Hannover, Germany

          Mr. Sudhofer's country of citizenship is Germany. Mr. Sudhofer has served as the Trade Union Secretary Deputy Chairman, IG Bergbau, Chemie, Energie Trade Union since 1997. Prior to this, Mr. Sudhofer served as Second Chairman of the IG Bergbau, Chemie, Energie Trade Union from 1990 to 1997.

  (xviii) Dr. Alfons Friedrich Titzrath

          Dresdner Bank Aktiengesellschaft, Konigsallee 37, 40212 Dusseldorf, Germany

          Dr. Titzrath's country of citizenship is Germany. Dr. Titzrath has served as a Member of the Supervisory Board of Dresdner Bank Aktiengesellschaft since 2001. Prior to this, Dr. Titzrath served as Chairman of the Supervisory Board, Dresdner Bank Aktiengesellschaft from 1997 to 2001.

    (xix) Prof. Karel Van Miert

          University Nyenrode, Straatweg 25, 3621 BG Breukelen, Netherlands

          Prof. Van Miert's country of citizenship is Belgium. Prof. Van Miert is the President of the University Nyenrode. Between 1989 and 1999, he served as a Member of the EU-Commission.

     (xx) Erwin Winkel

          Tagebau Hambach, Heideweg, 52382 Niederzier, Germany

          Mr. Winkel's country of citizenship is Germany. Mr. Winkel is a power systems electronics engineer at Tagebau Hambach.


(c)  Directors of the Offeror

     The Offeror is a German company with limited liability. As such, the Offeror's business is managed by two Directors who are functionally equivalent to the directors of a company. The Offeror's Directors are Dr. Klein and Dr. Sturany, both of whom are members of the RWE Management Board. The relevant information for Dr. Klein can be found in paragraph 2(a)(ii) of this Appendix. The relevant information for Dr. Sturany can be found in paragraph 2(a)(v) of this Appendix.

     The principal executive offices of the Offeror are at Opernplatz 1, D-45128 Essen, Germany, and the telephone number is +49 201 12 00.

(d)  Directors of Innogy

     The Directors of Innogy are Brian Count, Mike Bowden, Andrew Duff, Steve Fletcher, Tim Weller, Ross Sayers, Yvonne Constance, Richard Delbridge, Sir Brandon Gough and Sir Robin Mountfield.

     The registered office and head office of Innogy is Windmill Hill Business Park, Whitehill Way, Swindon, Wiltshire SN5 6PB.

3    Market Quotations

     Set out below are the Closing Prices for Innogy Shares and Innogy ADSs on:

(a) the first business day or US business day, respectively, of each of the six months immediately before the date of this document;
(b) 15 February 2002 (being the last business day and the last US business day prior to the commencement of the Offer Period); and

(c) 26 March 2002 (being the latest practicable date prior to the posting of this document).

                                                  Innogy Shares     Innogy ADSs
     Date                                            (pence)           (US$)
     ----                                            -------           -----
     1 October 2001                                  209.50            30.60
     1 November 2001                                 209.00            30.30
     3 December 2001                                 196.50            27.60
     2 January 2002                                  197.00            28.15
     1 February 2002                                 200.00        No trades
     15 February 2002                                210.25            29.55
     1 March 2002                                    260.50            36.70
     26 March 2002                                   270.25            38.55

     Innogy Shares are listed on the Official List of the UK Listing Authority and traded on the London Stock Exchange. Innogy ADSs are listed and traded on the New York Stock Exchange. The following table sets out, for the periods indicated, the high and low Closing Prices for Innogy Shares and Innogy ADSs.

                                        Innogy Shares           Innogy ADSs
                                      (pence)    (pence)      (US$)     (US$)
                                         Low       High        Low      High
     Calendar Year 2000
     First Quarter                        --         --         --        --
     Second Quarter                       --         --         --        --
     Third Quarter                        --         --         --        --
     Fourth Quarter                   165.25     219.50      22.50     30.50

     Calendar Year 2001
     First Quarter                    181.50     216.00      25.05     31.11
     Second Quarter                   196.00     229.00      27.50     32.00
     Third Quarter                    193.50     237.00      27.50     34.05
     Fourth Quarter                   190.00     213.50      27.01     31.10

     As of 26 March 2002 (being the latest practicable date prior to the posting of this document), 1,183,408,501 Innogy Shares were issued and outstanding, of which 44,291,520 are represented by Innogy ADSs.

4    Shareholdings and dealings

For the purposes of this paragraph 4:

"arrangement" includes indemnity or option arrangements, and any agreement or understanding, formal or informal, of whatever nature, relating to relevant securities of Innogy or the Offeror which may be an inducement to deal or refrain from dealing;

"associate" means, in relation to Innogy, any member of the Innogy Group and any associated company of any member of the Innogy Group, their financial and other professional advisers, their directors and such directors' immediate families and their pension funds;

"derivative" includes any financial product whose value in whole or in part is determined directly or indirectly by reference to the price of an underlying security but which does not include the possibility of delivery of such underlying securities;

"disclosure period" means the period commencing on 17 February 2001 (the date 12 months prior to the commencement of the Offer Period) and ending on 26 March 2002 (the latest practicable date prior to the publication of this document); and

"relevant securities" means Innogy Securities or any securities convertible into, rights to subscribe for, options (including traded options) in respect of, or derivatives referenced to, Innogy Securities.

(a)  Shares of the Offeror and RWE

     Neither Innogy nor any of its directors nor their immediate families, owns or is interested, directly or indirectly, in any shares of the Offeror or RWE or any securities convertible into, rights to subscribe for, or options (including traded options) in respect of such shares, nor has any such person dealt for value therein during the disclosure period.

(b)  Innogy Shares and Innogy ADSs

     (i) As at 26 March 2002 (being the latest practicable date prior to the publication of this document), the interests of the Directors of Innogy in Innogy Shares, which had been notified to Innogy pursuant to section 324 or 328 of the Companies Act and which are required to be entered in the register maintained under section 325 of the Companies Act and the interests of all persons connected (within the meaning of section 346 of the Companies Act) with the Directors of Innogy which would, if the connected person were a Director of Innogy, be required to be disclosed in accordance with the foregoing sections, and the existence of which is known or could with reasonable diligence become known by the relevant Director of Innogy, all of which are beneficial unless otherwise stated, were as follows:

                                                      Number of Innogy
                                                               Shares*
          Mike Bowden                                            5,765
          Yvonne Constance                                      16,928
          Dr. Brian Count                                       87,712
          Richard Delbridge                                     30,000
          Andrew Duff                                            4,669
          Steve Fletcher                                         4,548
          Sir Brandon Gough                                      2,075
          Sir Robin Mountfield                                   3,550
          Ross Sayers                                           67,815
          Tim Weller                                                --

          *In addition, all the directors are technically interested in 1,857,705 Innogy Shares held in the Innogy Holdings Employee Share Trust, which are to be used to satisfy awards made under the Innogy Long Term Incentive Plan.

          The following Directors of Innogy hold options to subscribe for Innogy Shares under the Innogy Share Incentive Plans:

                                                                       Exercise
                                                                      price per
                                                        Options in       Innogy                        Date
                                                        respect of        Share          Date          when
          Director          Scheme                   Innogy Shares       (pence)      granted   exercisable
          Mike Bowden       Innogy Executive                24,106       174.36      13.12.95*    1998-2005
                            Share Option Plan               26,963       184.09      23.12.96*    1999-2006
                                                            25,290       219.90      02.12.97*    2000-2007
                                                            31,577       200.83      01.12.98*    2001-2008

                            Innogy Sharesave Plans           7,386       140.12      31.12.96*         2002
                                                             2,913       133.00      31.10.00          2003
                                                             6,284       158.00      28.12.01          2007

          Dr. Brian Count   Innogy Executive Share          36,359       191.49      30.11.94*    1997-2004
                            Option Plan                     65,030       174.36      13.12.95*    1998-2005
                                                           152,058       184.09      23.12.96*    1999-2006
                                                            66,728       219.90      02.12.97*    2000-2007
                                                            75,723       200.83      01.12.98*    2001-2008

                            Innogy Sharesave Plans           5,075       133.00      31.10.00          2005
                                                             6,284       158.00      28.12.01          2007

          Andrew Duff       Innogy Executive Share          45,074       221.85      01.06.98*    2001-2008
                            Option Plan                     39,211       200.83      01.12.98*    2001-2008

                            Innogy Sharesave Plans          12,687       133.00      31.10.00          2005

          Steve Fletcher    Innogy Executive Share          22,598       174.36      13.12.95*    1998-2005
                            Option Plan                     27,243       184.09      23.12.96*    1999-2006
                                                            27,176       219.90      02.12.97*    2000-2007
                                                            35,290       200.83      01.12.98*    2001-2008

                            Innogy Sharesave Plans           7,283       133.00      31.10.00          2003

          Ross Sayers       Innogy Sharesave Plans           7,283       133.00      31.10.00          2003

          * The date of grant stated is the assumed date of grant. These options were actually granted in October 2000 and relate to options previously held over National Power PLC shares which were cancelled in consideration for the grants listed above. In respect of options granted under the Innogy Sharesave Plans, those options with an asterisk placed next to them were granted under the Innogy Holdings Unapproved SAYE Plan. All other sharesave options listed were granted under the Innogy Holdings Sharesave Plan.

          The following Directors of Innogy hold conditional awards of Innogy Shares under the Innogy Long Term Incentive Plan ("LTIP") Number of

          Director             Date of conditional award           Innogy Shares
          Mike Bowden          3 October 2000                             84,337
                               25 June 2001                               82,125

          Dr. Brian Count      3 October 2000                            174,698
                               25 June 2001                              169,082

          Andrew Duff          3 October 2000                            111,445
                               25 June 2001                              115,942

          Steve Fletcher       3 October 2000                            111,445
                               25 June 2001                              115,942

          Ross Sayers          3 October 2000                            271,084
                               25 June 2001                              113,526

          Tim Weller           7 January 2002                             59,588

     (ii) The Directors of Innogy have given irrevocable undertakings to accept the Offer in respect of Innogy Shares held by them.

     (iii)Save as disclosed below, none of the subsidiaries of Innogy, pension funds of Innogy or of a subsidiary of Innogy, financial and other professional advisers to Innogy (other than exempt market makers), nor any persons with whom Innogy or any person who is an associate of Innogy has an arrangement, or whose investments are managed on a discretionary basis by fund managers (other than exempt fund managers) connected with Innogy, owned or controlled any relevant securities as at 26 March 2002 (the latest practicable date prior to the publication of this document):

                                                     Number of        Number of
          Name                                   Innogy Shares      Innogy ADSs
          Deutsche Bank AG London                    3,608,044               --
          Winterthur - Versicherungen                  727,600               --

     (iv) Ross Sayers and his immediate family have dealt for value in Innogy Shares during the disclosure period as follows:

          Date                   Nature of transaction   Number   Price (pence)
          9 March 2001           Purchase                16,000            182

     (v) Save as disclosed below, none of the subsidiaries of Innogy, pension funds of Innogy or of a subsidiary of Innogy, financial and other professional advisers to Innogy (other than exempt market makers), nor any persons with whom Innogy or any person who is an associate of Innogy has an arrangement, or whose investments are managed on a discretionary basis by fund managers (other than exempt fund managers) connected with Innogy, have dealt for value in relevant securities during the period commencing 17 February 2002 and ending on 26 March 2002 (being the latest practicable date prior to the publication of this document).

          Over the last 12 months, Deutsche Bank has dealt for value in Innogy Shares and Innogy ADSs through Deutsche Bank Securities Inc., New York as follows:

                                                            Innogy shares
              Date               Nature of transaction   Number       Price
          25 February 2002       Purchase                 1,720        242p
          25 February 2002       Sale                     1,720        242p
          4 March 2002           Purchase                87,600        256p
          4 March 2002           Sale                    87,600        256p
          20 March 2002          Purchase                27,200        259p
          20 March 2002          Purchase                27,200        259p
          20 March 2002          Purchase                27,200        259p
          20 March 2002          Sale                    13,600        259p
          20 March 2002          Sale                    13,600        259p
          22 March 2002          Purchase                14,150        273p

                                                            Innogy ADSs
              Date               Nature of transaction   Number       Price
          7 March 2002           Purchase                   200     US$34.2
          7 March 2002           Purchase                   100     US$34.3
          7 March 2002           Purchase                   400     US$34.3
          7 March 2002           Purchase                   200     US$34.4
          7 March 2002           Purchase                   200     US$34.4
          7 March 2002           Purchase                   100     US$34.5
          7 March 2002           Purchase                   100     US$34.5
          7 March 2002           Sale                     1,300     US$34.3

          Save as disclosed above, it has not been possible to ascertain the dealings and interests of Deutsche Bank AG (the ultimate holding company of Deutsche Bank AG London) and its worldwide subsidiaries in the relevant securities. If further enquiries reveal such a dealing or an interest, it will be discussed with the Panel and, if appropriate, will be disclosed to Innogy

          Shareholders. Any details so disclosed will be made available for inspection at the address in paragraph 11 below.

                                     Nature of     Number of    Price per share
                                     transaction      shares      Low     High
          CSFB Zurich                Purchase         70,693      246p     246p
                                     Sale             70,693      246p     246p

          CSFB International         Purchase          5,499      250p     250p
                                     Sale                Nil        -        -


          Pershing Ltd.              Purchase      1,186,509      240p     270p
                                     Sale          4,180,781      235p     271p

          The dealings set out above have been aggregated in accordance with Panel statement RS8 dated 21 February 2002, namely all purchases and all sales during the offer period have been aggregated. Purchases and sales have not been netted off and the highest and lowest rates have been stated. A full list of all dealings is available for inspection at the address in paragraph 11 below.

     (vi) Over the last 12 months Merrill Lynch has dealt for value in Innogy Shares and Innogy ADSs through Merrill Lynch, Pierce, Fenner & Smith Inc. (MLPFS) as follows: Innogy Shares

          Date                          Nature of transaction   Number     Price
          12 April 2001                 Sale                    19,900      207p
          12 April 2001                 Purchase                19,900      206p
          11 June 2001                  Purchase                11,800      219p
          11 June 2001                  Sale                    11,800      220p
          26 June 2001                  Purchase                 4,800      206p
          27 June 2001                  Sale                     4,800      211p
          17 July 2001                  Sale                    15,700      229p
          17 July 2001                  Purchase                15,700      228p
          25 July 2001                  Purchase                    93      203p
          29 August 2001                Purchase                    61      229p
          16 October 2001               Purchase                   379      193p
          7 November 2001               Purchase                40,000      202p
          7 November 2001               Sale                    40,000      208p
          15 November 2001              Sale                       379      214p
          27 November 2001              Purchase                    26      198p
          30 November 2001              Purchase                   205      190p
          12 December 2001              Sale                       231      191p
          11 January 2002               Sale                       450      199p
          27 February 2002              Purchase                   498      250p

                                                                 Innogy ADSs
          Date                          Nature of transaction   Number   Price
          5 July 2001                   Sale                    12,500   US$30.3
          5 July 2001                   Purchase                12,500   US$30.3
          15 August 2001                Purchase                   100   US$31.7
          15 August 2001                Purchase                   100   US$31.7
          15 August 2001                Purchase                   200   US$31.7
          15 August 2001                Purchase                   300   US$31.7
          15 August 2001                Purchase                 3,100   US$31.7
          15 August 2001                Purchase                 6,200   US$31.7

          15 August 2001                Sale                    10,000   US$31.7
          12 March 2002                 Sale                     1,720   US$35.3
          12 March 2002                 Purchase                 1,720   US$35.2

          Over the last 12 months Merrill Lynch has dealt for value in Innogy ADSs through Merrill Lynch International as follows: Innogy ADSs

          Date                          Nature of transaction   Number     Price
          23 March 2001                 Purchase                20,000   US$26.1
          26 March 2001                 Purchase                20,000   US$26.2
          26 March 2001                 Purchase                19,130   US$26.2
          26 March 2001                 Purchase                10,000   US$26.2
          27 March 2001                 Purchase                18,000   US$26.1
          28 March 2001                 Purchase                10,000   US$26.3
          28 March 2001                 Purchase                10,000   US$26.3
          28 March 2001                 Purchase                10,000   US$26.2
          5 July 2001                   Purchase                12,500   US$30.3
          1 August 2001                 Sale                    70,000   US$34.2
          6 August 2001                 Sale                    19,248   US$33.2
          15 August 2001                Purchase                10,000   US$31.7
          21 September 2001             Purchase                 5,000   US$28.9
          12 March 2002                 Purchase                 1,720   US$35.3

          As of the close of business on 26 March 2002 (the last practicable date prior to the publication of this Offer Document) 498 Innogy Shares were held by MLPFS and 115,932 Innogy ADSs were held by Merrill Lynch.

     (vii)Save as disclosed above, none of the Offeror, Directors of the Offeror, Directors of RWE, their immediate families and persons acting in concert with the Offeror or who have irrevocably committed themselves to accept the Offer, the Directors of Innogy and their immediate families, owns or controls or (in the case of the Directors of the Offeror and Innogy and the Directors of RWE) is interested in any relevant securities, nor has any such person dealt for value therein during the disclosure period; and none of the subsidiaries of Innogy, pension funds of Innogy or of a subsidiary of Innogy, financial or other professional advisers to Innogy (other than exempt market makers) and any person whose investments are managed on a discretionary basis by fund managers (other than exempt fund managers) connected with Innogy, owns or controls any relevant securities, nor has any such person dealt for value therein during the disclosure period.

5    Material contracts

(a) The following contracts have been entered into by members of the RWE Group otherwise than in the ordinary course of business since 17 February 2000 (the date two years prior to the commencement of the Offer Period) and are or may be material:

     (i) On 4 July 2000 RWE and VEW entered into a merger agreement (the "Agreement") whereby each party agreed to transfer its entire assets with all rights and obligations by way of dissolution excluding liquidation pursuant to the German Transformation Act (Umwandlungsgesetz) to RWE Gesellschaft fur Beteiligungen mbH which has subsequently been transformed into RWE Aktiengesellschaft fur Beteiligungen ("RWE (new)"). The name of the transferee entity has meanwhile been changed to RWE Aktiengesellschaft. The Agreement sets out details on the structure of the RWE (new) Group and the consequences of the merger for employees of the parties and their representatives. The merger became effective upon registration in the Commercial Register (Handelsregister) of RWE (new) on 24 November 2000.

     (ii) On 2 October 2000 Merrill Lynch on behalf of GBVGesellschaft fur Beteiligungsverwaltung mbH, a wholly owned subsidiary of RWE, made a recommended cash offer for all the issued and to be issued shares in Thames Water. On 9 November 2000 the offer was declared unconditional in all respects. On 29 December 2000 RWE on behalf of the offeror announced, after having received 94.48 per cent. valid acceptances, that it intended to acquire all


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          outstanding  Thames  Water  Shares  under the  compulsory  acquisition procedures in the Companies Act, and pursuant to this now owns all such shares.

     (iii)On 5 July 2001 RWE-DEA Aktiengesellschaft fur Mineraloel und Chemie ("RWE-DEA") and Deutsche Shell GmbH ("DS") entered into a Joint Venture Agreement in order to combine their downstream oil businesses by DSseparating its business from other businesses and contributing it pursuant to the Germany Transformation Act (Umwandlungsgesetz) to DEA Mineraloel AG in consideration for new shares therein. Before the transaction DEA Mineraloel AG was a 100 per cent. subsidiary in RWE-DEA. It has been transformed into the legal form of a GmbH and meanwhile renamed Shell & DEA Oil GmbH ("SDO").

          RWE-DEA and DS each hold a 50 per cent. shareholding in SDO. Important decisions are reserved to the unanimous consent of a Joint Venture Committee with equal representation of both partners. The management has equally been composed from both sides. Various intercompany relations are regulated in the Joint Venture Agreement.

          The Agreement was completed by the contribution of a DS downstream business to SDO in January 2002. As of 1 July 2004 DS will purchase an additional stake of 1 per cent. in SDO. RWE-DEA has a put option on its entire participation in the Joint Venture which can be exercised between 1 July 2003 and 1 July 2004.

     (iv) On 16 September 2001, an Agreement and Plan of Merger was entered into among RWE, Thames Water Aqua Holdings GmbH, Apollo Acquisition Company (both directly or indirectly wholly owned subsidiaries of RWE) and American Water Works Company, Inc. ("American Water Works"). The
          Merger Agreement provides for the merger of Apollo with and into American Water Works upon the terms, and subject to the conditions, of the Merger Agreement. As the surviving corporation, American Water Works will continue to exist as an indirect wholly-owned subsidiary of RWE. The merger will be effective at the time American Water Works files a certificate of merger with the Secretary of State of the State of Delaware (or at a later time, if agreed upon between the parties and specified in the certificate of merger). The merger has been approved by American Water Works shareholders. The completion of the merger is expected as promptly as practicable after all regulatory approvals have been received, which is expected to take place in the first half of 2003. Upon completion of the merger, American Water Works shares will automatically be cancelled and will cease to exist and will be converted into the right to receive US$46.00 in cash, without interest.

     (v) On 29 January 2002, subsequent to a bidding procedure for the privatisation of certain state assets, RWE Gas Aktiengesellschaft and Fond narodniho majetku v Ceske republiky (the Czech National Property
          Fund) entered into a Share Purchase Agreement (the "Agreement") for the acquisition of 96.99 per cent. of the shares of Transgas, a.s. ("Transgas"), and certain percentages of shares in the eight regional Czech gas distribution companies (the "RDCs").

          Together with the shares in the RDCs already held by Transgas, RWE Gas Aktiengesellschaft will acquire shareholdings between 46.6 per cent. and 58.1 per cent. in the RDCs and achieve a majority shareholding in six of the RDCs. The offer price was EUR4.1 billion.

          The Agreement contains several conditions and stipulations customarily found in a share purchase transaction in the course of a privatisation. The parties to the Agreement have agreed to keep strictly confidential and secret the contents of the Agreement save for several specified exceptions.

          The completion of the transaction is subject to the approval by the Office for the Protection of Economic Competition of the Czech Republic.

(b) The following contracts have been entered into otherwise than in the ordinary course of business by Innogy Group members (or have been entered into by members of the National Power Group and novated to or assigned to Innogy plc in respect of which Innogy plc is liable to indemnify National Power) since 17 February 2000 (two years prior to the commencement of the Offer Period) which are or may be material.

     (i) An agreement dated 16 March 2000 between National Power plc ("National Power") and Innogy plc relating to the purchase by Innogy plc of National Power's UK energy business (as


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          amended and restated on 17 August  2000).  The  consideration  for the sale was the issue by Innogy plc of 58,202 ordinary shares and 108,930,000 redeemable preference shares to National Power and the assumption and discharge by Innogy plc of certain liabilities of National Power. Under the terms of this agreement National Power gave no warranties and only limited indemnities. Under the terms of this agreement, Innogy plc has agreed to assume various liabilities of National Power and provided certain indemnities in relation to the liabilities assumed on acquisition of the business.

     (ii) An agreement dated 16 March 2000 between National Power and NPEC relating to the purchase by NPEC of the Energy Direct business carried out by National Power (as amended and restated on 17 August 2000). The consideration for the sale was the issue by NPEC of 1,000,000 ordinary shares to National Power and the assumption and discharge by NPEC of certain liabilities of National Power.

     (iii)An agreement dated 16 March 2000 between National Power and the company now known as Regenesys Technologies Limited relating to the purchase by Regenesys Technologies Limited of the business carried out by the Innogy Department of National Power including the development of the Redox Energy Storage Technology Project (as amended and restated on 17 August 2000). The consideration for the sale was the issue by Regenesys Technologies Limited of 1,000,000 ordinary shares to National Power and the assumption and discharge by Regenesys Technologies Limited of certain liabilities of National Power.

     (iv) An agreement dated 17 March 2000 between National Power and Innogy plc relating to the sale (or procurement of sale) by National Power and the purchase by Innogy plc of the entire issued (and to be issued) share capital in certain of the subsidiaries of National Power. The consideration for the sale was the issue by Innogy plc of 67,586 ordinary shares to National Power and (in respect of shares transferred to Innogy plc by National Power International Limited
          (NPIL), a subsidiary of National Power) the issue by Innogy plc of one ordinary share to NPIL.

     (v) An agreement dated 20 July 2000 between Deeside Power Development Company Limited (DPDCL), a wholly-owned subsidiary of National Power, National Power and Innogy plc relating to the sale and purchase by DPDCL of the Deeside power station from Innogy plc for a cash sum of (pound)200 million.

     (vi) An agreement dated 21 August 2000 between National Power, Innogy plc, and Innogy Holdings plc regarding the terms of the demerger of Innogy plc from National Power under which, in satisfaction of a dividend in specie, National Power agreed to transfer on 2 October 2000 the whole of the issued share capital of Innogy plc to Innogy Holdings plc. In return, Innogy Holdings plc issued ordinary shares to the holders of National Power ordinary shares. Each shareholder on the register of members of National Power on the relevant date received one ordinary share for every National Power ordinary share they held.

     (vii)An engineering, procurement and construction agreement dated 25 August 2000 between NWP Indian Mesa Wind Farm, L.P. ("NWP") and Vestas American Wind Technology, Inc. ("Vestas") (the "EPC Agreement") for the engineering, procurement and construction by Vestas of an 82.5 megawatt wind farm in Texas. The contract has now been completed and the wind farm has been constructed. The sum paid to Vestas by NWP
          under  the  EPC   Agreement  is   US$40,178,563   plus  Danish  Kroner
          279,312,500.

     (viii) A share purchase agreement dated 26 February 2001 between A.E.P. Resources, Inc. ("A.E.P. ")., A.E.P. Delaware Investment Company (acting in its capacity as general partner of A.E.P. Holdings I C.V.) ("A.E.P. Holdings "), Xcel Energy, Inc. ("Xcel "), Xcel Energy International, Inc. ("Xcel International "), Innogy Finance Limited ("Innogy Finance ") and Innogy Holdings plc ("Share Purchase Agreement "). A.E.P., A.E.P. Holdings and Xcel International agreed to sell and Innogy Finance agreed to purchase 94.75 per cent. of the issued share capital of Yorkshire Power Group Limited ("Yorkshire ") (the "Acquisition Shares "). The aggregate consideration payable by Innogy Finance for the Acquisition Shares acquired was US$726.4 million. The agreement contains warranties from A.E.P. and Xcel International regarding Yorkshire covering areas which are typical for a transaction of this nature including accounts and financial matters, commercial matters, taxation, properties, employees and


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          pensions.   The  maximum   liability  of  each  of  A.E.P.   and  Xcel
          International for claims under the share purchase agreement shall not exceed(pound)146.3 million. Innogy Finance's obligations under the agreement are guaranteed by Innogy Holdings plc.

     (ix) An intra group sale and purchase agreement dated 8 June 2001 between Yorkshire Energy Limited ("YEL") (a 100 per cent. subsidiary of Innogy plc) and Yorkshire Armada Limited ("YAL") (a 100 per cent. subsidiary of YEL) for the sale by YEL to YAL of its 6.97 per cent. interest in the BG-operated Armada area gas fields. The agreement completed on 7 November 2001.

     (x) A business and share sale agreement dated 31 July 2001 between Yorkshire Electricity Group plc ("YEG"), Npower Yorkshire Limited ("NYL") and Innogy Holdings plc. YEG agreed to sell and NYL agreed to buy the supply business of YEG and the entire share capital of certain companies owned by YEG. The aggregate consideration for the business was (pound)713.6 million. The terms of the agreement provide for YEG and NYL to enter into an agency agreement and a call and put option agreement on completion. Under the agreement, Innogy guarantees to YEG all of NYL's obligations, commitments, undertakings, warranties and indemnities.

     (xi) A share sale agreement dated 6 August 2001 between Npower Yorkshire Limited, Innogy Holdings plc, CE Electric UK plc and Northern Electric plc. Npower agreed to sell and Northern agreed to purchase 94.75 per cent. of the issued share capital of Yorkshire Power Group Limited ("Yorkshire") which were transferred to Innogy Finance under the share purchase agreement dated 26 February 2001, set out in (viii) above. The consideration payable was (pound)238.5 million and an amount equal to the estimated Yorkshire net cash and working capital to be calculated as set out in the agreement.

     (xii)An Electricity Business Sale Agreement dated 6 August 2001 between Northern Electric plc ("Northern") and Npower Northern Limited ("NNL"). Northern agreed to sell and NNL agreed to buy the electricity supply business of Northern as a going concern. The consideration was (pound)81 million in cash and an amount equal to the estimated working capital at 30 June 2001 plus interest to completion.

   (xiii) A non electricity business sale agreement dated 6 August 2001 between Northern Electric Distribution Limited ("NEDL"), Npower Northern Limited ("Npower"), Northern Electric & Gas Limited, Northern Infocom Limited, Northern Metering Services Limited and Northern Electric Supply Limited (together "Northern Subsidiaries") and Northern Electric plc ("Northern"). Npower agreed to purchase and NEDL agreed to sell the goodwill and assets of the supply business of NEDL as a going concern, as set out in the electricity business sale agreement, of the same date, summarised in (xii) above. The Northern Subsidiaries agreed to sell certain of their assets relating to the supply business. The aggregate consideration payable by Npower for the acquisition of the supply business was approximately (pound)257 million. The completion and transfer of the supply business under the Agreement was simultaneous with the share sale agreement of the same date summarised in (xii) above. Northern is party to the Agreement for the purpose of performing certain obligations and receiving certain rights and benefits in relation to the transfer of relevant employees.

     (xiv)A share purchase agreement dated 26 September 2001 between Yorkshire Energy Limited ("YEL") and GB Gas Holdings Limited ("GBGH") for the sale by YEL of its shares in Yorkshire Armada Limited (as detailed in (ix) above) to GBGH. Innogy plc acted as guarantor in relation to this sale. The consideration was (pound)47.4 million.

     (xv) A framework agreement dated 24 February 2001, between Teesside Power Limited and Northern Electric plc (novated to Innogy on 28 September
          2001). As part of the acquisition of the electricity supply business of Northern Electric as summarised in (xi) above, Innogy acquired a long term power purchase arrangement in respect of 400 megawatts of output from the power station operated by Teesside Power Limited. The contract in the ordinary course of events runs until 2008. The purchaser is Npower Northern Limited whose obligations are subject to a guarantee from Innogy plc.


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6    UK Taxation

The following paragraphs, which are intended as a general guide only and are based on current UK legislation and Inland Revenue practice, summarise certain limited aspects of the uk taxation consequences of acceptance of the Offer. They relate only to the position of Innogy Shareholders who (unless the position of non-UK resident Innogy Shareholders is expressly referred to) are resident or of individuals ordinarily resident in the United Kingdom for tax purposes and who hold their Innogy Shares beneficially as an investment.

(a)  Taxation of Chargeable Gains

     Liability to United Kingdom taxation of chargeable gains in respect of the disposal of Innogy Shares pursuant to the Offer will depend on each Innogy Shareholder's individual circumstances and on whether an Innogy Shareholder accepts the consideration in cash or elects for the Loan Note Alternative.

     (i)  Cash

          To the extent an Innogy Shareholder receives cash under the Offer, this will constitute a disposal or part disposal of his Innogy Shares for the purposes of United Kingdom taxation of chargeable gains. Such a disposal may give rise to a liability for United Kingdom taxation of chargeable gains depending on the Innogy Shareholder's individual circumstances.

          An alternative treatment may be possible where an Innogy Shareholder opts for a mixture of cash and Loan Notes. If the amount of cash received by the Innogy Shareholder is "small", as compared with the value of his Innogy Shares, the receipt of the cash will not, unless the Innogy Shareholder elects otherwise, trigger a disposal at that time. A disposal will be triggered only when his Loan Notes are disposed of and the amount of the cash received will be deducted from his chargeable gains acquisition cost in the Loan Notes. Current Inland Revenue practice is to regard a sum as "small" for these purposes if either (i) it is five per cent. or less of the value of the Innogy Shares held by the particular Innogy Shareholder; or (ii) it is (pound)3,000 or less, regardless of whether it satisfies the five per cent. test. The advisability of adopting this alternative treatment will depend upon an Innogy Shareholder's individual circumstances, in particular the availability to an Innogy Shareholder of any reliefs or exemptions from UK taxation on chargeable gains in the tax year in which the cash is received.

     (ii) Loan Notes

          To the extent an Innogy Shareholder who (either alone or together with persons connected with him) does not hold more than five per cent. of, or of any class of, the shares in, or debentures of Innogy, receives Loan Notes under the Offer, he should be treated as not having made a disposal of his Innogy Shares for the purposes of UK taxation of chargeable gains.

          For an individual or other Innogy Shareholder who is not within the charge to UK corporation tax, the Loan Notes should not constitute qualifying corporate bonds for the purposes of UK taxation of chargeable gains. Accordingly, for such an Innogy Shareholder any gain or loss which would otherwise have arisen on a disposal of his Innogy Shares should be "rolled-over" into the Loan Notes so that the Loan Notes will be treated as the same asset as the Innogy Shares, acquired at the same time as the Innogy Shares and for the same acquisition cost. A disposal (including redemption or repayment) of Loan Notes by such a holder may give rise to a liability to UK taxation of chargeable gains. Any chargeable gain or allowable loss on disposal of the Loan Notes should be calculated taking into account the allowable original cost to the holder of acquiring the relevant Innogy Shares. Indexation allowance on that cost should be available (when calculating a chargeable gain but not an allowable loss) in respect of any period of ownership of the Innogy Shares up to April 1998. Thereafter some taper relief may be available which will reduce the amount of the chargeable gain realised on the disposal.

          For an Innogy Shareholder within the charge to corporation tax, the Loan Notes will be qualifying corporate bonds for the purposes of UK taxation of chargeable gains. For such a holder, any gain or loss which would otherwise have arisen on a disposal of its Innogy Shares for a consideration equal to market value at the time of the exchange of the Innogy Shares for


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          Loan  Notes will be "held  over" and  deemed to arise on a  subsequent disposal (including redemption or repayment) of the Loan Notes. No indexation allowance will be available for the period of ownership of the Loan Notes and, except to the extent any gain or loss which would have otherwise arisen on the disposal of its Innogy Shares was "held over" and crystallises on a subsequent disposal of the Loan Notes, no chargeable gain or allowable loss will arise on such a disposal. There may, however, be a charge to tax as income (see (b) below).

          In certain circumstances, the above rules regarding the "roll-over" or "hold over" of any gain or loss will not apply to an Innogy Shareholder who (either alone or together with persons connected with him), holds more than five per cent. of, or of any class of, the shares in, or debentures of Innogy. Such persons are advised that an application for clearance has been made to the Inland Revenue under
          Section 138 of the Taxation of Chargeable Gains Act 1992 in respect of the Offer and, provided that such clearance is given, the benefit of the above rules regarding the "roll-over" or "hold over" of any gain or loss, will be available to such Innogy Shareholders. It is not a condition of the Offer that such clearance is obtained.

(b)  Taxation of Income

     Payments of interest on the Loan Notes may be made without withholding on account of Uk income tax.

     UK resident holders of Loan Notes will generally be liable to UK income tax or corporation tax on the amount of any interest received on their Loan Notes.

     In the case of individual or other non-corporate holders of Loan Notes, a charge to tax on income under the "accrued income scheme" may arise on a transfer of Loan Notes in respect of which interest has accrued since the preceding interest payment date.

     For a holder of Loan Notes within the charge to UK corporation tax, profits, gains and losses and fluctuations in the value of the Loan Notes (whether attributable to currency fluctuations or otherwise) will be taxed or relieved as income, broadly in accordance with the holder's authorised accounting method.

(c)  Other Direct Tax Matters

     Different tax treatment may apply to Innogy Shareholders who have acquired or agreed to acquire their Innogy Shares by exercising options under the Innogy Share Incentive Plans, including a possible charge to income tax when such an option is exercised.

(d)  Stamp Duty

     No stamp duty or stamp duty reserve tax should be payable by Innogy Shareholders as a result of accepting the Offer or on the issue of the Loan Notes.

     Under current Inland Revenue practice, no stamp duty or stamp duty reserve tax will be payable on the transfer or sale of (or agreement to transfer) Loan Notes.

The above summary is intended only as a general guide to the taxation position under uk tax legislation and does not constitute tax or legal advice. Any person who is in doubt as to his taxation position or who requires more detailed information should consult his own professional tax adviser.

7    US and German Taxation

(a)  US Taxation

     The following summary describes certain material US federal income tax consequences that may be relevant to US Holders of Innogy Securities that are considering the Offer.

     (i) This summary provides general information only and is directed solely at US Holders who hold their Innogy Securities as capital assets and whose functional currency is the US dollar. This summary does not discuss all the tax consequences that may be relevant to US Holders in light of their particular investment circumstances, such as investors subject to special tax rules, including: partnerships, banks, thrifts, real estate investment trusts, regulated investment companies, insurance companies, dealers in securities or currencies and tax-exempt investors,


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

          US Holders who received their Innogy Securities in return for services rendered or in connection with their employment, persons that own (directly or indirectly) 10 per cent. or more of Innogy voting stock or persons that hold their Innogy Securities as part of a hedge, straddle or other integrated transaction. This summary does not include descriptions of any alternative minimum tax consequences or the tax laws of any state or local government or of any foreign government that may be applicable to US Holders. Moreover, this summary does not discuss special tax provisions which may apply to individuals who relinquished their US citizenship or residence. This summary is based on the Internal Revenue Code of 1986, the Treasury regulations promulgated thereunder and administrative and judicial interpretations thereof, all as of the date hereof, and all of which are subject to change, possibly with retroactive effect, or different interpretations. No ruling has been requested from the Internal Revenue Service in connection with the Offer and no assurance can be given that the treatment described herein will be accepted by the Internal Revenue Service or, if challenged, by a US court.

     The us federal income tax rules are complex. The discussion set forth below is included for general information only and may not be applicable depending upon a holder's particular situation. us Holders should consult their tax advisers with respect to the current and possibly future federal, state, local and foreign tax consequences to them of accepting the Offer.

     (ii) US Holders who sell their Innogy Securities pursuant to the Offer will generally recognise taxable gain or loss equal to the difference between their amount realised and their tax basis in their Innogy Securities. Such gain or loss generally will be US-source capital gain or loss and will be long-term if such US Holders held their Innogy Securities for more than one year. US Holders who receive US dollars in exchange for their Innogy ADSs will have an amount realised equal to the payments they receive. Although the law regarding US Holders who receive foreign currency in exchange for securities in a tender offer is unclear, cash basis taxpayers, or accrual basis taxpayers that make an election, who receive pounds sterling in exchange for their Innogy Securities should have an amount realised equal to the dollar value of the pounds sterling they receive, calculated using the spot rate on the date the Offeror makes the funds available to the relevant payment agent. Accrual basis taxpayers that do not make an election who receive pounds sterling in exchange for their Innogy Securities should have an amount realised equal to the dollar value of the pounds sterling received, calculated using the spot rate on the date such US Holders' tenders are irrevocably accepted; such US Holders may realise a foreign currency exchange gain or loss resulting from fluctuations in the US dollar/pound sterling exchange rate between the date their tenders are irrevocably accepted and the date the Offeror makes the funds available to the relevant payment agent. US Holders who receive pounds sterling may recognise foreign currency exchange gain or loss due to fluctuations in the exchange rate upon a subsequent conversion into US dollars of the pounds sterling received. Any foreign currency exchange gain or loss will be ordinary income or loss and will be US-source gain or loss.

          In its most recent annual report on Form 20-F filed with the SEC in respect of the financial year ended 31 March 2001, Innogy stated its belief that it was not a passive foreign investment company (a "PFIC") for US Federal income tax purposes. This status must be determined annually but the Offeror assumes this to continue to be true. If Innogy were to be a PFIC, the tax consequences to the US Holders could, depending upon the individual circumstances of each holder, differ from those described herein.

     (iii)Non-corporate US Holders may be subject to US federal backup withholding tax (imposed at a rate of 30 per cent.) and information reporting on payments received under the Offer if they fail to furnish and certify their correct taxpayer identification number in the manner required or otherwise fail to establish a basis for exemption. To prevent backup withholding, US Holders should complete Internal Revenue Service Form W-9 or a valid substitute form. Amounts withheld from payments to US Holders generally will be allowed as a credit against the US Holders' US federal income tax liability, provided that the required information is furnished to the Internal Revenue Service in a timely manner.


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


(b) German Taxation

     (i) Interest on the Loan Notes - German withholding tax Interest on the Loan Notes may be paid by the Offeror without having to account for any German withholding tax.

     (ii) Loan Notes - other German tax issues Holders of Loan Notes who are not resident in Germany and have no connection with Germany other than by virtue of their holding of Loan Notes should incur no liability to German tax in respect of payments of interest or principal on the Loan Notes or any sale or other disposal of their Loan Notes.

          No German stamp or other registration duty should be due on the issue, transfer or sale of (or agreement to transfer)Loan Notes.

     (iii) Proposed EUSavings Directive

          On 13 December 2001 the Council of the European Union published a revised draft directive regarding the taxation of savings income, for the purpose of negotiations with third parties. It is proposed that each EUMember State under its domestic law requires paying agents (within the meaning of the directive)established within its territory to provide to the tax authorities of another EUMember State details of the payment of interest or other similar income such as discount or premium to an individual resident in that other EUMember State. However, for a transitional period of seven years Austria, Belgium and Luxembourg may opt instead to withhold tax from such payments. The proposed directive is to be implemented by the Member States by 1 January 2004. It is envisaged that the Council of the EUwill decide by unanimity on a final text of the directive no later than 31 December 2002. However, since the implementation of the proposal is subject to certain non EUMember States and associated territories and dependencies of EUMember States also agreeing to supply information or imposing a withholding tax it is currently not possible to predict whether, when, or in what form the proposal will ultimately be adopted.

The above summary is intended only as a general guide to the taxation position under German tax legislation and does not constitute tax or legal advice. Any person who is in doubt as to his taxation position or who requires more detailed information should consult his own professional tax adviser.

8    Sources and Bases of Information

(a)  Unless otherwise stated:

     (i) financial information relating to Innogy has been extracted from the relevant published audited annual report and unaudited interim results of Innogy and/or other public statements made by Innogy; and

     (ii) financial  information  relating  to RWE has been  extracted  from the
          relevant   published   audited   annual  report  and/or  other  public
          statements made by RWE.

(b) The value of the issued share capital of Innogy ((pound)3.1 billion; EUR5.0 billion) is calculated on the basis of 1,132.3 million Innogy Shares in issue as at 21 March 2002.

(c) The enterprise value of Innogy is calculated to be approximately (pound)5.2 billion (EUR8.5 billion) on the basis of a fully diluted share capital of 1,183.4 million Innogy Shares less an adjustment of 15.8 million Innogy Shares (being RWE's estimate of the appropriate adjustment for the time apportionment of options that could be exercised under certain of Innogy's Save As You Earn share option schemes), plus RWE's estimate of Innogy's net debt at closing of approximately (pound)2.1 billion (EUR3.4 billion) less an amount of (pound)62 million (EUR100 million) (being RWE's estimate of option money proceeds if all options (adjusted for time apportionment) were exercised).

(d)  RWE's  estimate  of  net  debt  at  closing   excludes  any  movement  from
     operational cash flow from 31 March 2002 until closing.

(e) The Closing Prices referred to have been derived from the Official List of the London Stock Exchange or, in the case of Innogy ADSs, from Reuters. The average closing price of an Innogy Share and an Innogy ADS for the one month to 15 February 2002 have been derived from Reuters.

(f) Exchange rates of (pound)1:EUR1.6160 and (pound)1:US$1.4270 have been used throughout this document.

9    Service Contracts

(a) Each of the Executive Directors named below has entered into a service contract with Innogy providing for the relevant remuneration and benefits described below:

     Name                                                         Annual Salary*
     Dr. Brian Count                                              (pound)430,000
     Mike Bowden                                                  (pound)220,000
     Andrew Duff                                                  (pound)290,000
     Steve Fletcher                                               (pound)290,000
     Tim Weller                                                   (pound)240,000

     * Each of the executive directors' salaries is reviewed annually at the board's discretion.

(b) Brian Count has a contract which can be terminated by Innogy by giving not less than 12 months' written notice, or immediately, without notice, provided Innogy makes a payment to Brian Count equal to the aggregate of
     (i) 100 per cent. of his prevailing annual salary and (ii) (pound)9,994 uplifted by the percentage increase in the General Index of Retail Prices since 1 April 1997, as published by the British Government. If Innogy terminates Brian Count's employment otherwise than for cause (as defined in his service agreement) or Brian Count is constructively dismissed (as defined in his service agreement) Innogy shall, by way of liquidated damages, at Brian Count's request, (i) procure he becomes entitled to an immediate early retirement pension under Executive Section of the Innogy Group Pension Scheme and (ii) pay him a lump sum equal to the aggregate of 100 per cent. of his prevailing annual salary and (pound)9,994 uplifted as described above (less certain deductions). Brian Count may terminate his employment by giving not less than six months' written notice.

(c) Mike Bowden has a contract to serve as Managing Director of Corporate Services and Company Secretary which is terminable by Innogy giving 12 months' prior written notice or, immediately by Innogy making a payment equal to 12 months' salary. In addition, Mike Bowden may terminate his contract by giving six months' prior written notice to Innogy and Innogy may make a payment of six months' salary in lieu of notice.

(d) Mike Bowden's previous service contract was as Company Secretary and (non-board) Director of Legal and Regulatory Affairs. This contract was terminable by Innogy on the giving of not less than 12 months' prior written notice or by Mike Bowden on the giving of not less than six months' prior written notice. The service agreement allowed Innogy, at its sole and absolute discretion, to terminate Mike Bowden's employment immediately on the payment of 12 months' salary. His basic annual salary under this contract was (pound)180,000. He was eligible to participate in any annual performance plan and any long term incentive plan established for him by Innogy. Other benefits were provided under the same terms as described for Executive Directors.

(e) Steve Fletcher's contract may be terminated by Innogy giving not less than 12 months' prior written notice or by Steve Fletcher giving Innogy not less than six months' prior written notice. Innogy may terminate Steve Fletcher's employment immediately provided Innogy makes a payment to him equal to 100 per cent. of his prevailing annual salary.

(f) Andrew Duff's contract may be terminated by Innogy giving not less than 12 months' prior written notice or by Andrew Duff giving Innogy not less than six months' prior written notice. Innogy may terminate Andrew Duff's employment immediately provided that it makes a payment to him equal to 100 per cent. of his prevailing annual salary. Andrew Duff has been issued with a letter from Innogy confirming that in the event of him being retired compulsorily under the Executive Section of the Innogy Group Pension Scheme as a result of reorganisation or redundancy, he will be entitled, in respect of any pension in the Scheme, to either (i) an immediate pension under the Scheme if he is aged 50 or over, although the pension may be reduced for early retirement, or (ii) to choose to receive his pension under the Scheme if he has not reached age 50, although the pension may be reduced for early retirement. This letter reflects his existing entitlement under the rules of the Scheme.

(g) Tim Weller's contract may be terminated by Innogy giving 12 months' prior written notice or, immediately by Innogy making a payment equal to 12 months' salary. Tim Weller may terminate his contract by giving six months' prior written notice to Innogy and Innogy may make a payment of six months' salary in lieu of notice. During the first year of his employment (which commenced on 7 January 2002), Tim Weller is entitled to receive a minimum bonus of 25 per cent. of his salary paid in two tranches, the first to be paid in May 2002 in respect of the period up to 31 March 2002 and the balance to be paid in May 2003 in respect of the period from 1 April 2002 to 6 January 2003. After the first year of his employment, Tim Weller is entitled to participate in the annual performance bonus plan. In addition Tim Weller is eligible to participate in the LTIP - see below.

(h) Executive Directors are eligible for the annual performance bonus, a non-pensionable cash payment for achieving performance targets. The target level payment to Executive Directors for the achievement of targets is 25 per cent. of base salary, while a maximum of 50 per cent. of base salary is attainable where exceptional performance is achieved.

(i) Executive Directors participate in the LTIP. Awards under the LTIP vest if the performance condition based on total shareholder return compared to the comparator group (at least ten companies from the Utilities sector listed in the FTSE 100 and FTSE 250 indices and other companies of a similar profile with which it competes for capital and talent) is satisfied. If Total Shareholder Return (as defined) over the three-year measurement period results in it being ranked in the top quartile of the comparator group, awards will vest in full. If performance is below the median position within the Comparator Group (as defined), awards will be forfeited. Where performance is equal to the median position, 50 per cent. of the shares subject to awards will vest and be transferred to participants. Where performance is between the median and upper quartile positions, awards will vest pro rata on a linear scale.

(j) The Executive Directors may also participate in the Sharesave Plan. They do not participate in Innogy's other share option plans but they hold options over Innogy Shares granted in consideration of the cancellation of options previously held over National Power plc shares.

(k) Each of Brian Count, Steve Fletcher and Mike Bowden have been issued with letters from Innogy confirming that in the event of being retired compulsorily under the Executive Section of the Innogy Group Pension Scheme as a result of reorganisation or redundancy, they will each be entitled, in respect of any pension in the Scheme to either (i) an immediate pension under the Scheme, without any deduction for early retirement if they are aged 50 or over, or (ii) to choose to receive their pension under the Scheme, without any deduction for early retirement, if they have not reached age 50. These letters reflect their existing entitlements under the rules of the Scheme.

(l) The non-executive Directors (Ross Sayers, Yvonne Constance, Richard Delbridge, Sir Brandon Gough and Sir Robin Mountfield) do not have service contracts and have been appointed until the annual general meeting to be held in 2003, subject to prior termination in accordance with the Articles of Association. The non-executive Directors receive fees for their services as follows:

     Name                    Annual Fee
     Ross Sayers            (pound)175,000*
     Yvonne Constance       (pound)35,000 plus(pound)5,000 for chairing the Corporate Responsibility Committee
     Richard Delbridge      (pound)35,000 plus(pound)5,000 for chairing the Audit Committee
     Sir Brandon Gough      (pound)35,000 plus(pound)5,000 for chairing the Remuneration Committee
     Sir Robin Mountfield   (pound)35,000 plus(pound)5,000 for chairing the Health and Safety Committee

     * Ross Sayers is provided with a company car and membership of a company healthcare plan.

     Save as disclosed above, there are no service contracts between any Director of Innogy and any member of the Innogy Group having more than 12 months to run and no such contract has been entered into or amended within the six months preceding the date of this document.

10   Other Information

(a) As an inducement to RWE to make the Offer, RWE and Innogy have entered into a letter agreement. Such letter agreement provides for (i) Innogy to pay to RWE a fee of (pound)20 million (EUR32 million) if the Offer lapses or is withdrawn following a competing offer and such competing offer becomes or is declared unconditional in all respects; and (ii) RWE to pay to Innogy the same amount if the Offer does not become or is not declared unconditional in all respects as a result of the regulatory conditions to the Offer not being satisfied in certain circumstances.

(b) Other than the letter agreement referred to in (a) above and save as otherwise disclosed in this document, no agreement, arrangement or understanding (including any compensation arrangement) exists between the Offeror or any party acting in concert with the Offeror and any of the Directors of Innogy, recent Directors of Innogy, holders of Innogy Securities or recent holders of Innogy Securities having any connection with or dependence upon the Offer.

(c) The Offer is not conditional on any financing arrangement. The total amount of funds required by the Offeror to purchase all issued Innogy Securities pursuant to the Offer and to pay fees and expenses related to the Offer and the subsequent compulsory acquisition is estimated to be approximately (pound)3.3 billion (EUR5.3 billion). The Offeror plans to obtain all funds needed for the Offer and any subsequent compulsory acquisition of Innogy Shares and Innogy ADSs through capital contributions and loans from RWE , which intends to use short-term financings and existing liquid resources to raise such funds. RWE may later refinance such short-term financings through long-term bond issues. The Offeror does not intend that the payment of interest on, the repayment of or the security for, any liability (contingent or otherwise) will depend to any significant extent on the business of Innogy. Merrill Lynch has confirmed that resources are available to the Offeror sufficient to satisfy full acceptance of the Offer.

(d) No agreement, arrangement or understanding exists whereby any Innogy Securities acquired in pursuance of the Offer will be transferred to any other person, save that the Offeror reserves the right to transfer any Innogy Securities to any of its subsidiaries.

(e) None of the Offeror, any person acting in concert with the Offeror, Innogy and any associate of Innogy has any arrangement (including indemnity or option arrangement) or any agreement or understanding, formal or informal, of whatever nature with any person, relating to relevant securities of Innogy or the Offeror which may be an inducement to deal or refrain from dealing.

(f) Merrill Lynch has given and not withdrawn its written consent to the issue of this document with the inclusion of its letter and the references to its name, including the reference to its valuation of the Loan Notes, in the form and context in which they appear.

(g) CSFB and Deutsche Bank have given and not withdrawn their respective written consent to the issue of this document with the inclusion herein of the references to their respective names in the form and context in which they appear.

(h) The expenses of, or incidental to, the preparation and implementation of the Offer will be paid by the RWE Group, if the Offer is successful, or each party in respect of its own respective expenses, if the Offer is unsuccessful.

(i) Save as disclosed in this document, there has been no material change in the financial or trading position of the Offeror or of the RWE Group or in any information published on behalf of the Offeror or of the RWE Group since 31 December 2001, the date to which the latest audited accounts for the RWE Group were prepared.

(j) Save in respect of the acquisition of the supply businesses of Yorkshire Electricity Group plc and Northern Electric plc and the consequent impact on net debt disclosed in this document and as otherwise disclosed in this document, there has been no material change in the financial or trading position of Innogy or in any information published on behalf of Innogy since 31 March 2001, the date to which the latest audited accounts for Innogy were prepared.

(k) On 18 January 2002, the Chairman of the Management Board of RWE called the Chief Executive of Innogy to seek a meeting to present a proposal to the Board of Innogy for its consideration.

     On 22 January 2002, a further conversation took place between the Chairman of the Management Board of RWE and the Chief Executive of Innogy. The CEO of Innogy agreed to take RWE's request for a meeting to the regular Innogy board of 30 January 2002. Following that board meeting, it was agreed that RWE would present RWE's proposal to Innogy senior management at a face-to-face meeting on 5 February 2002.

     On 5 February 2002, there was a meeting attended by certain Management Board members of RWE and certain board members of Innogy at which RWE presented a specific proposal to Innogy, together with a rationale for the business combination. At that meeting, it was agreed that RWE would write to Innogy with some views on how it had approached its valuation of Innogy. This letter was sent from the Chairman of the Management Board of RWE to the Chief Executive of Innogy on 11 February 2002. On 12 February 2002, the Chief Executive of Innogy sent a holding reply and on 15 February 2002 he replied more fully. On 19 February 2002, the Chairman of the Management Board of RWE and the Chief Executive of Innogy spoke on the telephone and it was agreed that there would be a meeting between senior executives of RWE and Innogy later that week. Following an exchange of letters and telephone calls, a meeting between senior executives of RWE and Innogy was held on 22 February 2002, at which a process of exchanging certain limited information was initiated.

     During the week of 25 February 2002, meetings took place between employees of RWE and Innogy at which potential benefits of a transaction and aspects of Innogy's business were discussed. A confidentiality agreement, allowing for the exchange of certain limited non public information between RWE and Innogy, was entered into on 28 February 2002. At a meeting between certain Management Board members of RWE and certain board members of Innogy on 1 March 2002, it was agreed that RWE would revert to Innogy on 8 March 2002, following completion of further analysis.

     Further meetings and telephone conversations took place between RWE and Innogy and their respective representatives over the following week and on 8 March 2002, certain members of the Management Board of RWE and certain board members of Innogy met and RWE confirmed its earlier proposal and requested further due diligence and a meeting involving each Company's CEO.

     On 12 March 2002, the Chairman of the Management Board of RWE and the Chief Executive of Innogy spoke on the telephone and RWE put forward an increased proposal, subject to certain conditions. It was agreed that, in addition to the information exchange already undertaken, RWE and its advisers would conduct a further due diligence process, which commenced on 14 March 2002.

     From 14 March 2002, until announcement of the Offer on 22 March 2002, there were due diligence and organisational meetings and telephone conversations between RWE and Innogy and their respective advisers.

     On 20 March 2002, the Supervisory Board of RWE approved the Offer and on 21 March 2002 the board of Innogy agreed to recommend the Offer of 275p per Innogy Share, subject to the settlement of the last open issues which took place in the evening of 21 March 2002, with announcement of the Offer on 22 March 2002.

(l) Merrill Lynch is acting as the financial adviser to RWE and the Offeror in connection with the Offer, for which it will receive customary fees, together with reimbursement of reasonable expenses. In addition, RWE has agreed to indemnify Merrill Lynch against, among other things, certain claims, losses and expenses suffered or incurred by Merrill Lynch arising from its engagement.

     RWE has retained Lloyds TSBRegistrars as the Receiving Agent and The Bank of New York as the Depository. Neither the Receiving Agent nor the Depositary have been retained to make solicitations or recommendations. They will receive reasonable and customary compensation for their services, will be reimbursed for certain reasonable out-of-pocket expenses and will be indemnified against certain liabilities and expenses in connection therewith.

     In addition, RWE has retained Georgeson Shareholder Communications to act as the Information Agent in connection with the Offer. The Information Agent will receive reasonable and customary compensation for its services, will be reimbursed for certain reasonable out-of-pocket expenses and will be indemnified against certain liabilities and expenses in connection therewith.

     Neither RWE nor the Offeror will pay any fees or commissions to any broker or dealer or other person (except as set forth above) in connection with the solicitations of tenders of Innogy Securities pursuant to the Offer.

     Brokers, dealers, commercial banks and trust companies will be reimbursed by RWE for customary mailing and handling expenses incurred by them in forwarding offering material to their customers. (m) The RWE Group and the Innogy Group have during the past two years entered into a number of arms' length transactions in the ordinary course of business in relation to the sale and purchase of electricity, coal, fuel, water and waste water services.

(n) The Offeror is not aware of any jurisdiction where the making of the Offer is prohibited by any administrative or judicial action pursuant to any valid state statute of any state of the United States. If the Offeror becomes aware of any valid US state statute prohibiting the making of the Offer, the Offeror will make a good faith effort to comply with such US state statute or seek to have such statute declared inapplicable to the Offer. If, after such good faith effort, the Offeror cannot comply with any such state statute, the Offer will not be made (and tenders will not be accepted from or on behalf of) holders in such state. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Offeror by one or more registered brokers or dealers which are licensed under the laws of such jurisdiction.

(o) None of the Offeror, RWE or, to the best knowledge of the Offeror or RWE, any of the persons listed in paragraphs 2(a)-(c) of this Appendix or any associate or majority-owned subsidiary of the Offeror, RWE or any of the persons so listed, beneficially owns any equity security of Innogy, and none of the Offeror, RWE or, to the best knowledge of the Offeror or RWE, any of the other persons referred to above, or any of the respective directors, executive officers or subsidiaries of any of the foregoing, has effected any transaction in any equity security of Innogy during the past 60 days.

     Except as described in this Offer Document, (a) there have not been any contacts, transactions or negotiations between the Offeror, RWE, any of their respective subsidiaries or, to the best knowledge of the Offeror or RWE, any of the persons listed in paragraphs 2(a)-(c) of this Appendix, on the one hand, and Innogy or any of its directors, officers or affiliates, on the other hand, that are required to be disclosed pursuant to the rules and regulations of the SEC and (b) none of the Offeror, RWE or, to the best knowledge of the Offeror or RWE, any of the persons listed in paragraphs 2(a)-(c) of this Appendix has any contract, arrangement, understanding or relationship with any person with respect to any securities of Innogy.

11   Documents Available for Inspection

Copies of the following documents will be available for inspection at the offices of Allen & Overy, One New Change, London EC4M 9QQ, during usual business hours on any week day (Saturdays, Sundays and public holidays excepted) while the Offer remains open for acceptance:

(a) the notarial deed of incorporation of the Offeror and the articles of incorporation (Satzung) of the Offeror and RWE;

(b)  the memorandum and articles of association of Innogy;

(c) the published audited consolidated accounts of the RWE Group for the financial year ended 30 June 2001 and for the truncated financial year ended 31 December 2001;

(d) the published audited consolidated accounts of the Innogy Group for the financial year ended 31 March 2001, containing also the proforma statutory and comparative accounts for the Innogy Group for the financial year ended 31 March 2000;

(e) the service agreements of the Directors of Innogy of more than one year's duration and related letters referred to in paragraph 9 above;

(f) the material contracts of the Innogy Group referred to in paragraph 5 above;

(g) the material contracts of the RWE Group referred to in paragraph 5 above (apart from the contracts referred to at paragraphs 5(a)(iii) and (v), which, with the consent of thePanel, are not available for inspection);

(h) the letter of valuation of the Loan Notes by Merrill Lynch dated 26 March 2002;

(i)  the written consents referred to in paragraph 10 above;

(j) copies of the irrevocable undertakings to accept the Offer given by certain of the Directors of Innogy and referred to in the letter from Merrill Lynch;

(k)  the inducement fee letter agreement referred to in paragraph 10(a) above;

(l)  the form of the Loan Note Instrument; and

(m) a full list of all dealings where the Panel has given consent to aggregation of dealings.

Additionally, RWE and the Offeror have filed with the SEC a Tender Offer Statement on Schedule TO, together with exhibits, furnishing certain additional information with respect to the Offer. In addition, Innogy has filed a Solicitation/Recommendation Statement on Schedule 14D-9, together with exhibits, setting forth its recommendation with respect to the Offer and the reasons for such recommendation and furnishing certain additional related information. Free copies of these documents are available on the SEC's website at www.sec.gov.

12   Certain Consequences of the Offer

(a)  Market effect

     The past performance of the price of Innogy Shares and Innogy ADSs is no guide to the future performance of Innogy Securities.

     The purchase of Innogy Securities pursuant to the Offer will reduce the number of holders of Innogy Securities and the number of Innogy Securities that might otherwise trade publicly and, depending upon the number of Innogy Securities so purchased, could adversely affect the liquidity and market value of the remaining Innogy Securities held by the public. In addition, when the Offer becomes or is declared unconditional in all respects, the Offeror intends to procure that Innogy applies to the UK Listing Authority for official listing and to the London Stock Exchange for the admission to trading of the Innogy Shares to be cancelled. It is anticipated that such cancellation will take effect no earlier than 20 business days after the Offer becomes unconditional in all respects. The Offeror would also intend to procure that Innogy applies for de-listing of the Innogy ADSs from the New York Stock Exchange. Such de-listing and cancellation would significantly reduce the liquidity and marketability of any Innogy Securities not tendered in the Offer. The Offeror also may request that Innogy should terminate the existing deposit agreement through which the ADS programme is operated.

     The value of all investments and the outcome from them can fall as well as rise and not all the amount invested may be realised. Holders of Innogy ADSs accepting the Offer and electing to receive consideration in US dollars should be aware that they will be exposed to foreign currency risk.

(b)  Public availability of information

     In the event that Innogy Shares continue to be listed on the Official List of the UK Listing Authority following the Offer becoming or being declared unconditional in all respects, holders of Innogy Shares who have not accepted the Offer will continue to receive the same financial and other information from Innogy that Innogy is presently required by the Listing Rules to send to such holders. If Innogy Shares are no longer listed on the Official List of the UK Listing Authority following the Offer, Innogy would no longer be required by those rules to make publicly available such financial and other information.

     The Innogy ADSs and the Innogy Shares (not for trading but in connection with the listing of the Innogy ADSs) are currently registered under the Exchange Act. Registration of such Innogy ADSs and Innogy Shares may be terminated upon application of Innogy to the SEC if Innogy ADSs are neither listed on a national securities exchange nor held by 300 or more beneficial owners in the US. Termination of registration of Innogy ADSs and Innogy Shares under the Exchange Act would substantially reduce the information required to be furnished by Innogy to holders of Innogy ADSs and to the SEC and would make certain provisions of the Exchange Act, such as the requirements of Rule 13e-3 thereunder with respect to "going private" transactions, no longer applicable to Innogy. If, as a result of the purchase of Innogy ADSs pursuant to the Offer and prior to completing the compulsory acquisition procedures referred to in paragraph 7 of Part B of Appendix I above, Innogy is not required to maintain registration


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


     of Innogy ADSs and Innogy Shares under the Exchange Act, the Offeror would intend to cause Innogy to apply for termination of such registration.

(c)  Margin Regulations

     Innogy ADSs are currently "margin securities" under the regulations of the Board of Governors of the US Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit on the collateral of the Innogy ADSs. Depending upon factors similar to those described above regarding listing and market quotations, it is possible that, following the Offer, the Innogy ADSs would no longer constitute "margin securities" for purposes of the margin regulations of the Federal Reserve Board and therefore could no longer be used as collateral for loans made by brokers.

13   Regulatory Approvals

(a)  EU Merger Control

     The Offer gives rise to a concentration with a community dimension under Council Regulation (EEC) 4064/89, as amended (the "Regulation") and it is anticipated that a notification will be made to the European Commission in the near future. The Offer is conditional on, amongst other things, the European Commission indicating in terms satisfactory to the Offeror that it does not intend to initiate an in-depth investigation under Article 6(1)(c) of the Regulation in respect of the Offer or any matter arising therefrom. The European Commission will only initiate such an in-depth investigation if it finds that the Offer or any matter arising therefrom falls within the scope of the Regulation and raises serious doubts as to the compatibility of the concentration with the common market. Where the European Commission finds that the Offer or any matter arising therefrom falls within the scope of the Regulation but does not raise serious doubts as to the compatibility of the concentration with the common market, it will not oppose it and will declare that it is compatible with the common market. The European Commission has one calendar month (beginning on the first working day following the date on which a complete notification is received by the European Commission) to make its decision whether to clear the notified concentration or whether to initiate an in-depth investigation (subject to a possible extension to six weeks).

(b) Under the provisions of the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the regulations thereunder, RWE must observe a 30-calendar day waiting period that begins when RWE files a Notification and Report Form with respect to the Offer. RWE is in process of preparing that filing. The Acquisition may be consummated after the expiration or early termination of the waiting period. If either the Antitrust Division of the US Department of Justice or the US Federal Trade Commission issues a request for additional information or documentary material, the waiting period is extended until the parties have complied with the request and observed an additional 30-calendar day waiting period. Expiration or termination of the applicable waiting period is one of the Conditions of the Offer.


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

                                   APPENDIX VI

                                   Definitions

"Acceptance Condition"                  the Condition as to acceptances  set out
                                        in paragraph (a) of Part A of Appendix I to this document

"Acceptance Forms"                      the Form of Acceptance  and, in relation
                                        to holders of Innogy ADSs only, the Letter of Transmittal and the Notice of Guaranteed Delivery, accompanying this document pursuant to the Offer

"Acquisition"                           the proposed acquisition of the whole of
                                        the  issued  and  to  be  issued   share
                                        capital   of  Innogy   by  the   Offeror
                                        pursuant to the Offer

"Agent's Message"                       a message  transmitted  by a  Book-Entry
                                        Transfer  Facility  to, and received by,
                                        the  Depositary  and  forming  part of a
                                        Book-Entry Confirmation that states that
                                        such  Book-Entry  Transfer  Facility has
                                        received an express acknowledgement from
                                        the   participant  in  such   Book-Entry
                                        Transfer    Facility    tendering    the
                                        interests   in  Innogy  ADSs  that  such
                                        participant  has  received and agrees to
                                        be bound by the  terms of the  Letter of
                                        Transmittal  and  that the  Offeror  may
                                        enforce  such   agreement   against  the
                                        participant

"Book-Entry Confirmation"               the   confirmation   of   a   book-entry
                                        transfer   of   Innogy   ADSs  into  the
                                        Depositary's  account  at  a  Book-Entry
                                        Transfer Facility

"Book-Entry Transfer Facility"          each of the Depository Trust Company and
                                        any other book-entry transfer facility

"business day"                          a  day  on  which  banks  are  open  for
                                        business in London (excluding Saturdays,
                                        Sundays and public holidays)

"certificated" or "certificated form"   in   relation   to  a  share   or  other
                                        security,  a  share  or  other  security
                                        title  to  which  is   recorded  in  the
                                        relevant   register  as  being  held  in
                                        certificated form

"CEO"                                   chief executive officer

"CHP"                                   combined heat and power

"City                                   Code"  the City  Code on  Takeovers  and
                                        Mergers

"Closing Date"                          3.00 p.m. (London time), 10.00 a.m. (New
                                        York  City  time),  on  26  April  2002,
                                        unless and until the  Offeror,  with the
                                        consent  of the  Panel or in  accordance
                                        with  the City  Code  and in  accordance
                                        with  the  Exchange   Act,   shall  have
                                        extended  the  Offer,  in which case the
                                        term  "Closing   Date"  shall  mean  the
                                        latest time and date at which the Offer, as so extended by the Offeror, will expire or, if earlier, the time at which the Conditions are satisfied, fulfilled or, to the extent permitted, waived

"Closing Price"                         the middle-market quotation of an Innogy
                                        Share  at the  close  of  business  on a
                                        particular  trading day as derived  from
                                        the Daily  Official List or, as the case
                                        may be, the last  reported sale price of
                                        an  Innogy  ADS  as   reported   on  the
                                        NYSEComposite Transactions Tape

"Companies Act"                         the Companies Act 1985, as amended

"Conditions"                            the  conditions  of the Offer set out in
                                        Part A of Appendix I to this document, and "Condition" means any one of them

"Credit Suisse First Boston" or "CSFB"  Credit  Suisse  First  Boston   (Europe)
                                        Limited

"CREST" the relevant system (as defined in the Regulations) operated by CRESTCo

"CRESTCo"                               CRESTCo Limited


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

"CREST member"                          a  person  who  has  been   admitted  by
                                        CRESTCo as a system-member (as defined in the Regulations)

"CREST participant"                     a person who is, in relation to CREST, a
                                        system-participant  (as  defined  in the
                                        Regulations)

"CREST sponsor"                         a person who is, in relation to CREST, a
                                        sponsoring     system-participant    (as
                                        defined in the Regulations)

"CREST sponsored member"                a CREST  member  admitted  to CREST as a
                                        sponsored member under the sponsorship of a CREST sponsor

"Daily Official List"                   the Daily  Official  List of the  London
                                        Stock Exchange

"Depositary"                            The Bank of New York,  at addresses  set
                                        forth in the Letter of Transmittal

"Deutsche Bank"                         Deutsche Bank AG London

"Directors of RWE"                      the  members  of  the  Management  Board
                                        referred   to  in   paragraph   2(a)  of
                                        Appendix V to this document

"Directors of Innogy"                   the  directors of Innogy  referred to in
                                        paragraph 2(d) of Appendix V to this document

"Eligible Institution"                  a  financial   institution  which  is  a
                                        participant in the  Securities  Transfer
                                        Association  Medallion Program,  the New
                                        York Stock Exchange Medallion Program or the Stock Exchange Medallion Program

"EUR" euro, the currency introduced at the start of the third stage of economic union pursuant to the treaty establishing the European Union

"Exchange Act"                          the United  States  Securities  Exchange
                                        Act of 1934 (as amended) and the rules and regulations promulgated thereunder

"Financial Services Authority"          Financial Services Authority Limited

"Form of Acceptance"                    in relation to Innogy  Shares,  the form
                                        of acceptance, authority and election relating to the Offer which is being sent with the Offer Document for use by Innogy Shareholders wishing to accept the Offer

"Further Terms"                         the  further  terms of the Offer set out
                                        in Part B of Appendix I to this document

"GEMA"                                  the   Gas   and   Electricity    Markets
                                        Authority

"Helpline"                              the   telephone   helpline  run  by  the
                                        Information Agent (0845 300 2527 from the UK, 866 867 1144 from the US and +44
                                        20 7335 7287 from other countries)

"Information Agent"                     Georgeson   Shareholder   Communications
                                        Limited  (in  the  United  Kingdom)  and
                                        Georgeson  Shareholder   Communications,
                                        Inc. (in the United States)

"Initial Offer Period"                  the  period   during   which  the  Offer
                                        remains conditional, which commences on the date of this document and expires on the earlier of the Offer lapsing or becoming or being declared unconditional in all respects in accordance with its terms

"Innogy"                                Innogy Holdings plc

"Innogy ADRs"                           American  Depositary Receipts evidencing
                                        Innogy ADSs

"Innogy ADSs"                           American    Depositary   Shares,    each
                                        representing 10 Innogy Shares, evidenced by Innogy ADRs

"Innogy Group"                          Innogy and its  subsidiary  undertakings
                                        and, where the context admits, each of them

"Innogy Securities"                     Innogy Shares and Innogy ADSs


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

"InnogyShareIncentivePlans"             the Innogy Holdings Unapproved Executive
                                        Share Option Plans,  the Innogy Holdings
                                        Sharesave  Plans,  the  Innogy  Holdings
                                        Profit Sharing Plan, the Innogy Holdings
                                        Company  Share Option  Plan,  the Innogy
                                        Holdings  Management  Share  Option Plan
                                        and  the  Innogy   Holdings   Long  Term
                                        Incentive Plan

"Innogy Shareholders"                   holders of Innogy Shares

"Innogy Sharesave Plans"                the Innogy Holdings  Unapproved SAYEPlan
                                        and the Innogy Holdings Sharesave Plan

"Innogy Shares"                         ordinary  shares  of 10  pence  each  in
                                        Innogy

"KPMG"                                  KPMG Audit plc

"Letter of Transmittal"                 in relation to Innogy  ADSs,  the letter
                                        of transmittal relating to the Offer which is being sent with the Offer
                                        Document  for use by  holders  of Innogy
                                        ADSs wishing to accept the Offer

"Loan Notes"                            the  unsecured  loan notes  which may be
                                        issued by the Offeror pursuant to the Loan Note Alternative, having the rights and being subject to the restrictions to be set out in the Loan Note Instrument

"Loan Note Alternative"                 the right of Innogy  Shareholders (other
                                        than certain overseas shareholders) who validly elect to receive Loan Notes instead of all or part of the cash to which they would otherwise have been entitled under the Offer

"Loan Note Instrument"                  the loan  note  instrument  constituting
                                        the Loan  Notes,  the terms of which are
                                        summarised   in   Appendix  II  to  this
                                        document     (and    any     instruments
                                        supplemental thereto)

"London Stock Exchange"                 London Stock Exchange plc

"LTIP"                                  Innogy long term incentive plan

"member account ID"                     the   identification   code  or   number
                                        attached to any member account in CREST

"Merrill Lynch"                         Merrill Lynch International

"NETA"                                  New Electricity Trading Arrangements

"New York Stock Exchange" or "NYSE"     New York Stock Exchange, Inc.

"Noteholder"                            a holder of Loan Notes

"Notice of Guaranteed Delivery"         the   notice  of   guaranteed   delivery
                                        relating to the Offer for use by holders of Innogy ADSs

"Offer" the recommended offer to be made by the Offeror and (outside the US) by Merrill Lynch on its behalf to acquire all of the issued and to be issued Innogy Shares, including (as appropriate) the offer to acquire Innogy ADSs, on the terms and subject to the Conditions set out in the Offer Document and including where the context permits, any subsequent revision, variation, extension or renewal of such Offer

"Offer Document"                        this  document  and any  other  document
                                        containing the Offer

"Offer Period"                          the  period  commencing  on 17  February
                                        2002 until whichever of the following dates shall be the later of (a) 3.00 p.m. (London time) on 26 April 2002 and
                                        (b) the earlier of (i) the time at which the Offer lapses and (ii) the time at which the Offer becomes unconditional

"Offer Price"                           275  pence  for each  Innogy  Share  and
                                        2,750 pence for each Innogy ADS

"Offeror"                               GBV     Funfte      Gesellschaft     fur
                                        Beteiligungsverwaltung       mbH,      a
                                        wholly-owned subsidiary of RWE

"Official List"                         the  Official  List  of the  UK  Listing
                                        Authority


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

"Panel"                                 the Panel on Takeovers and Mergers

"participant ID"                        the  identification  code or  membership
                                        number used in CREST to identify a CREST member or other CREST participant

"poundssterling," "(pound)" or "pence"  the  lawful   currency   of  the  United
                                        Kingdom

"PwC"                                   PricewaterhouseCoopers

"Receiving Agent"                       Lloyds TSBRegistrars, Antholin House, 71
                                        Queen Street, London EC4N 1SL

"Registrar"                             Lloyds   TSBRegistrars,   The  Causeway,
                                        Worthing, West Sussex, BN99 6DA

"Regulations"                           the      Uncertificated       Securities
                                        Regulations 2001 (SI 2001 No. 3755)

"RWE"                                   RWE AG

"RWE Group"                             RWE and its subsidiary undertakings and,
                                        where the context admits, each of them

"SEC"                                   the   United   States   Securities   and
                                        Exchange Commission



"subsidiary", "subsidiary undertaking", shall be  construed in  accordance  with
"associated undertaking" or             the  Companies Act (but for this purpose
"undertaking"                           ignoring  paragraph 20(1)(b) of Schedule
                                        4A thereof)

"Subsequent Offer Period"               the period commencing  immediately after
                                        the end of the Initial Offer Period during which the Offer will remain open for acceptance

"TTE Instruction"                       a  transfer  to escrow  instruction  (as
                                        defined by the CREST Manual issued by CRESTCo)

"Thames Water"                          Thames Water Plc

"UK" or "United Kingdom"                the United  Kingdom of Great Britain and
                                        Northern Ireland

                                        in   relation   to  a  share   or  other
                                        security,  a  share  or  other  security
                                        title  to  which  is   recorded  in  the
                                        relevant   register   of  the  share  or
                                        security as being held in uncertificated
                                        form in CREST,  and  title to which,  by
                                        virtue  of  the   Regulations,   may  be
                                        transferred by means of CREST

"United States" or "US"                 the  United   States  of  America,   its
                                        territories and possessions, any State of the United States of America and the District of Columbia and all other areas subject to its jurisdiction

"US business day"                       any day, other than Saturday,  Sunday or
                                        a federal holiday in the United States, and consisting of the time period from
                                        12.01  a.m.  to 12.00  midnight  Eastern
                                        (US) time

"US dollar" or "US$"                    the lawful currency of the United States

"US Holder"                             a holder  of Innogy  Securities  that is
                                        (a) an  individual  who is a citizen  or
                                        resident  of the  United  States,  (b) a
                                        corporation or other entity taxable as a
                                        corporation  created or  organised in or
                                        under the laws of the  United  States or
                                        any political  subdivision  thereof, (c)
                                        an  estate,   the  income  of  which  is
                                        subject  to US federal  income  taxation
                                        regardless of its source or (d) a trust,
                                        if (i) a court within the United  States
                                        is able to exercise primary  supervision
                                        over its  administration and (ii) one or
                                        more US persons  have the  authority  to
                                        control all substantial decisions of the
                                        trust;  if a  partnership  holds  Innogy
                                        Securities,  the US  tax-treatment  of a
                                        partner will  generally  depend upon the
                                        status   of   partners   and   upon  the
                                        activities of the partnership

"US person"                             a US person as defined in  Regulation  S
                                        under the US Securities Act

"US Securities Act"                     the  US  Securities   Act  of  1933  (as
                                        amended) and the rules and regulations promulgated thereunder

                              TO ACCEPT THE OFFER:

1. Complete the hForm of Acceptance in accordance with paragraph 13 of the letter from Merrill Lynch contained on page 16 of this document. A step-by-step guide to completing the Form of Acceptance has been sent to you with this document.

2. Return as soon as possible the completed Form of Acceptance (along with any appropriate documents of title, such as your share certificate) using the enclosed reply-paid envelope.

     If you require help contact the Helpline on:

                           0845 300 2527 in the UK*
                           866 867 1144 in the US or
                           +44 20 7335 7287 elsewhere

Acceptances of the Offer must be received by 3.00 p.m. (London time) on 26 April 2002.


            IF YOU ARE A HOLDER OF INNOGY ADSs, TO ACCEPT THE OFFER:

1. Complete the Letter of Transmittal in accordance with paragraph 13(c) of the letter from Merrill Lynch.

2. Return as soon as possible the completed Letter of Transmittal (along with any appropriate documents of title, such as your Innogy ADRs) to the Depositary, using the enclosed reply-paid envelope.

*    Calls charged at local rate.


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